     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997

                                                     REGISTRATION NO. 333-27583
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NUMBER 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           RELIASTAR FINANCIAL CORP.
          (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

                                     6311                    41-1620373
        DELAWARE         (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     (STATE OR OTHER      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     JURISDICTION OF
    INCORPORATION OR
      ORGANIZATION)

                          20 WASHINGTON AVENUE SOUTH
                         MINNEAPOLIS, MINNESOTA 55401
                                (612) 372-5432
                         (ADDRESS AND TELEPHONE NUMBER
               OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               RICHARD R. CROWL
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           RELIASTAR FINANCIAL CORP.
                          20 WASHINGTON AVENUE SOUTH
                         MINNEAPOLIS, MINNESOTA 55401
                                (612) 342-3514
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
    THOMAS G. MORGAN           GALE K. BUSEMEYER          TIMOTHY L. LARGAY
   FAEGRE & BENSON LLP SECURITY-CONNECTICUT CORPORATION RICHARD S. SMITH, JR.
   2200 NORWEST CENTER         20 SECURITY DRIVE      MURTHA, CULLINA, RICHTER
 MINNEAPOLIS, MINNESOTA     AVON, CONNECTICUT 06001          AND PINNEY
          55402                 (860) 677-8621               CITYPLACE I
     (612) 336-3000                                       185 ASYLUM STREET
                                                        HARTFORD, CONNECTICUT
                                                                06103
                                                           (860) 240-6017

  Approximate date of commencement of proposed sale of the securities to the public: Upon the Effective Time of the Merger described herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

LOGO

                                                                   May 23, 1997

To the Stockholders of Security-Connecticut Corporation:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Security-Connecticut Corporation ("SCC" or the "Company") to be held at 10:30 a.m., local time, on Tuesday, June 24, 1997, at the principal executive offices of the Company located at 20 Security Drive, Avon, Connecticut.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 23, 1997 (the "Merger Agreement"), by and between the Company and ReliaStar Financial Corp., a Delaware Corporation ("RLR"), pursuant to which SCC will be merged with and into RLR (the "Merger"). As a result of the Merger, the separate corporate existence of SCC will cease and each outstanding share of the common stock, par value $.01 per share, of SCC ("SCC Common Stock") will be converted, without any action on the part of the holder thereof, into the right to receive a fraction (the "Exchange Ratio") of a share of the common stock of RLR ("RLR Common Stock").

  The Exchange Ratio will be determined based on the average of the per share closing sale prices of the RLR Common Stock on the New York Stock Exchange Composite Tape for the twenty trading days immediately preceding the date on which all conditions precedent to the Merger have been satisfied or waived (the "Exchange Price"). If the Exchange Price is equal to or greater than $52.65 and not greater than $60.65, the Exchange Ratio will be equal to the quotient (rounded to the fourth decimal place) obtained by dividing $47.00 by the Exchange Price. If the Exchange Price is less than $52.65 but equal to or greater than $49.00, the Exchange Ratio will be fixed at .8927. If the Exchange Price is greater than $60.65 but equal to or less than $64.30, the Exchange Ratio will be fixed at .7749. If the Exchange Price is less than $49.00, the Exchange Ratio will be either .8927 or, if RLR so elects, a fraction expressed decimally to the fourth decimal place calculated by dividing $43.74 by the Exchange Price. If the Exchange Price is less than $49.00 and RLR has not made such election, SCC will have the right to terminate the Merger Agreement. Conversely, if the Exchange Price is greater than $64.30, the Exchange Ratio will be either .7749 or, if SCC so elects, a fraction expressed decimally to the fourth decimal place calculated by dividing $49.83 by the Exchange Price. If the Exchange Price is greater than $64.30 and SCC has not made such election, RLR will have the right to terminate the Merger Agreement.

  The accompanying Proxy Statement/Prospectus provides a detailed description of the Merger Agreement, certain business and financial information relating to SCC and RLR and other important information, which you are urged to read carefully. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Exhibit A.

  THE SCC BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER. THE BOARD UNANIMOUSLY BELIEVES THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, SCC STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PROPOSED MERGER AND UNANIMOUSLY RECOMMENDS THAT SCC STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE MERGER.

  SCC retained the investment banking firm of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to advise it with respect to the consideration to be paid by RLR to the SCC stockholders pursuant to the Merger. Merrill Lynch delivered its written opinion, dated February 23, 1997, that the consideration to be received by the holders of SCC Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders. At the request of the SCC Board, Merrill Lynch delivered a written update, dated the date of this Proxy Statement/Prospectus, to its February 23, 1997 opinion. A copy of such opinion is attached to the Proxy Statement/Prospectus as Exhibit B. SCC stockholders are urged to read the opinion in its entirety.

  All SCC stockholders are invited to attend the Special Meeting in person. The affirmative vote of the holders of a majority of the shares of SCC Common Stock outstanding as of the record date will be necessary for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Pursuant to Delaware law, the holders of shares of SCC Common Stock will not be entitled to appraisal rights in connection with the Merger.

  IT IS VERY IMPORTANT THAT YOUR VIEWS BE REPRESENTED WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING. ACCORDINGLY, I URGE YOU TO COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT TO US IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. THE FAILURE TO RETURN YOUR PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. RETURNING YOUR COMPLETED PROXY CARD WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON IF YOU DECIDE TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER AGREEMENT AND THE MERGER ARE APPROVED BY STOCKHOLDERS, YOU WILL BE SENT A SEPARATE LETTER OF TRANSMITTAL CONTAINING INSTRUCTIONS FOR SURRENDERING YOUR STOCK CERTIFICATES.

  On behalf of the SCC Board of Directors, I want to thank you for your support and urge you to vote your shares "FOR" approval of the Merger Agreement and consummation of the Merger.

                                          Sincerely,

                                          LOGO
                                          Ronald D. Jarvis
                                          Chairman, President and
                                          Chief Executive Officer

                       SECURITY-CONNECTICUT CORPORATION
                               20 SECURITY DRIVE
                            AVON, CONNECTICUT 06001

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 24, 1997

                               ----------------

  Notice Is Hereby Given that a Special Meeting of Stockholders (the "Special Meeting") of Security-Connecticut Corporation, a Delaware corporation ("SCC" or the "Company"), will be held at 10:30 a.m., local time, on June 24, 1997, at the principal executive offices of the Company located at 20 Security Drive, Avon, Connecticut, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 23, 1997 (the "Merger Agreement"), by and between the Company and ReliaStar Financial Corp., a Delaware Corporation ("RLR"), pursuant to which, among other things, (a) SCC will be merged with and into RLR (the "Merger") and the separate corporate existence of SCC will cease, and (b) each outstanding share of the common stock, par value $.01 per share, of SCC ("SCC Common Stock") will be converted, without any action on the part of the holder thereof, into the right to receive a fraction (the "Exchange Ratio") of a share of the common stock of RLR ("RLR Common Stock"). The Exchange Ratio will be determined based on the average of the per share closing sale prices of the RLR Common Stock on the New York Stock Exchange Composite Tape for the twenty trading days immediately preceding the date on which all conditions precedent to the Merger have been satisfied or waived, all as more fully set forth in the Merger Agreement, a copy of which is attached to the accompanying Proxy Statement/Prospectus as Exhibit A.

    2. To transact such other business incidental to the Special Meeting as may properly come before such Meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the accompanying Proxy Statement/Prospectus, which is incorporated herein by reference and made a part hereof.

  The Board of Directors of SCC has fixed May 5, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the shares of SCC Common Stock outstanding as of the record date.

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Patricia A. DeVita
                                          Corporate Secretary

Avon, Connecticut
May 23, 1997

                          PROXY STATEMENT/PROSPECTUS

              PROXY STATEMENT OF SECURITY-CONNECTICUT CORPORATION
                        SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 24, 1997

                                ---------------

                    PROSPECTUS OF RELIASTAR FINANCIAL CORP.

                            SHARES OF COMMON STOCK

                                ---------------

  This Proxy Statement/Prospectus is being furnished to the stockholders of Security-Connecticut Corporation, a Delaware corporation ("SCC" or the "Company"), in connection with the solicitation of proxies by the SCC Board of Directors for use at the Special Meeting of Stockholders (the "Special Meeting") to be held at 10:30 a.m., local time, on Tuesday, June 24, 1997, at the principal executive offices of the Company located at 20 Security Drive, Avon, Connecticut, and at any adjournments or postponements thereof.

  At the Special Meeting, the stockholders of SCC will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 23, 1997 (the "Merger Agreement"), by and between the Company and ReliaStar Financial Corp., a Delaware Corporation ("RLR"), pursuant to which SCC will be merged with and into RLR (the "Merger") and the separate corporate existence of SCC will cease. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference.

  Upon consummation of the Merger, each outstanding share of common stock, $.01 par value per share, of SCC ("SCC Common Stock") at the Effective Time (as defined herein) will be converted, without any action on the part of the holders thereof, into the right to receive a fraction (the "Exchange Ratio") of a share of common stock of RLR ("RLR Common Stock"). Cash will be paid in lieu of the issuance of fractional shares. The Exchange Ratio will be determined based upon the average of the per share closing sale prices of RLR Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Tape for the twenty trading days immediately prior to the Approval Date (the "Exchange Price"). The "Approval Date" is the date when all conditions precedent to the Merger have been satisfied or waived and is expected to be five business days prior to the Effective Time. The final condition precedent to the Merger is expected to be the vote of SCC's stockholders at the Special Meeting. Thus, the Merger is expected to become effective on the fifth business day following the date of the Special Meeting. Pursuant to the terms of the Merger Agreement, if the Exchange Price is equal to or greater than $52.65 and not greater than $60.65, the Exchange Ratio shall be calculated by dividing $47.00 by the Exchange Price (rounded to the fourth decimal place). Assuming the Exchange Price is within such range, each share of SCC Common Stock would be converted into and exchanged for a fraction of a share of RLR Common Stock having a value of $47.00 (based on the value of a share of RLR Common Stock being equal to the Exchange Price).

  The Merger Agreement provides for adjustments to the Exchange Ratio in the following circumstances: (i) if the Exchange Price is greater than $60.65 but equal to or less than $64.30, the Exchange Ratio shall be .7749, (ii) if the Exchange Price is less than $52.65 but equal to or greater than $49.00, the Exchange Ratio shall be .8927, (iii) if the Exchange Price is less than $49.00, the Exchange Ratio shall be either (A) .8927 or (B) if RLR shall so designate, the quotient (rounded to the fourth decimal place) obtained by dividing $43.74 by the Exchange Price, and (iv) if the Exchange Price is greater than $64.30, the Exchange Ratio shall be either (A) .7749 or (B) if SCC shall so designate, the quotient (rounded to the fourth decimal place) obtained by dividing $49.83 by the Exchange Price. As a result of the foregoing, if the Exchange Price falls within the specified ranges, each share of SCC Common Stock could be converted into and exchanged for a fraction of a share of RLR Common Stock having a value less than or greater than $47.00 per share. If the Exchange Price is less than $49.00, SCC has the right to terminate the Merger Agreement if RLR fails to designate an Exchange Ratio that would result in each share of SCC Common Stock being converted into and exchanged for a fraction of a share of RLR Common Stock having a value of $43.74 per share (based on the value of a share of RLR Common Stock being equal to the Exchange Price). If the Exchange Price is greater than $64.30, RLR has the right to terminate the Merger Agreement if SCC fails to designate an Exchange Ratio which would result in each share of SCC Common Stock being converted into and exchanged for a fraction of a share of RLR Common Stock having a value of $49.83 per share (based on the value of a share of RLR Common Stock being equal to the Exchange Price). Assuming an Exchange Price of $49.00, and based on the number of shares of SCC Common Stock outstanding on May 5, 1997 (not including any shares of SCC Common Stock issuable pursuant to the exercise of outstanding options) the maximum number of shares of RLR Common Stock to be issued under the Merger is 7,661,572. See "The Merger-- General" and "The Merger--Amendment, Termination and Waiver."

  Each outstanding SCC stock option will be assumed by RLR and will be exercisable on the same terms and conditions as under the SCC option plan under which such option was granted and related stock option agreement, except that each such option will be exercisable for the number of shares of RLR Common Stock as would have been received pursuant to the Merger for the shares of SCC Common Stock subject to the option had the option been exercisable and exercised immediately prior to the Effective Time, and the exercise price of such option will be correspondingly adjusted. See "The Merger--Employee Benefit Plans and Stock Options" and the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus.

  The consummation of the Merger is subject to obtaining the requisite approval from the stockholders of SCC, necessary regulatory approvals and certain other conditions, all as more fully described in this Proxy Statement/Prospectus. See "General Information" and "The Merger--Conditions to Consummation of the Merger."

  THE BOARD OF DIRECTORS OF SCC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.
                                                                    (continued)

                                ---------------

         The date of this Proxy Statement/Prospectus is May 23, 1997.

  This Proxy Statement/Prospectus is being mailed or delivered to the stockholders of SCC on or about May 27, 1997. This Proxy Statement/Prospectus also constitutes the prospectus of RLR with respect to shares of RLR Common Stock, including Rights to Purchase Preferred Stock of RLR (see "Description of RLR Capital Stock--Share Rights Plan"), to be issued in connection with the Merger.

  On February 21, 1997, the last trading day prior to the public announcement of the Merger, the closing sale prices per share of RLR Common Stock and SCC Common Stock as reported on the NYSE Composite Tape were $59.25 and $37.50, respectively. On May 20, 1997, the last trading day for which closing sale prices were available at the time of the printing of this Proxy Statement/Prospectus, the closing sale prices per share of RLR Common Stock and SCC Common Stock as reported on the NYSE Composite Tape were $63.125 and $47.25, respectively. See "Market Price and Dividend Information." If the Exchange Price were equal to the closing sale price per share of RLR Common Stock on May 20, 1997, stockholders of SCC who are to receive shares of RLR Common Stock would be entitled to receive .7749 of a share of RLR Common Stock, having a market value of $48.92, in exchange for each share of SCC Common Stock held by them. The actual value of the consideration and number of shares of RLR Common Stock to be issued in the Merger may differ from the foregoing example, however, because the actual value and number of shares will not be determined until after the Special Meeting.

  Certain capitalized terms used in this Proxy Statement/Prospectus are defined under the caption "Glossary of Terms."

  THE SHARES OF RLR COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

                             AVAILABLE INFORMATION

  RLR and SCC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained by mail from the public reference section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of these materials may also be obtained via the SEC's Web site (http://www.sec.gov). In addition, reports, proxy statements and other information filed by RLR and SCC may be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 filed by RLR with the SEC under the Securities Act of 1933, as amended. This Proxy Statement/Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to RLR and the RLR Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by this reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. RLR WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF SUCH DOCUMENTS RELATING TO RLR (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE), AND SUCH REQUESTS SHOULD BE DIRECTED TO RELIASTAR FINANCIAL CORP., 20 WASHINGTON AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55401, ATTN: SECRETARY, TELEPHONE (612) 342-3514. SCC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF SUCH DOCUMENTS RELATING TO SCC (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE), AND SUCH REQUESTS SHOULD BE DIRECTED TO SECURITY-CONNECTICUT CORPORATION, 20 SECURITY DRIVE, AVON, CONNECTICUT 06001, ATTN: SECRETARY, TELEPHONE (860) 677-8621. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY JUNE 14, 1997.

  The following documents filed with the SEC by RLR (File No. 1-10640) pursuant to the Exchange Act are incorporated herein by reference:

    (i) RLR's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain portions of RLR's 1996 Annual Report to Shareholders, including financial statements and accompanying information, and certain portions of RLR's definitive proxy statement for RLR's 1997 Annual Meeting of Shareholders), Quarterly Report on Form 10-Q for the three months ended March 31, 1997 and its Current Report on Form 8-K dated February 23, 1997; and

    (ii) RLR's Form 8-K/A dated May 20, 1993 to RLR's Current Report on Form 8-K dated January 17, 1989 filed by RLR in lieu of a Registration Statement on Form 8-B and RLR's Amendment on Form 8-A/A dated September 12, 1994 to a Registration Statement on Form 8-A dated October 4, 1989, as amended on February 15, 1990 (File No. 0-17441), which contain a description of the RLR Common Stock and related Rights to Purchase Preferred Stock of RLR.

  In addition, the following documents filed with the SEC by SCC (File No. 0-12746) pursuant to the Exchange Act are also incorporated herein by reference:
SCC's Annual Report on Form 10-K for the year ended

December 31, 1996 (which incorporates by reference certain portions of SCC's definitive proxy statement for SCC's 1997 Annual Meeting of Shareholders), Quarterly Report on Form 10-Q for the three months ended March 31, 1997, and its Current Report on Form 8-K dated February 25, 1997.

  All documents filed by RLR or SCC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein (or in any subsequently filed document that also is incorporated herein by reference) modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RLR OR SCC OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RLR OR SCC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   3
GLOSSARY OF TERMS..........................................................   6
SUMMARY....................................................................   8
  General..................................................................   8
  The Parties to the Merger................................................   8
  The Special Meeting......................................................   8
  Required Vote............................................................   9
  Recommendation of the SCC Board and Reasons for the Merger...............   9
  Fairness Opinions with Respect to the Merger.............................  11
  The Merger...............................................................  11
  No Dissenters' Rights in the Merger......................................  15
  Certain Federal Income Tax Consequences..................................  15
  Special Considerations...................................................  16
  Comparative Rights of SCC Stockholders Before and After the Merger.......  16
  Market Price and Dividend Data...........................................  16
  Selected Historical Financial Data.......................................  18
  Unaudited Pro Forma Combined Selected Financial Data.....................  21
  Comparative Unaudited Per Share Data.....................................  21
GENERAL INFORMATION........................................................  23
  The Special Meeting......................................................  23
  Vote Required at Special Meeting.........................................  23
  Solicitation of Proxies..................................................  24
  Other Matters............................................................  24
BACKGROUND OF THE MERGER...................................................  24
RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER........  28
OPINIONS OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED.............  32
  General..................................................................  32
  Materials and Information Considered With Respect to the Merger..........  33
  Written Opinion for Proxy Statement/Prospectus...........................  37
  Limitations on Opinions..................................................  37
  Fees Payable to Merrill Lynch............................................  38
THE MERGER.................................................................  38
  General..................................................................  38
  Effective Time and Effect of the Merger..................................  39
  Exchange of Shares.......................................................  39
  Employee Benefit Plans and Stock Options.................................  40
  Conditions to Consummation of the Merger.................................  41
  Representations, Warranties and Covenants................................  42
  Amendment, Termination and Waiver........................................  42
  Expenses and Termination Payments........................................  43

                                                                            PAGE
                                                                            ----
  Stock Exchange Listing...................................................  43
  Certain Legal Matters....................................................  43
  Conduct of Business Prior to the Merger..................................  44
  No Solicitation of Acquisition Transactions..............................  45
  Indemnification and Insurance............................................  45
  Interests of Certain Persons in the Merger...............................  45
  Federal Income Tax Consequences..........................................  46
  Business and Management After the Merger.................................  48
  Debt Assumption..........................................................  48
  Resale of Shares by SCC Affiliates.......................................  48
NO DISSENTERS' RIGHTS......................................................  48
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................  49
CERTAIN FORWARD-LOOKING INFORMATION........................................  55
BUSINESS OF RLR............................................................  56
BUSINESS OF SCC............................................................  56
DESCRIPTION OF RLR CAPITAL STOCK...........................................  57
  General..................................................................  57
  Preferred................................................................  57
  Dividends................................................................  57
  Voting Rights............................................................  58
  Share Rights Plan........................................................  58
  Liquidation..............................................................  59
  Limitations on Change in Control.........................................  59
  Limitation on Certain Liability of Directors and Indemnification.........  60
  Transfer Agent...........................................................  60
MARKET PRICE AND DIVIDEND INFORMATION FOR RLR AND SCC COMMON STOCK.........  60
COMPARATIVE RIGHTS OF SHAREHOLDERS OF SCC AND RLR..........................  61
  General..................................................................  61
  RLR Preferred Stock......................................................  61
  Voting Rights............................................................  61
  Amendment of the RLR Certificate.........................................  62
  Transactions with Interested Shareholders................................  62
  Consideration of Other Constituencies....................................  63
  Limitations on Liability and Indemnification of Directors................  63
LEGAL MATTERS..............................................................  63
EXPERTS....................................................................  63
STOCKHOLDER PROPOSALS......................................................  64
INDEPENDENT ACCOUNTANTS....................................................  64
EXHIBIT A--Agreement and Plan of Merger.................................... A-1
EXHIBIT B--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated... B-1

                               GLOSSARY OF TERMS

  The following terms have the associated meanings when used in this Proxy Statement/Prospectus (including the Summary).

  "ACQUIRING PERSON" means a person or group of affiliated or associated persons that has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of RLR Common Stock.

  "ACQUISITION PROPOSAL" means a publicly announced offer or a publicly announced intent to make an offer, from a party other than RLR to acquire SCC or Security-Connecticut Life Insurance Company in a merger, consolidation, share exchange or other business combination or joint venture, to acquire all or substantially all of the assets of SCC or SCL or a substantial part of the assets of SCC and the SCC Insurance Subsidiaries, taken as a whole, or to acquire at least 50% of the outstanding SCC Common Stock or at least 50% of the equity interest in the SCC Insurance Subsidiaries, or a negotiated transaction for any of the foregoing.

  "ACQUISITION TRANSACTION" means any proposal or offer to acquire all or any substantial part of the business and properties of SCC and the SCC subsidiaries, taken as a whole, or any capital stock of SCC or any of the SCC subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof.

  "ANTITRUST DIVISION" means Antitrust Division of the Department of Justice.

  "APPROVAL DATE" means the date when certain conditions precedent to the Merger have been satisfied and is expected to be five days prior to the Effective Time.

  "CODE" means the Internal Revenue Code of 1986, as amended.

  "CONNECTICUT DEPARTMENT" means the State of Connecticut Department of
Insurance.

  "DELAWARE LAW" means the Delaware General Corporation Law.

  "DLJ" means Donaldson, Lufkin & Jenrette Securities Corporation, RLR's financial advisor with respect to the Merger.

  "EFFECTIVE TIME" means the date upon which the appropriate filing of a Certificate of Merger with the Delaware Secretary of State is made.

  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

  "EXCHANGE AGENT" means Norwest Bank Minnesota, National Association, RLR's stock transfer agent.

  "EXCHANGE PRICE" means the average of the per share closing sale prices of RLR Common Stock on the NYSE Composite Tape for the twenty trading days immediately prior to the Approval Date.

  "EXCHANGE RATIO" means the fraction of a share of RLR Common Stock into which each share of SCC Common Stock shall be converted in the Merger, as calculated under the formula summarized on the cover page of the Proxy Statement/Prospectus and discussed further under the caption "The Merger-- General."

  "FTC" means the Federal Trade Commission.

  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "JUNIOR PARTICIPATING PREFERRED STOCK" means the Series A Junior Participating Preferred Stock of RLR issuable under the RLR Rights Agreement.

  "LNC" means Lincoln National Corporation.

  "LSL" means Lincoln Security Life Insurance Company, a New York corporation and wholly-owned subsidiary of SCL.

  "MERGER" means the merger of SCC with and into RLR, as contemplated by the Merger Agreement.

  "MERGER AGREEMENT" means the Agreement and Plan of Merger by and between RLR and SCC, dated as of February 23, 1997, a copy of which is attached hereto as Exhibit A.

  "MERRILL LYNCH" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, SCC's financial advisor with respect to the Merger.

  "NEW YORK DEPARTMENT" means the New York State Insurance Department.

  "NYSE" means the New York Stock Exchange, Inc.

  "REGISTRATION STATEMENT" means the registration statement on Form S-4, together with all amendments and exhibits, of which this Proxy
Statement/Prospectus is a part.

  "RELIASTAR LIFE" means ReliaStar Life Insurance Company, a Minnesota corporation and wholly-owned subsidiary of RLR.

  "RLR" means ReliaStar Financial Corp., a Delaware corporation.

  "RLR BOARD" means the Board of Directors of RLR.

  "RLR BY-LAWS" means the By-Laws of RLR.

  "RLR CERTIFICATE" means the Certificate of Incorporation, as amended, of RLR.

  "RLR COMMON STOCK" means the common stock of RLR.

  "RLR FAIR PRICE PROVISION" means the provision of the RLR Certificate requiring the affirmative vote of 75% of RLR's outstanding capital stock entitled to vote, voting as a single class, to approve certain "Business Combinations" involving an "Interested Shareholder" unless the transaction is approved by a majority of the "Continuing Directors," as such terms are defined in the RLR Certificate.

  "RLR PREFERRED STOCK" means the preferred stock, without par value, of RLR.

  "RLR RIGHT" means the right that entitles the registered holder to purchase from RLR one-tenth of a share of Junior Participating Preferred Stock at an exercise price of $200, subject to adjustment.

  "RLR RIGHTS AGREEMENT" means the Rights Agreement between RLR and Norwest Bank Minnesota, National Association, as amended.

  "RLR 10-K" means RLR's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain portions of RLR's 1996 Annual Report to Shareholders, including financial statements and accompanying information, and certain portions of RLR's definitive proxy statement for RLR's 1997 Annual Meeting of Shareholders).

  "RLR 10-Q" means RLR's Quarterly Report on Form 10-Q for the three months ended March 31, 1997.

  "SCC" means Security-Connecticut Corporation, a Delaware corporation.

  "SCC BOARD" means the Board of Directors of SCC.

  "SCC BYLAWS" means the Bylaws of SCC.

  "SCC CERTIFICATE" means the Certificate of Incorporation of SCC.

  "SCC COMMON STOCK" means the common stock, $.01 par value per share, of SCC.

  "SCC DEBENTURES" means SCC's 7 1/8% Notes Due March 1, 2003, with a principal amount of $75 million.

  "SCC INSURANCE SUBSIDIARIES" means SCL and LSL.

  "SCC RIGHTS PLAN" means the Rights Agreement, dated as of February 16, 1995, between SCC and First National Bank of Boston, as amended.

  "SCC 10-K" means SCC's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain portions of SCC's definitive proxy statement for SCC's 1997 Annual Meeting of Shareholders).

  "SCC 10-Q" means SCC's Quarterly Report on Form 10-Q for the three months ended March 31, 1997.

  "SCL" means Security-Connecticut Life Insurance Company, a Connecticut corporation and wholly-owned subsidiary of SCC.

  "SEC" means the Securities and Exchange Commission.

  "SECURITIES ACT" means the Securities Act of 1933, as amended.

  "SPECIAL MEETING" means the special meeting of stockholders of SCC to be held on June 24, 1997.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Capitalized terms used in this Summary are defined under the caption "Glossary of Terms" and elsewhere in this Proxy Statement/Prospectus. Reference is made to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the exhibits hereto and the documents incorporated herein by reference. A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. All information concerning RLR included or incorporated by reference in this Proxy Statement/Prospectus has been furnished by RLR and all information concerning SCC included or incorporated herein by reference has been furnished by SCC. Each stockholder should read carefully this Proxy Statement/Prospectus and the exhibits hereto in their entirety.

GENERAL

  This Proxy Statement/Prospectus relates to the proposed Merger of SCC with and into RLR pursuant to the Merger Agreement. See "The Merger."

THE PARTIES TO THE MERGER

  RLR. RLR is a holding company whose subsidiaries specialize in life insurance and related financial services. Through ReliaStar Life Insurance Company, Minneapolis, Minnesota, and other subsidiaries, RLR provides individual life insurance and annuities, group life and health insurance, life and health reinsurance, mutual funds, residential mortgages, and personal finance education. RLR's other principal subsidiaries are Northern Life Insurance Company, ReliaStar United Services Life Insurance Company, ReliaStar Bankers Security Life Insurance Company, ReliaStar Mortgage Corporation and Northstar Investment Management Corporation. As used herein, the term RLR refers to ReliaStar Financial Corp. and its subsidiaries, unless the context requires otherwise.

  RLR, which was incorporated in Delaware in 1988, became the parent of ReliaStar Life and its subsidiaries pursuant to a Plan of Conversion and Reorganization, which became effective on January 3, 1989. Pursuant to this Plan, ReliaStar Life Insurance Company, which was organized in 1885 (as Northwestern National Life Insurance Company) was converted from a combined stock and mutual life insurance company to a stock life insurance company. RLR's executive offices are located at 20 Washington Avenue South, Minneapolis, Minnesota 55401, and its telephone number is (612) 342-3514. See "Business of RLR."

  SCC. SCC is an insurance holding company whose principal subsidiary is Security-Connecticut Life Insurance Company, and in turn, whose principal subsidiary is Lincoln Security Life Insurance Company. Through SCL and LSL, SCC offers primarily life insurance and annuity products sold through a network of independent general agencies and more than 50,000 independent life insurance agents. As used herein, the term SCC refers to Security-Connecticut Corporation and its subsidiaries, unless the context requires otherwise. The principal executive offices of SCC are located at 20 Security Drive, Avon, Connecticut 06001, and its telephone number is (860) 677-8621. See "Business of SCC."

THE SPECIAL MEETING

  Time, Date and Place. The Special Meeting will be held on June 24, 1997, at the offices of SCC, at 10:30 a.m., local time.

  Record Date, Quorum and Shares Entitled to Vote. Only stockholders of record of SCC Common Stock at the close of business on May 5, 1997 are entitled to notice of and to vote at the Special Meeting. At the close of business on May 5, 1997, there were outstanding 8,582,471 shares of SCC Common Stock that are entitled to vote at the Special Meeting. Each share of SCC Common Stock is entitled to one vote at the Special Meeting.

  The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of SCC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

  If a quorum is not present at the Special Meeting, the stockholders present, by vote of a majority of the votes cast by stockholders entitled to vote thereon, may adjourn the Special Meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the Special Meeting as originally held and proxies will be voted thereat as directed.

  Proxies and Revocation of Proxies. The enclosed proxy card permits each stockholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN" from) approval and adoption of the Merger Agreement and the Merger. If properly signed and returned, and not revoked, a proxy will be voted in accordance with its instructions. Where a signed proxy card is returned, but no instructions are specified, the shares will be voted FOR approval and adoption of the Merger Agreement and the Merger.

  Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with SCC's Secretary a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Special Meeting in person and so requests. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy.

  Purpose of Special Meeting. At the Special Meeting, stockholders of SCC will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger and such other matters as may be properly brought before the meeting.

  Certain Voting Information. As of May 5, 1997, SCC's directors and executive officers, as a group, beneficially owned 360,017 shares (or approximately 4.11%) of the outstanding SCC Common Stock entitled to vote at the Special Meeting. All directors and executive officers of SCC have indicated that they will vote all outstanding shares of SCC Common Stock beneficially owned by them "FOR" approval and adoption of the Merger Agreement and the Merger.

  Other Matters. Representatives of Ernst & Young LLP, the independent auditors of SCC, are expected to be present at the Special Meeting. See "Independent Accountants."

REQUIRED VOTE

  The affirmative vote of the holders of a majority of the outstanding shares of SCC Common Stock is required to approve and adopt the Merger Agreement and the Merger. Each share of SCC Common Stock is entitled to one vote at the Special Meeting. See "General Information--Vote Required at Special Meeting."

RECOMMENDATION OF THE SCC BOARD AND REASONS FOR THE MERGER

  The Board of Directors of SCC has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of SCC vote "FOR" approval and adoption of the Merger Agreement and the Merger. The recommendation of the SCC Board is based upon its belief that the terms of the Merger Agreement are fair to, and in the best interests of, SCC and its stockholders and that the Merger will result in benefits to SCC's stockholders. In reaching its decision to approve and adopt the Merger Agreement, the SCC Board considered many factors, which are described in more detail below. See "Recommendation of the Board of Directors and Reasons for the Merger." In view of the wide variety and complexity of the factors considered, the SCC Board generally did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered. Among the specific factors considered by the SCC Board were the following:
  . the current economic and competitive operating environment for insurance companies, including greater public and regulatory concerns about the financial stability of insurance companies, increased customer sensitivity to ratings and intense competition in the traditional individual life insurance lines of business;

  . SCC's inability to negotiate successfully any definitive strategic alliance transactions with other insurance companies, despite having systematically reviewed the relevant statistical data of more than 100 insurers and having initiated preliminary discussions with approximately fifteen such insurers;

  . the opportunity for SCC's stockholders to participate in the financial results of the combined company in the Merger, which is expected to have a greater potential for profits and growth and future increase in stockholder value than SCC could have alone;

  . the market value of the RLR Common Stock to be issued in exchange for each share of SCC Common Stock represents a significant premium over the recent trading price of the SCC Common Stock, as well as a substantial investment return for those SCC stockholders who acquired their shares of SCC Common Stock in the initial public offering of the SCC Common Stock consummated on February 2, 1994;

  . the imputed value of the fraction of a share of RLR Common Stock to be received in the Merger for each share of SCC Common Stock is fixed at $47.00, provided that the Exchange Price is equal to or greater than $52.65 and not greater than $60.65, and the fact that (i) such value has the potential to increase to as much as $49.83 in the event that the Exchange Price increases from $60.65 to $64.30 (and to increase even more in the event that the Exchange Price exceeds $64.30 and SCC does not affirmatively elect to designate an Exchange Ratio having a value of no more than $49.83) and (ii) such value has the potential to decrease to as little as $43.74 in the event that the Exchange Price decreases from $52.65 to $49.00 (but cannot fall below $43.74 without affording SCC the right to terminate the Merger Agreement and abandon the Merger);

  . the presentations made by Merrill Lynch and the opinion of Merrill Lynch that the consideration to be received in the Merger is fair, from a financial point of view, to the holders of SCC Common Stock;

  . the strategic fit of the SCC and RLR businesses, the compatible operating philosophies of the two companies and the synergies and potential efficiencies that could result from combining SCC and RLR;

  . the SCC Board's review with its legal and financial advisors of the provisions of the Merger Agreement, including the provisions in the Merger Agreement that would permit the SCC Board, in the exercise of its fiduciary duties (after receiving the advice of outside legal counsel), to supply information to, and cooperate and negotiate a superior Acquisition Transaction with, third parties following the execution of the Merger Agreement, and to withdraw or modify its recommendation in favor of the Merger, upon the payment of an $8 million termination fee (plus up to $2.5 million in expense reimbursement), and the fact that the termination fee represents only approximately 1.6% of the aggregate value of the proposed Merger (including the assumption of approximately $75 million of debt) and would not be likely to deter any third party from making or proposing a superior Acquisition Transaction;

  . the expectation that the Merger would be tax free for federal income tax purposes to SCC and its stockholders (other than in respect of any cash paid in lieu of fractional shares);

  Although the SCC Board did not make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, the discussions among the members of the SCC Board evidenced the general view that, except as described below, the factors enumerated above were regarded as supporting the SCC Board's determination to approve the Merger and the Merger Agreement. The SCC Board considered carefully the structure of the Exchange Ratio and gave special consideration to the fact that the imputed value of the fraction of a share of RLR Common Stock to be received in the Merger for each share of SCC Common Stock has the potential to increase to as much as $49.83 in the event that the Exchange Price increases from $60.65 to $64.30 (and to increase even more in the event that the Exchange Price exceeds $64.30 and SCC does not affirmatively elect to designate an Exchange Ratio having a value of no more than $49.83), or decrease to as little as $43.74 in the event that the Exchange Price decreases from $52.65 to $49.00. Given the fact that the closing price of the RLR Common Stock on February 21, 1997 (the last trading day prior to the SCC's Board approval of the Merger Agreement) was $59.25, the SCC Board believed the potential increase in value that would result in the event that the Exchange Price were to increase above $60.65 outweighed the potential decrease in value that would result in the event that the Exchange Price were to decrease below $52.65. The Board also considered the potential negative effects of the termination fees set forth in the Merger Agreement but concluded that the termination fees would not be likely to deter any third party from making or proposing a superior Acquisition Transaction. See "Recommendation of the Board of Directors and Reasons for the Merger." THE SCC BOARD IS UNANIMOUS IN ITS RECOMMENDATION TO THE STOCKHOLDERS OF SCC THAT THE MERGER BE APPROVED.

  In considering the recommendation of the SCC Board with respect to the Merger, stockholders should be aware that certain directors and officers of SCC have interests in the Merger that are different from the interests of other SCC stockholders. See "The Merger--Interests of Certain Persons in the Merger."

FAIRNESS OPINIONS WITH RESPECT TO THE MERGER

  In its role as financial advisor to SCC, Merrill Lynch was asked by SCC to render an opinion to the SCC Board as to the fairness to the holders of SCC Common Stock, from a financial point of view, of the consideration to be paid by RLR to the stockholders of SCC pursuant to the Merger Agreement. On February 23, 1997 representatives of Merrill Lynch verbally advised the SCC Board that the consideration to be paid by RLR to the stockholders of SCC was fair to the stockholders of SCC from a financial point of view. A written opinion, dated as of February 23, 1997, was subsequently delivered to the SCC Board. At the request of the SCC Board, the Merrill Lynch opinion, dated February 23, 1997, was subsequently updated, based upon and subject to the matters set forth therein, as of the date of this Proxy Statement/Prospectus. See "Opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated" A COPY OF THE MERRILL LYNCH OPINION, DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE ASSUMPTIONS MADE, AND MATTERS CONSIDERED, BY MERRILL LYNCH IN RENDERING SUCH OPINION.

THE MERGER

  Conversion of Shares. At the Effective Time of the Merger, each outstanding share of SCC Common Stock will be converted into the right to receive a fraction of a share of RLR Common Stock, determined in accordance with the Merger Agreement. This fraction is referred to in the Merger Agreement and in this Proxy Statement/Prospectus as the "Exchange Ratio." See "The Merger-- General." The stockholders of RLR will continue to hold their shares of capital stock of RLR, without any change in the number, designation, terms or rights of such stock. For a summary of various differences between the rights of holders of SCC Common Stock and the rights of holders of RLR Common Stock, see "Comparative Rights of Stockholders of SCC and RLR."

  The actual number of shares of RLR Common Stock that will be issued to the stockholders of SCC in the Merger will be determined based upon the average of the per share closing sale prices of RLR Common Stock on the New York Stock Exchange Composite Tape for the twenty trading days immediately preceding the date on which all conditions precedent to the Merger have been either satisfied or waived. This average value is referred to in the Merger Agreement and this Proxy Statement/Prospectus as the "Exchange Price." The following table sets forth, for each Exchange Price within a range of specified hypothetical values,
(i) the Exchange Ratio that would result from such Exchange Price, (ii) the per share imputed value of the fraction of a share of RLR Common Stock payable in the Merger (assuming the imputed value of such share is equal to the Exchange Price), and (iii) the percentage of the outstanding shares of RLR Common Stock that will be held by the stockholders of SCC.

                                                                            PERCENTAGE OF
                                                                           RLR COMMON STOCK
      EXCHANGE           EXCHANGE                 IMPUTED                    HELD BY SCC
       PRICE              RATIO                    VALUE                    STOCKHOLDERS*
      --------           --------                 -------                 -----------------
       $67.00+            .7749                   $51.92                       14.20%
        66.00+            .7749                    51.14                       14.20%
        65.00+            .7749                    50.37                       14.20%
        64.30+            .7749                    49.83                       14.20%
        63.00             .7749                    48.82                       14.20%
        62.00             .7749                    48.04                       14.20%
        61.00             .7749                    47.27                       14.20%
        60.65             .7749                    47.00                       14.20%
        59.00             .7966                    47.00                       14.54%
        58.00             .8103                    47.00                       14.75%
        57.00             .8246                    47.00                       14.97%
        56.00             .8393                    47.00                       15.20%
        55.00             .8545                    47.00                       15.43%
        54.00             .8704                    47.00                       15.67%
        53.00             .8868                    47.00                       15.92%
        52.65             .8927                    47.00                       16.01%
        52.00             .8927                    46.42                       16.01%
        51.00             .8927                    45.53                       16.01%
        50.00             .8927                    44.64                       16.01%
        49.00++           .8927                    43.74                       16.01%

--------
  * The percentages shown in this column do not give effect to RLR's purchase of any shares of SCC Common Stock or repurchase of any shares of RLR Common Stock either before or after the consummation of the Merger. See "Summary-- Share Repurchase."
  + In the event that the Exchange Price exceeds $64.30, the Merger Agreement provides that the Exchange Ratio shall be .7749 or, if SCC shall so designate in writing, the quotient (rounded to the fourth decimal point) obtained by dividing $49.83 by the Exchange Price. If SCC makes this election, the imputed value of the fraction of a share of RLR Common Stock payable in the Merger (assuming the imputed value of such share is equal to the Exchange Price) would be $49.83 for any Exchange Price in excess of $64.30. If SCC fails to make this election, the Merger Agreement provides that RLR may terminate the Merger Agreement and abandon the Merger. The amounts shown in the table assume that (i) no election is made by SCC to fix the imputed value of the transaction at $49.83 and (ii) RLR does not exercise its right to terminate the Merger Agreement. In the event that the Exchange Price exceeds $64.30 and SCC makes the election to fix the imputed value of the transaction at $49.83, the Exchange Ratio and percentage of RLR Common Stock held by SCC stockholders following the Merger would be .7666 and 14.07% at an assumed Exchange Price of $65.00, .7550 and 13.88% at an assumed Exchange Price of $66.00, and .7437 and 13.70% at an assumed Exchange Price of $67.00.
  ++In the event that the Exchange Price is less than $49.00, the Merger
    Agreement provides that the Exchange Ratio shall be .8927 or, if RLR shall so designate in writing, the quotient (rounded to the fourth decimal point) obtained by dividing $43.74 by the Exchange Price. If RLR makes this election, the imputed value of the fraction of a share of RLR Common Stock payable in the Merger (assuming the imputed value of such share is equal to the Exchange Price) would be $43.74 for any Exchange Price less than $49.00. If RLR fails to make this election, the Merger Agreement provides that SCC may terminate the Merger Agreement and abandon the Merger. The table does not show hypothetical transaction values that would result from an Exchange Price which is less than $49.00 because the SCC Board does not intend to proceed with the Merger without resoliciting the vote of the SCC stockholders at an Exchange Price which is less than $49.00 unless RLR makes an appropriate election to fix the imputed value of the transaction at $43.74.

  Effective Time of the Merger. Subject to the terms and conditions of the Merger Agreement, the Merger is expected to become effective by the end of June or early July 1997. See "The Merger--Effective Time and Effect of the Merger." If the Merger has not become effective on or before September 30, 1997, the Merger Agreement provides that either party may terminate the Merger Agreement. See "The Merger--Amendment, Termination and Waiver."

  Conditions to the Merger. The obligations of RLR and SCC to effect the Merger are subject to certain conditions, including, among other things, that certain regulatory approvals shall have been obtained and that the Merger Agreement and the Merger shall have been approved and adopted by the SCC stockholders. See "The Merger--Conditions to Consummation of the Merger" for a discussion of other conditions to the Merger. Any of the conditions to the obligation of RLR or SCC to consummate the Merger may be waived or modified by the party that is entitled to the benefits thereof. Neither RLR nor SCC has any present intention to waive or modify any condition that it deems material. In the event that the SCC Board determines that it would be in the best interests of SCC and the SCC stockholders to waive or modify a material condition set forth in the Merger Agreement, which condition is for the benefit of SCC, the SCC Board will resolicit the vote of the SCC stockholders.

  SCC Employee Benefit Plans and Stock Options. Pursuant to the Merger Agreement, RLR has agreed to assume, in accordance with their respective terms, certain of SCC's benefit plans, programs and arrangements. Under the Merger Agreement, RLR will assume all unexercised options to purchase SCC Common Stock. Once assumed, these options will be exercisable upon the same terms and conditions as under the SCC option plan under which they were granted and the related stock option agreements, except that each such option will be exercisable for the number of shares of RLR Common Stock as would have been received pursuant to the Merger for the shares of SCC Common Stock subject to the option had the option been exercisable and exercised immediately prior to the Effective Time, and the exercise price of such option will be correspondingly adjusted. See "The Merger--Employee Benefit Plans and Stock Options."

  Amendment, Termination and Waiver. The Merger Agreement may be amended at any time, provided that, after the Merger Agreement has been approved and adopted by SCC's stockholders, it may be amended only as permitted by applicable law. Under certain conditions, the Merger Agreement may be terminated prior to the Effective Time, whether prior to or after approval by the SCC stockholders. The conditions under which the Merger Agreement may be terminated include termination by mutual consent of the Boards of Directors of RLR and SCC, termination by either party if the Merger has not been consummated on or before September 30, 1997, termination by either party upon the failure of SCC to receive the requisite stockholder approval at the Special Meeting, or adjournments thereof, termination by either party upon the failure to meet any condition to the terminating party's obligation to consummate the Merger that has not been waived or cured within the prescribed cure period, termination by either party if a final unappealable order to prevent the Merger or an award of substantial damages is entered, or termination by either party if the provisions of either party's stockholder rights plan are triggered and not redeemed. The Merger Agreement may also be terminated by either RLR or SCC if the recommendation of the SCC Board in support of the Merger is withdrawn or modified in a manner detrimental to RLR or if SCC shall have entered into a definitive agreement related to the acquisition of SCC by a third party. The SCC Board may terminate the Merger Agreement if the Exchange Price is less than $49.00 and RLR shall have failed to designate the Exchange Ratio as described on the cover page of this Proxy Statement/Prospectus, and the RLR Board may terminate the Merger Agreement if the Exchange Price is greater than $64.30 and SCC shall have failed to designate the Exchange Ratio as described on the cover page of this Proxy Statement/Prospectus. See "The Merger--Conditions to Consummation of the Merger" and "The Merger--Amendment, Termination and Waiver."

  As noted above, in the event that the Exchange Price is less than $49.00 and RLR shall have failed to designate the Exchange Ratio described on the cover page of this Proxy Statement/Prospectus (i.e., the quotient (rounded to the fourth decimal place) obtained by dividing $43.74 by the Exchange Price), the SCC Board will have the right to terminate the Merger Agreement and abandon the Merger. Any such decision by the SCC Board will be based on a thorough review and consideration of all of the relevant facts and circumstances existing at the time after consultation with SCC's advisors. If the Exchange Price falls below $49.00 and the imputed value of the merger consideration is less than $43.74, SCC will request Merrill Lynch to reaffirm its opinion that the consideration to be received in the Merger is fair, from a financial point of view, to the SCC stockholders. If Merrill Lynch, in light of the circumstances existing at the time, is unable to reaffirm such opinion, the SCC Board will not proceed with the Merger. In the event that Merrill Lynch reaffirms that as of the date of such opinion the consideration to be received in the Merger is fair, from a financial point of view, to the SCC stockholders, the SCC Board intends to resolicit the vote of the SCC stockholders. As a result, the value of the consideration to be received by the SCC stockholders in the Merger will not fall below $43.74 without the SCC stockholders first having had the opportunity to reconsider the financial terms of the Merger and to cast another vote on the proposed transaction. In the event that the Exchange Price is less than $49.00 and RLR designates the higher Exchange Ratio, the SCC Board will not have the right to terminate the Merger Agreement and the Merger will be consummated at the higher Exchange Ratio (i.e., the quotient (rounded to the fourth decimal place) obtained by dividing $43.74 by the Exchange Price).

  Expenses. If the Merger Agreement is terminated because the SCC Board does not make a favorable recommendation of the Merger to the SCC stockholders or because SCC has entered into a definitive agreement for an Acquisition Proposal, other than the Merger, it provides for the payment by SCC to RLR of $8 million. SCC has also agreed to pay to RLR $2.5 million in the event the Merger Agreement is terminated as a result of the failure of the SCC stockholders to approve the Merger. In that event SCC has agreed to pay RLR an additional $5.5 million if an Acquisition Proposal is outstanding on the date of such termination, or at any time within 90 days following such termination, and the Acquisition Proposal, as it may be modified, or a substitute or alternative Acquisition Proposal is consummated within 12 months of termination. See "The Merger--Expenses and Termination Payments."

  Solicitation of Third-Party Offers. In the Merger Agreement, SCC has agreed not to initiate, solicit, negotiate or encourage proposals or offers, or provide any confidential information relating to any acquisition of all or any substantial portion of the business or properties of SCC. SCC is permitted to supply information to third parties and cooperate or assist or engage in discussions or negotiations with third parties relating to such acquisition transaction, or modify or withdraw its recommendation of the Merger, if the SCC Board is advised by its financial advisor that the third party has the financial wherewithal to consummate its proposal, if the SCC Board determines in good faith that the third party is likely to submit a bona fide offer for SCC (whose offer of consideration is superior to that offered in the Merger), if provided with such confidential information and access, if the SCC Board determines in good faith, upon the advice of counsel, that the failure to provide such confidential information and access could reasonably be expected to constitute a breach of its fiduciary duty to its stockholders under applicable law, and if the SCC Board receives an executed confidentiality agreement from the third party. See "The Merger--No Solicitation of Acquisition Transactions."

  Regulatory Approvals. Consummation of the Merger is conditioned upon, among other things, the receipt of all consents or approvals of governmental agencies, including insurance regulatory authorities, that are necessary for the consummation of the Merger and the transactions contemplated thereby, without conditions that would result in a material adverse change in the financial condition, results of operations or businesses of either RLR or SCC. The parties believe that the required regulatory approvals are likely to be secured without the imposition of any conditions that would result in such a material adverse change. See "The Merger--Certain Legal Matters."

  The consummation of the Merger is subject to, among other approvals, the prior approval of the Connecticut Department of Insurance (the "Connecticut Department") and the Department of Insurance of the State of New York (the "New York Department") and to the expiration or early termination of the relevant waiting period under the HSR Act. The Connecticut Department issued an order on May 20, 1997, approving the change in control of SCC. The parties have also submitted their completed application for approval of the Merger to the New York Department. On April 7, 1997, the parties were informed by the FTC that they had received early termination of the relevant waiting period under the HSR Act with respect to the Merger. See "The Merger--Certain Legal Matters."

  Surrender of Share Certificates. After the Effective Time, each stockholder of SCC will be entitled to receive, upon surrender of certificates previously representing shares of SCC Common Stock, certificates representing the number of full shares of RLR Common Stock to which the stockholder is entitled pursuant to the Merger Agreement. See "The Merger--General" and "The Merger-- Exchange of Shares." No fractional shares of RLR Common Stock will be issued, and holders of SCC Common Stock will be entitled to receive an amount in cash equal to the value of any such fraction of a share based upon the Exchange Price and the Exchange Ratio. STOCKHOLDERS OF SCC SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS, WHICH WILL BE MAILED FOLLOWING THE EFFECTIVE TIME. See "The Merger--Exchange of Shares."

  Accounting Treatment. The Merger will be accounted for under the purchase method of accounting. See "Unaudited Pro Forma Combined Condensed Financial Statements."

  Business and Management After the Merger. After the Effective Time, the RLR Board and current executive officers of RLR will continue as the Board of Directors and executive officers of RLR, as the surviving corporation. RLR anticipates certain operational and organizational changes to the businesses of the surviving corporation as a result of the Merger. In general, RLR does not contemplate significant changes to the management staff of SCC following the Merger. Senior management of RLR will evaluate certain corporate and administrative functions of SCC to determine whether cost savings may be achieved through the consolidation of these functions at RLR. See "Recommendation of the Board of Directors and Reasons for the Merger" and "The Merger--Business and Management After the Merger."

  Share Repurchase. Subject to preserving the transaction as one which qualifies under Section 368(a)(1)(A) of the Code and compliance with all applicable rules and regulations, RLR plans to repurchase up to $100 million of RLR Common Stock. RLR may effect such repurchases through purchases of SCC Common Stock prior to the Effective Time or RLR Common Stock after the Effective Time. A portion of this share purchase will be financed through long-term financing, which RLR expects to complete during the second quarter of 1997.

  After the Effective Time, the principal executive offices of RLR, as the surviving corporation, will continue to be at 20 Washington Avenue South, Minneapolis, Minnesota 55401.

NO DISSENTERS' RIGHTS IN THE MERGER

  SCC stockholders will NOT be entitled to demand appraisal of, or to receive any appraisal payment for, their shares of SCC Common Stock. See "No Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a "reorganization" within the meaning of
Section 368(a)(1)(A) of the Code, in which case no gain or loss would generally be recognized by the holders of shares of SCC Common Stock on the receipt of shares of RLR Common Stock in exchange therefor pursuant to the Merger, except with respect to cash received in lieu of fractional shares. If the Merger were not to so qualify, the exchange of shares would be taxable. It is a condition to the obligation of each party to consummate the Merger that they receive an opinion of their respective counsel to the effect that the Merger will qualify as such a reorganization. Each stockholder of SCC is urged to consult with his or her tax advisor to determine the specific tax consequences of the Merger to such holder. See "The Merger--Federal Income Tax Consequences."

SPECIAL CONSIDERATIONS

  In considering whether to approve the Merger Agreement, SCC stockholders should be aware of several special considerations relating to the Merger. The imputed value of the fraction of a share of RLR Common Stock to be received by SCC stockholders in exchange for each share of SCC Common Stock could be more or less than $47.00 per share, depending on the actual value of the Exchange Price as of the date immediately preceding the date on which all conditions precedent to the Merger have been either satisfied or waived. In the event that the Exchange Price is less than $52.65 but equal to or greater than $49.00, the Exchange Ratio will be fixed at .8927. As the Exchange Price falls from $52.65 to $49.00, the imputed value of the fraction of a share of RLR Common Stock to be received by SCC stockholders drops from $47.00 to $43.74. In the event that the Exchange Price is more than $60.65 but equal to or less than $64.30, the Exchange Ratio will be fixed at .7749. As the Exchange Price increases from $60.65 to $64.30, the imputed value of the fraction of a share of RLR Common Stock to be received by SCC stockholders increases from $47.00 to $49.83. Moreover, the then-current market value of the fraction of a share of RLR Common Stock to be received by SCC stockholders could be more or less than the imputed value discussed above because the imputed value is based on a twenty-day moving average of the closing sale prices of the RLR Common Stock on the New York Stock Exchange.

  In addition, the Merger Agreement requires SCC to pay RLR $8.0 million in the event that the Merger Agreement is terminated because the SCC Board does not make a favorable recommendation concerning the Merger to the SCC stockholders or because SCC has entered into a definitive agreement for an Acquisition Proposal other than the Merger. The Merger Agreement also requires SCC to pay RLR $2.5 million in the event that the Merger Agreement is terminated as a result of the failure of the SCC stockholders to approve the Merger. SCC must pay RLR an additional $5.5 million if an Acquisition Proposal is outstanding on the date of such termination, or at any time within 90 days following such termination, and the Acquisition Proposal, as it may be modified, or a substitute or alternative Acquisition Proposal is consummated within 12 months of termination.

COMPARATIVE RIGHTS OF SCC STOCKHOLDERS BEFORE AND AFTER THE MERGER

  The rights of the stockholders of SCC are currently governed by SCC's Certificate and Bylaws. At the Effective Time, SCC stockholders will become stockholders of RLR and their rights as RLR stockholders will then be governed by RLR's Certificate and By-Laws. There are various differences between the rights of SCC stockholders and the rights of holders of RLR Common Stock. These differences include a higher percentage of stockholder approval required for certain events in connection with a change of control of RLR versus SCC, and the discretion given to the RLR Board to consider other constituencies when evaluating such transactions. See "Comparative Rights of Stockholders of SCC and RLR."

MARKET PRICE AND DIVIDEND DATA

  The shares of RLR Common Stock and the shares of SCC Common Stock are each listed and principally traded on the NYSE. The following table sets forth for the periods indicated the high and low sale prices of RLR Common Stock and SCC Common Stock, as reported in published financial sources, and the cash dividends paid per share:

                                 RLR COMMON STOCK         SCC COMMON STOCK
                             ------------------------ -------------------------
                              HIGH    LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS
                             ------- ------ --------- ------- ------- ---------
1995........................ $44.50  $29.00  $0.975   $28.50  $22.00    $0.48
1996........................  58.375  40.00   1.09     35.625  24.875    0.48
1997
  First Quarter.............  65.375  54.00   0.28     47.375  35.125    0.12
  Second Quarter (through
   May 20)..................  64.875  57.25   0.31     48.00   44.625    0.14

  On February 21, 1997, the last trading day prior to the public announcement of the Merger, the closing sale prices per share of RLR Common Stock and SCC Common Stock as reported on the NYSE Composite Tape were $59.25 and $37.50, respectively. On May 20, 1997, the last trading day for which closing sale prices were available at the time of the printing of this Proxy Statement/Prospectus, the closing sale prices per share of RLR Common Stock and SCC Common Stock as reported on the NYSE Composite Tape were $63.125 and $47.25, respectively. See "Market Price and Dividend Information for RLR and SCC Common Stock." If the Exchange Price were equal to the closing sale price per share of RLR Common Stock on May 20, 1997, stockholders of SCC who are to receive shares of RLR Common Stock would be entitled to receive .7749 of a share of RLR Common Stock, having a market value of $48.92, in exchange for each share of SCC Common Stock held by them. See "The Merger--General" for a discussion of the determination of the actual Exchange Price and Exchange Ratio.

  Listing on the NYSE of the shares of RLR Common Stock issuable in connection with the Merger is a condition to consummation of the Merger.

SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth selected historical financial data of RLR, SCC and its predecessor for each of the years in the five year period ended December 31, 1996 and selected unaudited historical financial data for the three month periods ended March 31, 1997 and 1996. The balance sheet data are as of December 31 and March 31 of the indicated periods. The selected historical financial data of RLR as of and for each of the five years in the period ended December 31, 1996 shown below have been derived from the consolidated financial statements of RLR. The selected historical financial data of SCC as of and for each of the three years in the period ended December 31, 1996 shown below have been derived from the consolidated financial statements of SCC. The selected historical financial data of SCC as of and for each of the two years in the period ended December 31, 1993 shown below have been derived from the consolidated financial statements of Security-Connecticut Life Insurance Company and subsidiary ("Predecessor Company"). The selected historical financial data for RLR for the three month periods ended March 31, 1997 and 1996 have been derived from RLR's unaudited financial statements and reflect all adjustments and accruals, consisting only of normal, recurring adjustments and accruals which are, in the opinion of RLR management, necessary for a fair statement of the results for the interim periods presented. The selected historical financial data for SCC for the three month periods ended March 31, 1997 and 1996 have been derived from SCC's unaudited financial statements and, in the opinion of SCC management, include all adjustments and accruals, consisting only of normal recurring adjustments and accruals, considered necessary for a fair presentation of the interim periods presented. This historical data is not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the RLR and SCC 10-Ks and 10-Qs and the separate consolidated financial statements and the notes thereto of RLR and SCC incorporated herein by reference.

                                                       RLR
                         -------------------------------------------------------------------
                         THREE MONTHS ENDED
                              MARCH 31,                YEAR ENDED DECEMBER 31,
                         ------------------- -----------------------------------------------
                           1997      1996      1996     1995      1994      1993      1992
                         --------- --------- -------- --------  --------  --------  --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Premiums................ $   204.7 $   205.0 $  836.9 $  851.5  $  726.9  $  659.6  $  589.9
Net Investment Income...     234.7     232.3    940.7    891.1     618.3     635.0     606.7
Realized Investment
 Gains (Losses).........       2.2       6.2     11.2      4.9     (27.4)    (32.4)    (33.7)
Other Income............     121.6      89.9    401.8    342.9     253.0     228.2     215.1
                         --------- --------- -------- --------  --------  --------  --------
    Total Revenues......     563.2     533.4  2,190.6  2,090.4   1,570.8   1,490.4   1,378.0
Benefits and Expenses...     481.8     459.1  1,886.5  1,830.6   1,404.2   1,361.8   1,288.4
Income Tax Expense......      28.4      26.2    106.1     90.7      58.9      46.1      29.0
Dividends on Preferred
 Securities of
 Subsidiary, Net of Tax.       1.7        .1      5.0      --        --        --        --
                         --------- --------- -------- --------  --------  --------  --------
    Income from
     Continuing
     Operations.........      51.3      48.0    193.0    169.1     107.7      82.5      60.6
Loss from Discontinued
 Operations.............       --        --       --      (5.4)     (2.6)      --        --
                         --------- --------- -------- --------  --------  --------  --------
Income Before
 Extraordinary Charges
 and Cumulative Effect
 of Accounting Changes..      51.3      48.0    193.0    163.7     105.1      82.5      60.6
Extraordinary Charges...       --        --       --       --        --       (9.7)     (1.3)
Cumulative Effect of
 Accounting Changes.....       --        --       --       --        --       (7.5)      --
                         --------- --------- -------- --------  --------  --------  --------
    Net Income.......... $    51.3 $    48.0 $  193.0 $  163.7  $  105.1  $   65.3  $   59.3
                         ========= ========= ======== ========  ========  ========  ========
    Net Income Available
     to Common
     Shareholders....... $    51.3 $    48.0 $  187.8 $  155.4  $   96.8  $   57.0  $   50.1
                         ========= ========= ======== ========  ========  ========  ========

                                                        RLR
                         ---------------------------------------------------------------------
                         THREE MONTHS ENDED
                              MARCH 31,                 YEAR ENDED DECEMBER 31,
                         ------------------- -------------------------------------------------
                           1997      1996      1996      1995       1994      1993      1992
                         --------- --------- --------- ---------  --------  --------  --------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS PER COMMON
 SHARE:
Primary:
  Income from Continuing
   Operations........... $    1.26 $    1.24 $    5.03 $    4.36  $   3.30  $   2.63  $   2.07
  Loss from Discontinued
   Operations...........       --        --        --       (.15)     (.09)      --        --
                         --------- --------- --------- ---------  --------  --------  --------
  Income Before
   Extraordinary Charges
   and Cumulative Effect
   of Accounting
   Changes..............      1.26      1.24      5.03      4.21      3.21      2.63      2.07
  Extraordinary Charges.       --        --        --        --        --       (.34)     (.05)
  Cumulative Effect of
   Accounting Changes...       --        --        --        --        --       (.26)      --
                         --------- --------- --------- ---------  --------  --------  --------
    Net Income.......... $    1.26 $    1.24 $    5.03 $    4.21  $   3.21  $   2.03  $   2.02
                         ========= ========= ========= =========  ========  ========  ========
Fully Diluted:
  Income from Continuing
   Operations........... $    1.26 $    1.17 $    4.73 $    4.10  $   3.08  $   2.45  $   1.93
  Loss from Discontinued
   Operations...........       --        --        --       (.14)     (.08)      --        --
                         --------- --------- --------- ---------  --------  --------  --------
  Income Before
   Extraordinary Charges
   and Cumulative Effect
   of Accounting
   Changes..............      1.26      1.17      4.73      3.96      3.00      2.45      1.93
  Extraordinary Charges.       --        --        --        --        --       (.31)     (.05)
  Cumulative Effect of
   Accounting Changes...       --        --        --        --        --       (.24)      --
                         --------- --------- --------- ---------  --------  --------  --------
    Net Income.......... $    1.26 $    1.17 $    4.73 $    3.96  $   3.00  $   1.90  $   1.88
                         ========= ========= ========= =========  ========  ========  ========
DIVIDENDS PAID PER
 COMMON SHARE:.......... $     .28 $     .25 $    1.09 $    .975  $   .875  $   .785  $    .73
                         ========= ========= ========= =========  ========  ========  ========
BALANCE SHEET DATA (END
 OF PERIOD):
Invested Assets......... $11,920.6 $11,785.4 $11,996.3 $11,814.2  $7,918.2  $7,716.3  $7,159.6
Other Assets............   5,013.3   3,986.9   4,710.7   3,705.0   2,448.6   2,196.6   1,915.6
                         --------- --------- --------- ---------  --------  --------  --------
  Total Assets..........  16,933.9  15,772.3  16,707.0  15,519.2  10,366.8   9,912.9   9,075.2
Notes and Mortgages
 Payable................     449.1     423.3     407.5     422.3     194.6     230.3     220.5
Other Liabilities.......  14,979.5  13,884.2  14,760.9  13,676.8   9,373.7   8,882.0   8,174.9
                         --------- --------- --------- ---------  --------  --------  --------
  Total Liabilities.....  15,428.6  14,307.5  15,168.4  14,099.1   9,568.3   9,112.3   8,395.4
Trust-Originated
 Preferred Securities...     121.0     120.8     120.9       --        --        --        --
Shareholders' Equity:
  Preferred.............       --       69.0       --       68.7      67.9      66.7      65.8
  Common................   1,384.3   1,275.0   1,417.7   1,351.4     730.6     733.9     614.0
Book Value per Common
 Share.................. $   34.46 $   32.79 $   35.43 $   34.88  $  22.69  $  22.98  $  20.85

                                                       SCC
                          ----------------------------------------------------------------
                            THREE MONTHS
                           ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                          ----------------- ----------------------------------------------
                            1997     1996     1996     1995     1994      1993      1992
                          -------- -------- -------- -------- --------  --------  --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                          (PREDECESSOR
                                                                            COMPANY)
OPERATING DATA:
Premiums................  $   13.0 $   14.0 $   58.3 $   64.1 $   66.5  $   52.1  $   55.7
Insurance Fees..........      34.8     33.9    136.8    125.5    116.9     104.2      94.6
Net Investment Income...      33.9     33.5    135.3    132.0    115.4     109.4     102.1
Realized Investment
 Gains (Losses).........       0.2      4.1      7.3      6.2     (0.7)      8.6      (0.5)
Other Income............       0.0      0.2      0.6      1.4      0.3       0.2       0.5
                          -------- -------- -------- -------- --------  --------  --------
    Total Revenues......      81.9     85.7    338.3    329.2    298.4     274.5     252.4
Benefits and Expenses...      68.7     71.7    284.8    292.8    260.4     231.3     216.6
Income Tax Expense......       4.6      4.8     18.2     12.3     12.8      18.0       9.6
                          -------- -------- -------- -------- --------  --------  --------
Income Before Cumulative
 Effect of Accounting
 Changes................       8.6      9.2     35.3     24.1     25.2      25.2      26.2
Cumulative Effect of
 Accounting Changes.....       --       --       --       --       --       (1.2)      --
                          -------- -------- -------- -------- --------  --------  --------
    Net Income..........  $    8.6 $    9.2 $   35.3 $   24.1 $   25.2  $   24.0  $   26.2
                          ======== ======== ======== ======== ========  ========  ========
EARNINGS PER COMMON
 SHARE:
Primary:
  Income Before
   Cumulative Effect of
   Accounting
   Changes(1)...........  $   0.99 $   1.07 $   4.10 $   2.81 $   2.94  $   2.75  $   2.84
  Cumulative Effect of
   Accounting
   Changes(1)...........       --       --       --       --       --      (0.14)      --
                          -------- -------- -------- -------- --------  --------  --------
    Net Income(1).......  $   0.99 $   1.07 $   4.10 $   2.81 $   2.94  $   2.61  $   2.84
                          ======== ======== ======== ======== ========  ========  ========
Fully Diluted:
  Income Before
   Cumulative Effect of
   Accounting
   Changes(1)...........  $   0.99 $   1.07 $   4.07 $   2.80 $   2.94  $   2.75  $   2.84
  Cumulative Effect of
   Accounting
   Changes(1)...........       --       --       --       --       --      (0.14)      --
                          -------- -------- -------- -------- --------  --------  --------
    Net Income(1).......  $   0.99 $   1.07 $   4.07 $   2.80 $   2.94  $   2.61  $   2.84
                          ======== ======== ======== ======== ========  ========  ========
DIVIDENDS PAID PER
 COMMON SHARE:(1).......  $   0.12 $   0.12 $   0.48 $   0.48 $   0.48  $   0.70  $   1.40
                          ======== ======== ======== ======== ========  ========  ========
BALANCE SHEET DATA
 (END OF PERIOD):
Invested Assets.........  $1,793.3 $1,777.1 $1,799.1 $1,796.1 $1,510.7  $1,427.4  $1,217.5
Other Assets............     539.2    535.2    539.2    485.3    531.3     401.7     382.2
                          -------- -------- -------- -------- --------  --------  --------
  Total Assets..........   2,332.5  2,312.3  2,338.3  2,281.4  2,042.0   1,829.1   1,599.7
Notes Payable...........      75.0     75.0     75.0     65.0     65.0       --        --
Other Liabilities.......   1,907.3  1,903.4  1,908.1  1,868.0  1,731.7   1,473.4   1,291.2
                          -------- -------- -------- -------- --------  --------  --------
  Total Liabilities.....   1,982.3  1,978.4  1,983.1  1,933.0  1,796.7   1,473.4   1,291.2
Common Shareholders'
 Equity:................     350.2    333.9    355.2    348.4    245.3     355.7     308.5
Book Value per Common
 Share(1), (2)..........  $  40.83 $  39.04 $  41.50 $  40.71 $  28.70  $  35.18  $  29.66

--------
(1) For years 1992 and 1993, earnings per common share, dividends paid per common share, and book value per common share are pro forma for the interest on the debt outstanding and the change in capitalization as a result of the reorganization of SCC prior to the initial public offering in 1994. Also for years 1992 and 1993, the calculations are based on 8,547,727 shares of SCC Common Stock assumed to be outstanding.
(2) Based on common shares outstanding as of December 31 and March 31.

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

  The following table presents unaudited pro forma combined selected financial data for RLR and SCC after giving effect to the Merger. These pro forma data are presented for illustrative purposes only and are not necessarily indicative of the results that would have been obtained if the Merger had been consummated on January 1, 1996 (in the case of income statement items) or March 31, 1997 (in the case of balance sheet items), or that may be obtained in the future. These pro forma data are derived from the Unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto.

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1997   DECEMBER 31, 1996
                                           ------------------ -----------------
                                                       (UNAUDITED)
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF INCOME DATA:
  Revenues................................      $645.1            $2,528.8
  Net Income..............................        62.4               229.2
  Net Income per Common Share (Fully
   Diluted)...............................      $  1.31           $    4.81
  Common Shares Used in Calculation of
   Above per Common Share Amount..........        47.6                47.0

                                                      MARCH 31, 1997
                                           ------------------------------------
                                                       (UNAUDITED)
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA BALANCE SHEET DATA:
  Assets..................................              $19,271.3
  Notes and Mortgages Payable.............                  524.1
  Shareholders' Equity....................                1,795.5
  Book Value per Common Share.............              $    38.12
  Common Shares used in Calculation of
   Above Book Value per Common Share
    Amount................................                   47.1

COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth (i) the historical net income per common share, the historical dividends paid per common share, the historical book value per common share and the historical market value per common share data for RLR and SCC; (ii) the unaudited pro forma combined net income per common share, the unaudited pro forma combined dividends per common share and the unaudited pro forma combined book value per common share data after giving effect to the proposed Merger; and (iii) the unaudited pro forma equivalent combined net income per common share, the unaudited pro forma equivalent combined dividends per common share, the unaudited pro forma equivalent combined book value per common share and the unaudited pro forma equivalent combined market value per common share of SCC Common Stock all based upon an Exchange Ratio of .7932. The information presented in the table should be read in conjunction with the Unaudited Pro Forma

Combined Condensed Financial Statements appearing elsewhere herein and the notes thereto and the separate historical consolidated financial statements and the notes thereto of RLR and SCC incorporated herein by reference.

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1997   DECEMBER 31, 1996
                                           ------------------ -----------------
      NET INCOME PER COMMON SHARE:
        Primary:
          Historical RLR..................       $1.26              $5.03
          Historical SCC..................         .99               4.10
          Pro Forma Combined..............        1.31               5.07
          Pro Forma Equivalent for One
           Share of SCC Common Stock......        1.04               4.02
        Fully Diluted:
          Historical RLR..................       $1.26              $4.73
          Historical SCC..................         .99               4.07
          Pro Forma Combined..............        1.31               4.81
          Pro Forma Equivalent for One
           Share of SCC Common Stock......        1.04               3.82
      DIVIDENDS PAID PER COMMON SHARE:
          Historical RLR..................       $ .28              $1.09
          Historical SCC..................         .12                .48
          Pro Forma Combined(a)...........         .28               1.09
          Pro Forma Equivalent for One
           Share of SCC Common Stock......         .22                .86

                                                   BOOK VALUE PER  MARKET VALUE
                                                      SHARE OF     PER SHARE OF
                                                    COMMON STOCK   COMMON STOCK
                                                   MARCH 31,  1997 MAY 20, 1997
                                                   --------------- ------------
      Historical RLR..............................     $34.46        $63.125
      Historical SCC..............................      40.83         47.25
      Pro Forma Combined..........................      38.12          N/A
      Pro Forma Equivalent for One Share of SCC
       Common Stock...............................      30.24         50.07

--------
(a) The pro forma dividends paid per common share are assumed to be the same as the historical RLR dividends paid per common share.

                              GENERAL INFORMATION

THE SPECIAL MEETING

  This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the SCC Board for use at the Special Meeting to be held on June 24, 1997, and at any adjournments or postponements of that meeting. This Proxy Statement/Prospectus also constitutes the Prospectus of RLR with respect to the shares of RLR Common Stock, including Rights to Purchase Preferred Stock of RLR (see "Description of RLR Capital Stock"), to be issued in connection with the Merger.

  The Special Meeting has been called for the purpose of considering and voting upon a proposal to approve and adopt the Merger Agreement and the Merger, whereby SCC will be merged with and into RLR, and such other matters as may be properly brought before the Special Meeting. The Merger will be accomplished pursuant to the Merger Agreement by a statutory merger of SCC with and into RLR in which all the outstanding shares of SCC Common Stock will be converted into the right to receive shares of RLR Common Stock. The stockholders of RLR will continue to hold their shares of RLR Common Stock, without any change in number, designation, terms or rights. Under the Merger Agreement, holders of SCC Common Stock will become stockholders of RLR and will receive a fraction of a share of RLR Common Stock for each outstanding share of SCC Common Stock determined pursuant to the Exchange Price and the Exchange Ratio. See "The Merger--General." Any outstanding option to purchase SCC Common Stock will be assumed by RLR and will be exercisable upon the same terms and conditions as under the SCC option plan under which the option was granted and the related stock option agreement, except that each option will be exercisable for the number of shares of RLR Common Stock as would have been received pursuant to the Merger for the shares of SCC Common Stock subject to the option had it been exercisable and exercised immediately prior to the Effective Time, and its exercise price will be correspondingly adjusted. See "The Merger--Exchange of Shares" and "The Merger--Employee Benefit Plans and Stock Options."

VOTE REQUIRED AT SPECIAL MEETING

  Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding shares of SCC Common Stock entitled to vote thereon. Holders of SCC Common Stock who dissent from the approval and adoption of the Merger Agreement and the Merger do not have any appraisal rights. See "No Dissenters' Rights."

  The SCC Board has fixed the close of business on May 5, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any and all adjournments or postponements thereof. At that date, there were outstanding 8,582,471 shares of SCC Common Stock entitled to vote at the Special Meeting and the record holders on that date will be entitled to one vote for each share of such stock held by them.

  Based on filings with the SEC, as of February 14, 1997, Boston Partners Asset Management, L.P., Greenhaven Associates, Inc. and Tweedy, Browne Company, L.P., are each known by SCC management to be the beneficial owner of more than 5% of the outstanding shares of SCC Common Stock. On May 5, 1997 SCC's directors and executive officers, as a group, beneficially owned 360,017 shares (or approximately 4.11%) of the outstanding shares of SCC Common Stock on such date (including 186,378 shares held under options exercisable within 60 days). All directors and executive officers of SCC have indicated that they will vote all outstanding shares of SCC Common Stock beneficially owned by them for approval and adoption of the Merger Agreement and the Merger. For information with respect to the beneficial ownership of shares of SCC Common Stock by each of SCC's directors and all directors and executive officers of SCC as a group and each person known to SCC to be the beneficial owner of more than 5% of the outstanding shares of SCC Common Stock, see Item 12 of the SCC 10-K (which incorporates certain portions of SCC's definitive proxy statement for SCC's 1997 Annual Meeting of Shareholders), which is incorporated herein by reference.

  The presence at the Special Meeting in person or by proxy of the holders of a majority of the shares of SCC Common Stock outstanding on May 5, 1997 is required to constitute a quorum. As of May 5, 1997, there were 8,582,471 shares of SCC Common Stock outstanding. For these purposes, shares of SCC Common Stock that are present or represented by proxy and entitled to vote at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter ("abstentions"). A broker with discretionary authority failing to exercise its discretionary authority to vote shares with respect to a matter ("broker non-votes") will not be counted as present and entitled to vote on a matter. For voting purposes, only shares of SCC Common Stock voted for the approval of a matter, excluding abstentions, will be counted as voting for approval in determining whether a matter is approved by the stockholders of SCC. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Merger.

  If a quorum is not present at the Special Meeting, the stockholders present, by vote of a majority of the votes cast by stockholders entitled to vote thereon, may adjourn the Special Meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the Special Meeting as originally called and proxies will be voted thereat as directed.

SOLICITATION OF PROXIES

  SCC has retained Morrow & Co., Inc. to assist it in the solicitation of proxies for a total estimated fee of approximately $4,500 plus expenses. Directors, officers and employees of SCC may solicit proxies from stockholders by personal interview, special letter, telephone or facsimile transmission. SCC will bear the expenses of such solicitation on its behalf. Directors, officers and other employees of SCC will not be specifically compensated for the solicitation of proxies. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of SCC Common Stock owned of record by such organizations, and SCC will pay the reasonable expenses incurred in forwarding these materials.

  A proxy relating to the Special Meeting may be revoked by the stockholder at any time before it is exercised; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy. An SCC stockholder may revoke a proxy before it is voted by executing and filing a subsequently dated proxy with SCC, by sending written notice of revocation received by SCC not later than the close of business on June 23, 1997, or by the holder of record voting in person at the Special Meeting.

  A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions contained therein. A properly executed proxy on which no instruction has been indicated will be voted for approval and adoption of the Merger Agreement and the Merger.

OTHER MATTERS

  At the date of this Proxy Statement/Prospectus, the SCC Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                           BACKGROUND OF THE MERGER

  The terms and conditions of the Merger Agreement were determined through arm's-length negotiations between the senior managements and Boards of Directors of SCC and RLR. In determining the form of the transaction and the form and amount of the consideration, numerous factors were reviewed by the senior managements and Boards of Directors of SCC and RLR. See "Recommendations of the Boards of Directors and Reasons for the Merger." The following is a brief discussion of those negotiations and certain related events.

  Immediately prior to February 2, 1994, the two primary insurance operating subsidiaries of SCC, Security-Connecticut Life Insurance Company and its wholly owned subsidiary, Lincoln Security Life Insurance

Company, were owned by Lincoln National Life Insurance Company, a wholly owned subsidiary of Lincoln National Corporation. LNC originally acquired the SCC Insurance Subsidiaries in 1979 to gain access to their independent distribution system and to increase LNC's aggregate life insurance business. By 1993, however, LNC decided to focus on its career agency system and concluded that the SCC Insurance Subsidiaries, with their focus on an independent agency distribution network, did not fit within LNC's current business strategy. Accordingly, LNC organized SCC on October 13, 1993 to serve as a holding company for the SCC Insurance Subsidiaries, and on February 2, 1994, LNC sold all of the outstanding shares of SCC to the public in an underwritten public offering. SCC has been an independent public company since that time.

  Since the creation and sale of SCC by LNC, the senior management of SCC has pursued a long-term business strategy of increasing revenues while maintaining expenses in an effort to improve the Company's competitive position in its markets. Due to the highly regulated and complex nature of the life insurance business, however, senior management concluded that only limited gains could be achieved through expense reduction. Accordingly, the senior management has focused SCC's long-term business strategy on increasing revenues.

  During 1995 and the first half of 1996, the senior management of SCC considered different strategic alternatives intended to significantly increase revenues with limited increases in the Company's underlying cost structure. Although the details of each such potential strategic alternative differed, the general approach was to identify and contact other companies that had in force large blocks of term and universal life insurance business with a view toward negotiating the purchase and/or administration of such business, as well as the right to access such other companies' marketing and distribution channels. During the course of this eighteen month period, SCC or its outside consultants systematically reviewed the relevant statistical data of more than 100 insurers and initiated preliminary discussions with approximately fifteen of those who expressed interest in the general proposal. None of these discussions resulted in the consummation of any specific transactions, however, and the senior management of SCC ultimately concluded that the strategy was not viable. This conclusion was based on the fact that SCC or its outside consultants had contacted substantially all of the insurers who were viewed as having a potential strategic fit with SCC in their businesses or product lines, and SCC was unable to negotiate a definitive transaction with any of them.

  The most significant transaction pursued by SCC during this period related to a confidential proposal to enter into a potential strategic alliance with another large life insurance company pursuant to which SCC and the other life insurance company would afford one another access to specified marketing and distribution channels. SCC was interested in pursuing such a strategic alliance because it would have enabled SCC to have access to a wide range of additional marketing and distribution channels without requiring a substantial financial investment. SCC believed the potential alliance was attractive to the other insurer because of the perceived complimentary nature of the product lines of the respective parties. It was on this basis that SCC had first identified the other insurance company as a potential strategic alliance partner.

  Initially, the discussions focused on the terms and conditions under which the parties might agree to afford one another access to specified marketing and distribution channels intended to capitalize on the strengths of each party. As the discussions progressed, however, the parties independently evaluated on a preliminary basis whether there existed an overall strategic fit between the parties sufficient to warrant more detailed discussions concerning a potential business combination transaction. On April 4, 1996, SCC engaged Merrill Lynch to render general financial advisory and investment banking services to SCC and to assist SCC in considering and negotiating a possible business combination transaction. Ultimately, SCC and the other insurance company were unable to reach any definitive agreement regarding a potential strategic alliance, and the other insurance company never submitted to SCC a definitive proposal concerning a potential business combination transaction. By the end of April 1996, all substantive negotiations with the other insurer were discontinued.

  The senior management of SCC continued to have occasional contact with seven other potential strategic alliance partners, including RLR, during the summer and fall of 1996. These contacts, except for the contacts with RLR, which are discussed in more detail below, were initiated either by the senior management of SCC based upon their perception of the strategic fit that existed between the parties or the senior managements of the other parties. None of these contacts, except for the contacts with RLR, resulted in any definitive proposals.

  On July 2, 1996, Mr. Ronald D. Jarvis, President and Chief Executive Officer of SCC, met with Mr. John G. Turner, Chairman and Chief Executive Officer of RLR, to discuss the possible cross-selling opportunities presented by their respective companies' product lines and distribution channels. This meeting was very informal with no consensus as to any future course of action between the companies.

  The July 2 meeting was followed by a subsequent meeting between Mr. Jarvis and Messrs. Turner and John H. Flittie, President and Chief Operating Officer of RLR, held on October 8, 1996. Messrs. Turner and Flittie discussed with Mr. Jarvis a summary of the potential benefits that RLR perceived could be obtained through a possible strategic alliance between SCC and RLR, and they provided Mr. Jarvis with certain financial and other information concerning RLR. This meeting adjourned with no consensus as to any future course of action between the companies.

  On October 15, 1996, Moody's Investors Service, Inc. announced that it had assigned SCC a financial strength rating of "Baa1." A.M. Best Company, which rates insurance companies based on qualitative and quantitative factors of concern to policyholders, soon followed this announcement with a downgrade of its rating of SCC's claim's paying ability from "A+ (Superior)" to "A (Excellent)." Among the factors contributing to the downgrade was SCC's high cost structure in comparison to other comparable insurers. Although SCC's management disagreed with the conclusions of these rating agencies, it recognized the potential negative impact these ratings could have on future sales. A substantial portion of SCC's sales are to sophisticated, high net-worth individuals whose purchases of insurance are influenced by financial strength ratings. For this reason, the ratings downgrades were troubling to the senior management of SCC.

  At the regular meeting of the SCC Board held on December 6, 1996, the SCC Board discussed the possibility of entering into a strategic business combination with another life insurance company. The SCC Board noted that competition in the industry was intensifying, that the downgrade in SCC's A.M. Best Company rating could adversely affect SCC's competitive position in the industry and that a strategic alliance with a strong partner might improve SCC's ability to compete in the markets it serves. At the conclusion of this meeting, the SCC Board constituted a Special Committee comprised of Messrs. Jarvis and Levenson, a director of the Company, and authorized the Special Committee to investigate, with the assistance of Mr. Robert J. Voight, Executive Vice President and Chief Financial Officer of SCC, and Merrill Lynch, the possibility of entering into a strategic business combination with another life insurance company.

  The Special Committee met with representatives of Merrill Lynch, together with SCC's outside legal counsel, on January 13, 1997 to discuss an appropriate strategy for pursuing possible strategic business combination transactions. After discussions with Merrill Lynch and SCC's legal counsel, the Special Committee identified three potential candidates that the Special Committee believed should be approached by Merrill Lynch to solicit indications of interest in a potential strategic business combination transaction. The Special Committee authorized Merrill Lynch to continue its internal preparations and analyses and directed it to be prepared to initiate contacts with the three potential strategic partners that had been identified.

  On January 21, 1997, a special meeting of the SCC Board was convened. Representatives of Merrill Lynch and SCC's outside legal counsel also attended this meeting. Merrill Lynch reported that it was prepared to execute confidentiality agreements with the three potential strategic partners that the Special Committee had identified and supply them with appropriate financial data and other information concerning SCC. At the conclusion of this meeting, the SCC Board ratified the recommendation of the Special Committee and authorized Merrill Lynch to solicit indications of interest from the three potential strategic partners. Merrill Lynch was instructed to make these contacts on a confidential basis because the SCC Board believed a more public approach would cause SCC's sales force to lose the incentive to market and distribute SCC's products, undermine the confidence of SCC's existing customer base and create instability among SCC's employees. Any of these developments would adversely affect SCC's operations and strategic options.

  When contacted, RLR expressed immediate interest and promptly entered into a confidentiality agreement with SCC. Neither of the other two candidates that had been identified by the Special Committee was prepared to proceed with a potential transaction. On Friday, January 31, 1997, Mr. Turner sent Mr. Jarvis a letter by facsimile transmission confirming RLR's interest in a possible business combination transaction and asking SCC to execute a letter granting RLR the exclusive right to conduct due diligence and negotiate with SCC through 5:00 p.m. on February 23, 1997. The letter indicated that RLR would only proceed if it were granted an exclusive opportunity to conduct due diligence and to negotiate the terms of a definitive agreement. In a telephone conversation on Wednesday, February 5, 1997, Mr. Jarvis indicated to Mr. Turner that, although SCC was interested in pursuing discussions with RLR, it was unwilling to execute an exclusivity letter. Mr. Turner reiterated RLR's interest in pursuing a possible business combination transaction with SCC and expressed concern about the lack of exclusivity. Mr. Jarvis and Mr. Turner reached a verbal understanding that, from Wednesday, February 5, through Saturday, February 15, SCC would not entertain substantive discussions with any other potential strategic partner.

  The SCC Board met again on Monday, February 10, 1997, and Mr. Jarvis briefed the directors on the status of the discussions with RLR. Mr. Jarvis reported that he had verbally agreed to grant RLR exclusivity until Saturday, February 15, 1997. He reported that RLR was scheduled to conduct its due diligence investigation of SCC from Monday, February 10, through Thursday, February 13. An initial draft of the proposed Merger Agreement was scheduled to be delivered to SCC and its legal counsel on Tuesday, February 11. A special meeting of the RLR Board had been scheduled for Thursday, February 13. Mr. Jarvis and Mr. Turner had made arrangements to speak by telephone during the afternoon on Saturday, February 15, at which time Mr. Turner had undertaken to confirm whether or not RLR continued to be interested in pursuing a strategic business combination transaction with SCC.

  The first draft of the Merger Agreement was furnished by RLR to SCC on Tuesday, February 11. The SCC Special Committee had a telephonic meeting on Friday, February 14, during which Merrill Lynch and SCC's outside legal counsel reviewed the draft Merger Agreement and discussed the status of the negotiations. Later that day, SCC's legal and financial advisors delivered a brief memorandum to RLR summarizing several of the substantive issues raised by the draft Merger Agreement. Among others, these included the calculation and amount of the proposed merger consideration and of any potential termination fee, the circumstances under which such a termination fee would be paid, and the terms of certain covenants and conditions precedent involving RLR board representation, employment agreements and pre-closing access by RLR to SCC's operations.

  In a telephone conversation on Saturday, February 15, 1997, representatives of RLR reported to representatives of SCC that RLR continued to be interested in negotiating a potential business combination transaction. It was verbally agreed that representatives of the two companies would meet on Monday, February 17, to discuss the possible transaction.

  On Monday, February 17, the senior managements of SCC and RLR, together with their financial advisors and outside legal counsel, met to discuss the issues that had been raised by the initial draft of the Merger Agreement. The meeting took place in Hartford, Connecticut, at the offices of SCC's outside legal counsel. By the conclusion of the meeting, the parties had reached a tentative agreement concerning the financial terms of the proposed Merger, subject to the completion of the ongoing due diligence investigations being conducted by each party with respect to the other, the favorable resolution of certain other remaining issues and the approval of all such terms and conditions by the SCC Board and the Finance Committee of the RLR Board.

  As discussed in more detail below, these terms generally provide for the stockholders of SCC to receive in exchange for each share of SCC Common Stock a fraction of a share of RLR Common Stock having a value of $47.00 (based on the value of a share of RLR Common Stock being equal to the Exchange Price), as long as the Exchange Price is equal to or greater than $52.65 and not greater than $60.65. See "The Merger--General." This range was established with reference to the twenty day moving average of the closing price of the RLR Common Stock on the NYSE, which was $56.65 as of February 14, 1997, the last full trading day prior to the February 17 negotiating session. The closing prices of the RLR Common Stock and the SCC Common Stock on the NYSE on February 14, 1997 were $59.125 and $37.125, respectively. The parties agreed to the principle of a symmetrical collar, and the range was expanded by $4.00 (or approximately 7%) above and below the mid-point. A second collar was created above the fixed-value range to enable the SCC stockholders to share in any appreciation in the RLR Common Stock above $60.65 to a maximum of $64.30, and a third collar was created to provide some level of protection to RLR in the event that the value of the RLR Common Stock dropped below $52.65 to a floor of $49.00. Following the agreed upon principle of symmetry, the collars above and below the fixed-value range each extend for $3.65.

  Before concluding the February 17 negotiating session, the parties also reached a tentative agreement concerning the calculation and amount of any potential termination fee and the circumstances under which such a termination fee would be paid. Provided RLR was not in material breach of the Merger Agreement, the parties tentatively agreed to a termination fee of $8 million payable to RLR if the Merger Agreement is terminated because SCC entered into a definitive agreement for an alternative Acquisition Transaction (as defined in the Merger Agreement) or the SCC Board does not recommend that the SCC stockholders vote in favor of the Merger. The parties also reached mutually satisfactory resolutions to the remaining issues as reflected in the Merger Agreement. See "The Merger."

  The remaining issues concerning several technical aspects of the Merger Agreement were discussed between, and tentatively resolved by, the parties' respective legal advisors the next afternoon, Tuesday, February 18, during a conference telephone call that had been scheduled at the conclusion of the meeting held in Hartford.

  SCC conducted its own due diligence investigation of RLR on Tuesday and Wednesday, February 18 and 19, and representatives of both parties continued to negotiate the definitive terms of the Merger Agreement throughout the week.

  At a meeting of the SCC Board held on Thursday, February 20, 1997, SCC senior management and Merrill Lynch presented an analysis of the proposed Merger. At this meeting, SCC senior management also presented an overview of SCC's financial condition, results of operations and future challenges and opportunities of continuing on a stand-alone basis. SCC senior management also reported to the SCC Board the results of their due diligence investigation of RLR. Outside legal counsel to SCC advised the SCC Board with respect to the fiduciary duties applicable to the consideration of a strategic business combination transaction. The SCC Board did not take any definitive actions with respect to the Merger at this meeting.

  The closing sale prices per share of the RLR Common Stock and the SCC Common Stock as reported on the NYSE Composite Tape on Friday, February 21, were $59.25 and $37.50, respectively.


  The SCC Board met on Sunday, February 23, 1997, to further consider the Merger. After reviewing the findings of SCC's senior management concerning their financial due diligence investigations of RLR, reviewing the terms of the Merger Agreement with senior management, outside legal counsel and Merrill Lynch, and considering the fairness opinion of Merrill Lynch (see "Opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated"), the SCC Board determined that the Merger was fair to, and in the best interests of, SCC and its stockholders and unanimously voted to approve and adopt the Merger Agreement and the Merger. The Merger Agreement was executed later that day. See "Recommendation of the Boards of Directors and Reasons for the Merger."

  Certain directors and officers of SCC have interests in the Merger different from the interests of other SCC stockholders. See "The Merger--Interests of Certain Persons in the Merger."

                   RECOMMENDATION OF THE BOARD OF DIRECTORS
                          AND REASONS FOR THE MERGER

  The SCC Board believes that the terms of the Merger are fair to, and in the best interests of, SCC and its stockholders. ACCORDINGLY, THE SCC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SCC COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The SCC Board has retained the right, under certain circumstances, to withdraw, modify or amend the foregoing recommendation of the SCC Board. See "The Merger--No Solicitation of Acquisition Transactions."

  The SCC Board believes that the Merger will permit the stockholders of SCC to participate in a financially stronger, better diversified, cost efficient and more competitive combined company through a tax-free reorganization, with taxes incurred only upon the ultimate sale of the shares of RLR Common Stock to be received in the Merger. See "The Merger--Federal Income Tax Consequences."

  The SCC Board believes that the Merger will produce significant synergies and cost savings of the combined company aggregating approximately $7 million per year resulting from employee salary and benefit reductions, elimination of fees to third party investment portfolio managers, removal of duplicative holding company costs, and reduction of other miscellaneous costs (although there can be no assurance that such cost savings will be realized). The SCC Board also believes that a business combination of SCC and RLR represents a strong strategic fit and creates numerous strategic benefits including: diversification of SCC's and RLR's respective businesses; providing a more attractive array of insurance products to a larger sales force through more channels of distribution; the potential for a merger of the New York insurance subsidiaries of SCC and RLR to obtain critical mass and efficiencies in the New York market; and cost reductions through the elimination of duplicative support services and functions and the elimination of redundant facilities.

  In deciding to pursue a strategic business combination transaction with RLR instead of remaining independent, the SCC Board evaluated with SCC senior management their plans for the conduct of SCC's businesses on a stand-alone basis. The analysis included a review of the historical financial condition and results of operations of SCC and its subsidiaries, the profitability of various lines of business, the current competitive environment in the life insurance industry, the significant changes required to be implemented to achieve satisfactory profitability and the achievability of strategic goals. Merrill Lynch reviewed with the SCC Board analyses conducted as of such dates under various valuation methodologies respecting the value of SCC.

  At its meeting on February 20, 1997, the SCC Board considered a report from SCC senior management concerning its management and financial due diligence review of RLR. The SCC Board then reviewed in detail the proposed terms of the Merger Agreement with senior management and its financial and legal advisors. Merrill Lynch answered questions from the SCC Board concerning Merrill Lynch's analysis of the financial terms of the Merger. SCC had selected Merrill Lynch to act as SCC's financial adviser and render a fairness opinion based on Merrill Lynch's expertise and its familiarity with SCC, having provided investment banking services to SCC since 1994.

  On February 23, 1997, the SCC Board again discussed the proposed terms of the Merger Agreement with senior management and its financial and legal advisors. Merrill Lynch then opined that the consideration to be received in the Merger is fair to the stockholders of SCC from a financial point of view (see "Opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated"). After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed herein and the opinion and presentation of Merrill Lynch, the SCC Board unanimously determined the Merger to be advisable and in the best interests of SCC and its stockholders and approved the Merger Agreement and the transactions contemplated thereby. Merrill Lynch has subsequently delivered to the SCC Board an updated opinion, dated the date of this Proxy Statement/Prospectus, to the same effect as the opinion dated as of February 23, 1997.

  In reaching its decision to approve and adopt the Merger Agreement on February 23, 1997, the SCC Board consulted with SCC senior management and financial and legal advisors and considered many factors, including, but not limited to, those listed above and the following:

    (i) historical information on both a line of business and company-wide basis regarding the financial condition, capital levels, asset quality, cash flow, operations, earnings, businesses and prospects of SCC, and the recent and historic trading value and average trading volume of the SCC Common Stock;

    (ii) the financial analyses and pro forma and other information with respect to SCC and RLR presented by SCC management and Merrill Lynch, as well as the SCC Board's own knowledge of SCC and its businesses;

    (iii) the current economic and competitive operating environment, including but not limited to greater public and regulatory concerns about the financial stability of insurance companies, increased customer sensitivity to ratings, intense competition in the traditional individual life insurance lines of business, and the belief that the combined company will be able to compete more effectively in the rapidly changing marketplace for insurance products and to take advantage of opportunities for growth and diversification that would not be available to SCC on its own;

    (iv) the potential effect on shareholder value of SCC continuing as an independent entity compared to the effect of its combining with RLR in light of the factors summarized herein with respect to the financial condition and prospects of SCC in the current economic environment, including (A) the exposure of a smaller and less diversified independent entity to adverse external developments (including risks arising in connection with general industry conditions, general economic conditions and general financial market conditions) and (B) the financial strength rating issued by Moody's Investors Services, Inc. and the recent downgrade in SCC's claims paying ability issued by A.M. Best Company;

    (v) SCC had been unable to negotiate successfully any definitive strategic alliance transactions with other insurance companies, despite having systematically reviewed the relevant statistical data of more than 100 insurers and having initiated preliminary discussions with approximately fifteen such insurers;

    (vi) the stockholders of SCC would have an opportunity to participate in the combined company in the Merger which was expected to have a greater potential for profits and growth and future increase in stockholder value than SCC could have alone. Except as set forth above with respect to the potential synergies and cost savings that reasonably could be expected to be achieved by the combined company (which the senior management of SCC estimates will aggregate approximately $7 million per year), the SCC Board did not consider it practicable to, nor did it attempt to, quantify all of the benefits that reasonably could be expected to be realized by the stockholders of SCC as a result of their continuing interest in the combined company. Nonetheless, the SCC Board considered that there would be a number of such benefits, including but not limited to (A) the financial and managerial strength of the combined company and its consequent enhanced ability to realize the potential of the businesses contributed by SCC, (B) the potential for growth in the businesses of the combined company as a result of the possibility of cross-marketing products of each company to the policyholder base of the other, (C) the business synergies that might be realized, and the consequent expense savings, cost reductions and operating efficiencies, (D) the opportunity to diversify earnings, and (E) the potential effect of the Merger on the perception by the ratings agencies of the businesses of the combined company. The SCC Board considered that as a result of the foregoing factors, the Merger was expected to position the SCC businesses to better realize their potential and thus to enhance their growth prospects, while at the same time diversifying the operations of the combined company. The SCC Board also considered that because of their continuing interest in the combined company, the stockholders of SCC would be able to share in and benefit from such growth and diversification.

    (vii) the consideration to be received by SCC stockholders in the Merger and the fact that the market value of the RLR Common Stock to be issued in exchange for each share of SCC Common Stock represents a significant premium over the recent trading price of the SCC Common Stock, as well as a substantial investment return for those SCC stockholders who acquired their shares of SCC Common Stock in the initial public offering of the SCC Common Stock consummated on February 2, 1994 (assuming the per share value of the Merger Consideration equals $47.00 per share, the Merger Consideration represents a premium of 27.5% in comparison to the closing market price of the SCC Common Stock on February 18, 1997, a premium of 23.9% in comparison to the 30 day average closing market price of the SCC Common Stock as of February 18, 1997, and a premium of 31.9% in comparison to the highest closing market price of the SCC Common Stock for all of 1996; it also represents a compound annual rate of return of 28.8% for those SCC stockholders who acquired their shares of SCC Common Stock in the initial public offering of such shares consummated on February 2, 1994);

    (viii) the value at the Effective Time of the shares of RLR Common Stock to be received in the Merger for each share of SCC Common Stock is fixed at $47.00 (based on the average of the per share closing sale prices of the RLR Common Stock on the NYSE Composite Tape for the twenty trading days immediately preceding the date on which all conditions precedent to the Merger have been satisfied or waived), provided the Exchange Price is equal to or greater than $52.65 and not greater than $60.65, and the fact that (A) such value has the potential to increase to as much as $49.83 in the event that the Exchange Price increases from $60.65 to $64.30 (and to increase even more in the event that the Exchange Price exceeds $64.30 and SCC does not affirmatively elect to designate an Exchange Ratio having a value of no more than $49.83) and (B) such value has the potential to decrease to as little as $43.74 in the event that the Exchange Price decreases from $52.65 to $49.00 (but cannot fall below $43.74 without affording SCC the right to terminate the Merger Agreement and abandon the Merger);

    (ix) the presentations made by Merrill Lynch, the opinion of Merrill Lynch that the consideration to be received in the Merger is fair, from a financial point of view, to the holders of SCC Common Stock, and the fact that the Merrill Lynch opinion may not be applicable to the proposed Merger in the event that the Exchange Price falls below $49.00 (see "Opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated");

    (x) historical information on both a line of business and company-wide basis regarding the financial condition, capital levels, asset quality, cash flow, operations, earnings, and the businesses and prospects of RLR, the recent and historic trading value and average trading volume of RLR Common Stock, and presentations by SCC senior management concerning its financial and management due diligence review of RLR;

    (xi) the strategic fit of the SCC and RLR businesses, the compatible operating philosophies of the two companies and the synergies and potential operating efficiencies discussed above which could result from combining SCC and RLR;

    (xii) the SCC Board's review with its legal and financial advisors of the provisions of the Merger Agreement, including the provisions in the Merger Agreement that would permit the SCC Board, in the exercise of its fiduciary duties (after receiving the advice of outside legal counsel), to supply information to, and cooperate and negotiate a superior Acquisition Transaction with, third parties following the execution of the Merger Agreement, and to withdraw or modify its recommendation in favor of the Merger, upon the payment of an $8 million termination fee (plus up to $2.5 million in expense reimbursement), and the fact that such termination fee represents only approximately 1.6% of the aggregate value of the proposed Merger (including the assumption of approximately $75 million of debt) and would not be likely to deter any third party from making or proposing a superior Acquisition Transaction (see "The Merger--No Solicitation of Acquisition Transactions");

    (xiii) the expectation that the Merger would be tax free for federal income tax purposes to SCC and its stockholders (other than in respect of any cash paid as partial consideration or in lieu of fractional shares) and would be accounted for under the purchase method of accounting;

    (xiv) the various differences between the rights and preferences of the holders of shares of SCC Common Stock and the holders of RLR Common Stock, as discussed below under "Comparative Rights of Shareholders of SCC and RLR;"

    (xv) that the Merger is conditioned upon approval by the holders of more than a majority of the outstanding shares of SCC Common Stock;

    (xvi) the interests of certain officers and directors of SCC in the Merger, including the matters described below under "The Merger--Interests of Certain Persons in the Merger," and the fact that such officers and directors have interests in the Merger that are different from the interests of other SCC stockholders; and

    (xvii) the advice of legal counsel that it reasonably could be expected that the necessary regulatory approvals for the Merger would be obtained.

  The foregoing discussion of the information and factors considered by the SCC Board is not intended to be exhaustive, but is believed to include all of the material factors considered by the SCC Board in connection with its evaluation of the Merger. In view of the wide variety of factors considered and the complexity of such matters and except as set forth above with respect to the potential synergies and cost savings that reasonably could be expected to be achieved by the combined company (which the senior management of SCC has estimated will aggregate approximately $7 million per year), the SCC Board did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the SCC Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination but, rather, conducted a wide ranging discussion of the factors described above, including asking questions of SCC's management and its legal and financial advisors, following which the SCC Board reached a general consensus that the Merger was in the best interests of SCC and its stockholders. Individual members of the SCC Board may have felt differently about, and may have given different weight to, different factors.

  On balance, however, the discussions among the members of the SCC Board evidenced the general view that, except as described below, the factors enumerated above were regarded as supporting the SCC Board's determination to approve the Merger and the Merger Agreement. The factors set forth in paragraphs (i), (ii), (x), (xiv) and (xvi) were part of the general mix of information considered by the SCC Board and were not necessarily regarded as favorable or unfavorable. The factor set forth in paragraph (viii) was generally regarded favorably by the SCC Board. Given the fact that the closing price of the RLR Common Stock on February 21, 1997 (the last trading day prior to the SCC's Board approval of the Merger Agreement) was $59.25, the SCC Board believed the potential increase in value that would result in the event that the Exchange Price were to increase above $60.65 outweighed the potential decrease in value that would result in the event that the Exchange Price were to decrease below $52.65. Finally, the factor set forth in paragraph (ix) was regarded as highly favorable notwithstanding the fact that the SCC Board has been advised that the Merrill Lynch fairness opinion may not be applicable to the proposed Merger (without being reaffirmed in writing) in the event that the Exchange Price falls below $49.00 and RLR does not elect to designate the Exchange Ratio intended to maintain the imputed value of the transaction at $43.74 because, in such event, the SCC Board would desire to receive additional advice and counsel from Merrill Lynch with respect to the then-current financial terms and conditions of the Merger and would not intend to proceed with the Merger unless the then-current financial terms and conditions were considered fair, from a financial point of view, to the SCC stockholders. The SCC Board is unanimous in its recommendation to the stockholders of SCC that the Merger be approved.

  THE BOARD OF DIRECTORS OF SCC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AS BEING IN THE BEST INTERESTS OF STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

        OPINIONS OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

GENERAL

  Merrill Lynch has rendered written opinions to the SCC Board that, as of the date of the Merger Agreement and as of the date of this Proxy Statement/Prospectus, respectively, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of the SCC Common Stock. THE FULL TEXT OF MERRILL LYNCH'S OPINION DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ATTACHED HERETO AS EXHIBIT B. THE STOCKHOLDERS OF SCC ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, BY MERRILL LYNCH IN CONNECTION THEREWITH. IN CONSIDERING THE MERRILL LYNCH OPINIONS, STOCKHOLDERS MAY WANT TO TAKE INTO ACCOUNT MERRILL LYNCH'S FEE ARRANGEMENTS WITH SCC WITH RESPECT TO THE MERGER, UNDER WHICH MERRILL LYNCH'S FEES ARE SUBSTANTIALLY GREATER IF THE MERGER IS CONSUMMATED. SEE "--FEES PAYABLE TO MERRILL LYNCH" BELOW.

  Merrill Lynch is a globally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. Merrill Lynch was selected by the SCC Board on the basis of its experience, expertise and familiarity with SCC, SCC's business and the life insurance and annuity industries.

  Merrill Lynch was engaged by the SCC Board as an independent contractor to provide general financial advisory and investment banking services with respect to the consideration of SCC's strategic alternatives, including the Merger. In such role, Merrill Lynch participated on behalf of SCC in various negotiations with RLR and a limited number of other potentially interested parties. However, Merrill Lynch was not authorized by SCC or the SCC Board to broadly solicit, nor did it broadly solicit, third-party indications of interest for the acquisition of all or any part of SCC. Except for the foregoing, no limitations were placed on Merrill Lynch by SCC with respect to the investigation made or the procedures followed by Merrill Lynch in preparing and rendering its opinions.

  The opinions of Merrill Lynch, as set forth therein, relate only to the relative values of SCC and RLR. Merrill Lynch did not express any opinion as to what value the RLR Common Stock will have when it is issued pursuant to the Merger or as to the price the RLR Common Stock will trade at subsequent to the Merger. The opinions of Merrill Lynch do not address the merits of the underlying decision by SCC to engage in the Merger and do not constitute a recommendation to any SCC stockholder as to how such stockholder should vote on the proposed Merger.

  The opinions of Merrill Lynch are necessarily based on information available, and financial, stock market, economic and other conditions and circumstances as they existed and could be evaluated, as of the respective dates of the opinions. Although subsequent developments may affect the opinions, Merrill Lynch does not have any obligation to update, revise or reaffirm the opinions.

  Merrill Lynch will receive a fee from SCC for its services, substantially all of which is contingent upon consummation of the Merger. See "--Fees Payable to Merrill Lynch" below. In addition, SCC has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has within the past two years provided certain financial advisory, investment banking and other services to SCC and RLR, for which it received customary compensation, including representing each of SCC and RLR in connection with strategic advisory matters and acting as underwriter in connection with various financing transactions. Merrill Lynch is currently on retainer with RLR to provide financial advisory services unrelated to the Merger. In addition, Merrill Lynch has advised SCC that, in the ordinary course of its securities business, it may actively trade debt and/or equity securities of SCC and RLR and their respective affiliates for its own account and the accounts of its customers. Accordingly, Merrill Lynch from time-to-time may hold a long or short position in such securities.

MATERIALS AND INFORMATION CONSIDERED WITH RESPECT TO THE MERGER

  In connection with its opinions, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to SCC and RLR which Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, assets, equity and prospects of SCC and RLR, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger ((i.e., the $7 million of expected savings discussed above) the "Expected Synergies") furnished to Merrill Lynch by SCC and RLR;
(iii) conducted discussions with members of senior management of SCC and RLR concerning their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the historical market prices and valuation multiples for the SCC Common Stock and the RLR Common Stock and compared them with those of certain publicly-traded companies which Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of SCC and RLR and compared them with those of certain companies which Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (vii) reviewed the potential pro forma impact of the Merger; (viii) reviewed the draft Merger Agreement dated February 18, 1997; and (xi) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing its opinions, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of SCC or RLR. In addition, Merrill Lynch relied on an actuarial appraisal of the SCC Insurance Subsidiaries (the "Actuarial Appraisal") prepared by Milliman & Robertson, Inc. The Actuarial Appraisal was performed as of June 30, 1996 and was prepared in connection with the ordinary business operations of SCC and not for the purposes of facilitating an analysis of the financial terms and conditions of the Merger. Nonetheless, because the Actuarial Appraisal became available at about the time Merrill Lynch was performing its analysis of the financial terms and conditions of the Merger, the Actuarial Appraisal was made available to Merrill Lynch.

  With respect to the Actuarial Appraisal, Merrill Lynch assumed that it was reasonably prepared on a basis reflecting the best available estimates and judgments of the management of SCC as to the future operating and financial performance of the SCC Insurance Subsidiaries as of January 24, 1997, and the best judgment of the consulting actuarial firm as to the proper analysis to be applied based on the assumptions provided to it by the management of SCC as to the future operating and financial performance of the SCC Insurance Subsidiaries. Merrill Lynch also assumed that there had been no material changes to the business of SCC since such date that would materially affect such actuarial analysis. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of SCC or RLR. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by SCC and RLR, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the managements of SCC or RLR as to the expected future financial performance of SCC or RLR, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the final form of the Merger Agreement is substantially similar to the last draft reviewed by them.

  Set forth below is a brief summary setting forth the material analyses presented by Merrill Lynch to the SCC Board in connection with its written opinion as to the fairness, from a financial point of view, of the consideration to be received by holders of SCC Common Stock on the date the SCC Board approved the Merger Agreement. Unless otherwise specified, all ratios and other financial information described below are based on financial data as of or for the 12 months ended December 31, 1996. The procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken contained in the opinion dated the date of the Merger Agreement are substantially the same as, and not materially different from, those contained in the opinion dated the date of this Proxy Statement/Prospectus and attached as Exhibit B.

  Transaction Overview. Merrill Lynch presented a brief summary of the pricing structure and the transaction pricing multiples resulting therefrom assuming the Merger is consummated based on an Exchange Price that is within the fixed price range of the negotiated pricing formula set forth in the Merger Agreement. Assuming the Exchange Price is equal to or greater than $52.65 and not greater than $60.65, the imputed value of the Merger to the holders of SCC Common Stock is $47.00 per share of SCC Common Stock. Merrill Lynch calculated that, within this range, the transaction results in an aggregate equity value of approximately $411.0 million (based on fully diluted shares outstanding with options valued using the treasury method at a $47.00 per share offer price) and an aggregate enterprise value of approximately $486.0 million (giving effect to the assumption of $75 million of debt). Based on the foregoing, Merrill Lynch calculated the aggregate equity transaction valuation as a multiple of Pre-FAS 115 SCC stockholders' equity at December 31, 1996 and as a multiple of 1996 operating earnings and the estimated operating earnings for 1997 and 1998. Merrill Lynch calculated these multiples to be 1.19x, 13.43x, 12.53x and 11.55x, respectively.

  Merrill Lynch also calculated the premium the merger consideration represents, based on an assumed $47.00 per share purchase price, when compared to the SCC Common Stock closing market price on February 18, 1997 (two trading days prior to the date of the SCC Board meeting at which Merrill Lynch made its first presentation concerning the financial terms of the Merger), the 30 day average closing market price of the SCC Common Stock as of February 18, 1997, and the highest closing market price of the SCC Common Stock for all of 1996.

Merrill Lynch calculated the premium to be 27.5% in comparison to the closing market price of the SCC Common Stock on February 18, 1997, 23.9% in comparison to the 30 day average closing market price of the SCC Common Stock as of February 18, 1997, and 31.9% in comparison to the highest closing market price of the SCC Common Stock for all of 1996. Merrill Lynch also calculated that the merger consideration represents a compound annual rate of return of 28.8% for those SCC stockholders who acquired their shares of SCC Common Stock in the initial public offering of such shares consummated on February 2, 1994.

  Merrill Lynch also calculated the imputed value of the merger consideration assuming the Exchange Price falls outside the fixed price range of the negotiated pricing formula set forth in the Merger Agreement. If the Exchange Price is less than $52.65 but equal to or greater than $49.00, the Merger Agreement provides that the Exchange Ratio shall be fixed at .8927. Within this range, Merrill Lynch calculated that the imputed value of the merger consideration would fall from $47.00 at an assumed Exchange Price of $52.65 to $43.74 at an assumed Exchange Price of $49.00. Conversely, if the Exchange Price is greater than $60.65 but equal to or less than $64.30, the Merger Agreement provides that the Exchange Ratio shall be fixed at .7749. Within this range, Merrill Lynch calculated that the imputed value of the merger consideration would increase from $47.00 at an assumed Exchange Price of $60.65 to $49.83 at an assumed Exchange Price of $64.30.

  Finally, Merrill Lynch calculated the imputed value of the merger consideration assuming the Exchange Price falls outside the low and high ends of the fixed ratio collars. The Merger Agreement provides that, if the Exchange Price is less than $49.00, the Exchange Ratio shall be either .8927 or, if RLR so elects, a fraction expressed decimally to the fourth decimal place calculated by dividing $43.74 by the Exchange Price. If the Exchange Price is less than $49.00 and RLR has not made such election, SCC shall have the right to terminate the Merger Agreement. Conversely, if the Exchange Price is greater than $64.30, the Merger Agreement provides that the Exchange Ratio shall be either .7749 or, if SCC so elects, a fraction expressed decimally to the fourth decimal place calculated by dividing $49.83 by the Exchange Price. If the Exchange Price is greater than $64.30 and SCC has not made such election, RLR shall have the right to terminate the Merger Agreement. At the low and high ends of the spectrum, Merrill Lynch calculated that the imputed value of the merger consideration would be fixed at $43.74 and $49.83, respectively, assuming the requisite elections are made. In the event the requisite elections are not made, the imputed value of the merger consideration would continue to diminish as the Exchange Price falls below $49.00 and increase as the Exchange Price rises above $64.30, assuming in each instance, the party entitled to terminate the Merger Agreement does not, in fact, exercise its right to do so. If the Exchange Price falls below $49.00 and the imputed value of the merger consideration is less than $43.74 because the party entitled to terminate the Merger Agreement does not exercise its right to do so, the SCC Board intends to request Merrill Lynch to reaffirm its opinion that the consideration to be received in the Merger is fair, from a financial point of view, to the SCC stockholders.

  Comparable Company Analysis. Merrill Lynch reviewed and compared the financial, operating and market performance of the following group of nine publicly traded life insurance and annuity companies with that of SCC:
Equitable Companies, Equitable of Iowa Companies, Kansas City Life Insurance Company, Protective Life Insurance Company, Provident Companies, USLife Corporation, ReliaStar Financial Corporation, SunAmerica Inc. and Western National Corporation (the "Comparable Companies"). Merrill Lynch selected the Comparable Companies on the basis of various characteristics, including primarily the type of life insurance business written by each company, and, additionally, the size of each company and the historical and expected financial condition and performance of each company. Merrill Lynch considered certain financial data of the Comparable Companies, including (i) common stock prices as of February 18, 1997, (ii) the high and low closing stock prices during the past 52 weeks, (iii) fully diluted market capitalizations, (iv) projected 1997 returns on equity, (v) estimated price to earnings multiples for 1996, 1997 and 1998, (vi) price-to-Pre-FAS 115 book value multiples (as reported in year-end earnings releases), (vii) five year projected growth rates, and (viii) current dividend yields, and compared such data against corresponding data relating to SCC. Merrill Lynch applied multiples based on the multiples of the most relevant Comparable Companies to actual operating earnings of SCC for 1996, the estimated earnings of SCC for 1997 and the Pre-FAS 115 book value of SCC as of December 31, 1996 and calculated the Merrill Lynch Comparable Company Trading Range for SCC. This analysis resulted in (A) a comparable company equity valuation reference at "fair public value" ranging from $300.0 million to $350.0 million and a per share comparable company valuation reference ranging from $34.50 to $40.25 (assuming 8.69 million fully diluted shares outstanding); (B) a comparable company equity valuation reference at a 10 percent premium to "fair public value" ranging from $330.0 million to $385.0 million and a per share comparable company valuation reference ranging from $37.95 to $44.28 (assuming 8.69 million fully diluted shares outstanding); (C) a comparable company equity valuation reference at a 20 percent premium to "fair public value" ranging from $360.0 million to $420.0 million and a per share comparable company valuation reference ranging from $41.40 to $48.30 (assuming 8.69 million fully diluted shares outstanding); and (D) a comparable company equity valuation reference at a 30 percent premium to "fair public value" ranging from $390.0 million to $455.0 million and a per share comparable company valuation reference ranging from $44.85 to $52.33 (assuming 8.69 million fully diluted shares outstanding). This analysis indicated that the transaction value negotiated by RLR and SCC includes a significant premium when compared to equity valuations for comparable companies whose securities are publicly traded. Accordingly, this analysis is supportive of the opinion that the proposed consideration to be received by the holders of SCC Common Stock pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

  Comparable Transactions Analysis. Merrill Lynch reviewed the value of the consideration paid in certain acquisition or business combination transactions in the life insurance industry involving companies having characteristics deemed to be similar to SCC. Merrill Lynch selected such companies on the basis of various characteristics, including primarily the type of business of each company, and, additionally, the historical financial condition and performance of each company. The transactions included (acquiror/acquiree):
American General Corp./USLife Corp.; Aegon NV/Providian Corporation; American General Corp./Home Beneficial Corp.; Penn Corp Financial Group Inc./Washington National Corp.; General Electric Capital Corp./First Colony Corp.; Conseco, Inc./Life Partners Group; General Electric Capital Corp./Life Insurance Co. of Virginia; General Electric Capital Corp./Union Fidelity Life Insurance Corp.; SunAmerica/Ford Life Insurance Co.; American General Corp./Independent Insurance Group; SunAmerica/CalFarm Life (Zenith National); Jefferson-Pilot/ Alexander Hamilton Life; Conseco, Inc./CCP Insurance Inc.; American General Corp./Franklin Life Insurance Co.; Torchmark Corp./American Income Life; and ReliaStar Financial Corp./USLICO Corp. Merrill Lynch calculated and evaluated statutory accounting based acquisition multiples of transaction value to total assets; transaction value to adjusted capital and surplus; and transaction value to operating income. Merrill Lynch also calculated and evaluated generally accepted accounting based acquisition multiples of transaction value to total assets; transaction value to total revenue; transaction value to common equity; and transaction value to net operating income. Merrill Lynch included the $75 million of assumed debt in these transaction value figures and multiples as appropriate. Merrill Lynch then applied multiples based on the multiples of the most relevant comparable transactions to the statutory capital of SCC, the actual operating earnings of SCC for 1996, and the Pre-FAS 115 GAAP book value of SCC as of December 31, 1996 and calculated the Merrill Lynch acquisition comparable range for SCC. This analysis resulted in a comparable acquisition equity valuation reference ranging from $350.0 million to $425.0 million and a per share acquisition comparable valuation reference ranging from $40.25 to $48.88 (assuming 8.69 million fully diluted shares outstanding). This analysis indicated that the transaction value negotiated by RLR and SCC is greater than the average transaction value negotiated in comparable transactions involving comparable companies. Accordingly, this analysis is supportive of the opinion that the proposed consideration to be received by the holders of SCC Common Stock pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

  Adjusted Actuarial Appraisal. Merrill Lynch also analyzed the results of the Actuarial Appraisal. The Actuarial Appraisal was prepared for the use of SCC's management in the ordinary course of its business and incorporated certain agreed upon assumptions that were appropriate for that purpose. Merrill Lynch analyzed the Actuarial Appraisal and made certain adjustments to the Actuarial Appraisal it believed were necessary (and beyond the scope of the engagement of the consulting actuarial firm in preparing the Actuarial Appraisal) to reflect as of January 24, 1997 the value of SCC, including the SCC Insurance Subsidiaries, on a consolidated basis. Such adjustments included using a higher discount rate to reflect the inherent risks associated with projections. Valuations were then computed using 15%, 13% and 11% discount rates. This analysis by Merrill

Lynch resulted in an adjusted actuarial equity valuation reference ranging from $383.3 million to $421.9 million and a per share adjusted actuarial valuation reference ranging from $44.08 to $48.52 (assuming 8.69 million fully diluted shares outstanding). This analysis indicated that the transaction value negotiated by RLR and SCC is within the reference range of adjusted actuarial equity valuations. Accordingly, this analysis is supportive of the opinion that the proposed consideration to be received by the holders of SCC Common Stock pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

  Overall Merrill Lynch Relevant Range. Finally, Merrill Lynch analyzed the per share reference ranges for SCC Common Stock derived from the comparable company analysis, the comparable transactions analysis and the adjusted actuarial appraisal analysis in order to derive an overall Merrill Lynch relevant range of $360.0 million to $420.0 million and a per share range of $41.40 to $48.30 (assuming 8.69 million fully diluted shares outstanding).

WRITTEN OPINION FOR PROXY STATEMENT/PROSPECTUS

  In connection with its written opinion dated as of the date of this Proxy Statement/Prospectus, Merrill Lynch confirmed the appropriateness of its reliance on the analyses used to render its February 23, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

LIMITATIONS ON OPINIONS

  The information above summarizes the material analyses prepared by Merrill Lynch in connection with its opinions. This summary does not purport to be a complete description of the analyses performed by Merrill Lynch in connection with the rendering of its fairness opinions. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Merrill Lynch presentations and opinions. With respect to the comparable company analysis and comparable transactions analysis summarized above, no public company utilized as a comparison is identical to SCC and such analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the acquisition or public trading value of the Comparable Companies. The range in calculations resulting from any particular analyses described above should not be taken to be Merrill Lynch's view of the actual value of SCC, which may be significantly more or less favorable than as set forth therein. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

  In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SCC or RLR. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the consideration in the Merger, from a financial point of view, to the stockholders of SCC and were provided to the SCC Board in connection with the delivery of Merrill Lynch's opinions. Because any estimates contained in the analyses performed by Merrill Lynch are inherently subject to uncertainty, the opinions of Merrill Lynch clearly set forth the assumptions Merrill Lynch relied upon in making such estimates. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future.

  The projections reviewed by Merrill Lynch were prepared by the senior managements of SCC and RLR. Neither SCC nor RLR publicly discloses internal management projections of the type provided to the SCC Board and to Merrill Lynch in connection with their review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  As described above, Merrill Lynch's opinions and presentation to the SCC Board is just one of the many factors taken into consideration by the SCC Board.

FEES PAYABLE TO MERRILL LYNCH

  SCC's engagement of Merrill Lynch provides for (i) a fee of $50,000 paid upon execution of the Merrill Lynch engagement letter and on the date of the first anniversary thereof, and (ii) an additional transaction fee equal to (A)
 .80% of the per share merger consideration up to $35.99, (B) .85% of the per share merger consideration between $36.00 and $40.00, and (C) an additional 2.50% of the per share merger consideration in excess of $40.00, subject to a minimum of $2,000,000, contingent and payable upon consummation of the Merger. Based upon an assumed value of the merger consideration equal to $47.00 per share and an assumed aggregate valuation of approximately $411 million, Merrill Lynch's fee payable upon consummation of the Merger would be approximately $4.4 million. SCC has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable attorneys' fees and disbursements not to exceed $20,000 without the prior approval of SCC, and to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the federal securities laws.

  Merrill Lynch has been engaged from time-to-time to underwrite debt and equity securities of SCC and to provide other financial advisory services to SCC, including having acted as financial advisor in connection with and having participated in the creation of the SCC Rights Plan. All such relationships with SCC have been in the ordinary course of business of Merrill Lynch, and fees paid in connection therewith were negotiated on an arm's-length basis. Merrill Lynch also has been engaged from time-to-time to underwrite debt and equity securities of RLR, including recently having been engaged to act as managing underwriter for a proposed offering of preferred securities to be issued by RLR, and to provide other financial services to RLR, including the issuance of a fairness opinion in connection with RLR's demutualization in 1988. A portion of the proceeds of RLR's proposed preferred securities offering may be used by RLR to purchase up to $100,000,000 of RLR Common Stock after the Merger has been consummated, although RLR is not obligated to do so. There can be no assurance that the proposed preferred securities offering or the repurchase of RLR Common Stock will occur. All such relationships with RLR have been in the ordinary course of business of Merrill Lynch, and fees paid in connection therewith were negotiated on an arm's-length basis.

                                  THE MERGER

  Set forth below is a summary of the material terms of the Merger Agreement, a complete copy of which is attached as Exhibit A to this Proxy
Statement/Prospectus. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

  In accordance with the terms of the Merger Agreement, upon consummation of the Merger, each share of SCC Common Stock outstanding at the Effective Time will be converted, without any action on the part of the holder thereof, into the right to receive a fraction (equal to the Exchange Ratio) of a share of RLR Common Stock. Cash will be paid in lieu of the issuance of fractional shares of RLR Common Stock. The Exchange Ratio will be determined based upon the Exchange Price as illustrated below. The Exchange Price is the average of the per share closing sale prices of RLR Common Stock on the NYSE Composite Tape for the twenty trading days immediately preceding the Approval Date. The Approval Date is the date when all conditions precedent to the Merger have been satisfied or waived and is expected to be five days prior to the Effective Time.

  If the Exchange Price is:

    (i) equal to or greater than $52.65 but not greater than $60.65, the Exchange Ratio shall be calculated by dividing $47.00 by the Exchange Price (rounded to the fourth decimal place);

    (ii) greater than $60.65 but equal to or less than $64.30, the Exchange Ratio shall be .7749;

    (iii) less than $52.65 but equal to or greater than $49.00, the Exchange Ratio shall be .8927;

    (iv) less than $49.00, the Exchange Ratio shall be either (A) .8927 or
  (B) if RLR shall so designate, the quotient (rounded to the fourth decimal place) obtained by dividing $43.74 by the Exchange Price; and

    (v) greater than $64.30, the Exchange Ratio shall be either (A) .7749 or
  (B) if SCC shall so designate, the quotient (rounded to the fourth decimal place) obtained by dividing $49.83 by the Exchange Price.

  As a result of the foregoing, if the Exchange Price is equal to or greater than $52.65 but not greater than $60.65, each share of SCC Common Stock would be converted into and exchanged for a fraction of a share of RLR Common Stock having a value of $47.00. If the Exchange Price is greater than $60.65 but equal to or less than $64.30, each share of SCC Common Stock would be converted into and exchanged for a fraction of a share of RLR Common Stock having a value ranging between $47.01 and $49.83. If the Exchange Price is less than $52.65 but equal to or greater than $49.00, each share of SCC Common Stock would be converted into and exchanged for a fraction of a share of RLR Common Stock having a value ranging between $46.99 and $43.74. If the Exchange Price is less than $49.00, each share of SCC Common Stock would be converted into and exchanged for a fraction of a share of RLR Common Stock having a value less than $43.74 per share, provided, however, that SCC would have the right to terminate the Merger Agreement if RLR fails to designate an Exchange Ratio that would result in each share of SCC Common Stock being converted into and exchanged for a fraction of a share of RLR Common Stock having a value of $43.74. Finally, if the Exchange Price is greater than $64.30, each share of SCC Common Stock would be converted into and exchanged for a fraction of a share of RLR Common Stock having a value in excess of $49.83 per share, provided, however, that RLR would have the right to terminate the Merger Agreement if SCC fails to designate an Exchange Ratio which would result in each share of SCC Common Stock being converted into and exchanged for a fraction of a share of RLR Common Stock having a value of $49.83.

  In each instance, the value of the fraction of a share of RLR Common Stock disclosed above assumes that the value of such RLR share is equal to the Exchange Price. The market price of a share of RLR Common Stock at the Effective Time could be greater or less than the Exchange Price.

EFFECTIVE TIME AND EFFECT OF THE MERGER

  If the Merger Agreement and the Merger are approved and adopted by the requisite vote of the SCC stockholders and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the appropriate filing of a Certificate of Merger with the Delaware Secretary of State. The Effective Time is expected to occur by the end of June or in early July 1997. As of the Effective Time, SCC will be merged with and into RLR and RLR, as the surviving corporation, will possess SCC's assets and will be responsible for SCC's liabilities, including the SCC Debentures. The separate corporate existence of SCC will terminate upon consummation of the Merger, and pursuant to the Merger Agreement and Delaware Law each then-outstanding share of SCC Common Stock will be converted automatically into a fraction of a share of RLR Common Stock equal to the Exchange Ratio. Thereafter, holders of certificates formerly representing outstanding shares of SCC Common Stock at the Effective Time will be entitled to surrender these certificates to Norwest Bank Minnesota, National Association, RLR's stock transfer agent, who will act as the exchange agent for purposes of exchanging these certificates for certificates representing shares of RLR Common Stock. The Exchange Ratio is subject to appropriate adjustment to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into RLR Common Stock or SCC Common Stock), exchange of shares, reclassification, reorganization, recapitalization or other similar change with respect to the RLR Common Stock or the SCC Common Stock prior to the Effective Time.

EXCHANGE OF SHARES

  After the Effective Time, each record holder at the Effective Time of a certificate or certificates theretofore representing shares of outstanding SCC Common Stock will be entitled, upon the surrender of the certificate or certificates to the Exchange Agent, promptly to receive in exchange therefor a certificate or certificates representing the number of whole shares of RLR Common Stock into which the shares of SCC Common Stock previously represented by the certificate or certificates so surrendered shall have been converted pursuant to the Merger Agreement. From and after the Effective Time, until surrendered, each certificate previously representing shares of SCC Common Stock will be deemed for all corporate purposes, other than payment of dividends, to evidence the ownership of the number of whole shares of RLR Common Stock into which such shares of SCC Common Stock shall have been converted. Unless and until any such certificate shall be so surrendered, the holder of that certificate will not be entitled to receive payment of any dividends on those shares of RLR

Common Stock payable to the holder thereof after the Effective Time. Upon the surrender of a certificate previously representing shares of SCC Common Stock, the holder thereof will receive a certificate representing the number of whole shares of RLR Common Stock to which such holder shall be entitled and the amount of any dividends or other distributions that shall have been payable to holders of record of RLR Common Stock on or after the Effective Time with respect to such shares of RLR Common Stock, without interest. Any dividends payable to holders of record of RLR Common Stock as of any record date prior to the Effective Time will not be payable to holders of certificates previously representing SCC Common Stock.

  No fractional shares of RLR Common Stock will be issued upon consummation of the Merger. In lieu thereof, each SCC stockholder who would otherwise be entitled to a fractional share will be paid an amount of cash, without interest, equal to the value of such fractional share based upon the Exchange Ratio.

  Detailed instructions and transmittal materials will be mailed to SCC stockholders following the Effective Time as to the method of exchanging certificates formerly representing shares of SCC Common Stock for certificates representing shares of RLR Common Stock. HOLDERS OF CERTIFICATES REPRESENTING SHARES OF SCC COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE APPROPRIATE TRANSMITTAL MATERIALS.

  The stockholders of RLR will continue to hold their shares of capital stock of RLR without any change in number, designation, terms or rights.

EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

  Under the Merger Agreement, RLR has agreed to assume, except to the extent provided in the Merger Agreement, all of SCC's employee benefit plans and other arrangements and has agreed to maintain each such plan or arrangement on substantially the same terms as in effect at the Effective Time, until replaced by an RLR employee benefit plan. Except to the extent otherwise provided in the Merger Agreement, SCC employees will receive full credit for all service with SCC for purposes of all material employee benefit plans and arrangements. SCC's executive employees will continue to participate in SCC's current incentive plans (provided that cash will be paid in lieu of any amounts owed in SCC Common Stock) through the earlier of December 31, 1997 or until replaced by RLR's incentive compensation plans. Payments for 1997 under such plans will be pro-rated based on the portion of the year in which such plan was in place (subject to review by the RLR Board). In connection with the Merger, RLR has made no commitments with respect to the continued employment of any employee of RLR or SCC or, except as expressly provided in the Merger Agreement, the continuation of any RLR or SCC employee benefit plan or arrangement.

  RLR will assume any outstanding option to purchase SCC Common Stock, and such option will be exercisable upon the same terms and conditions as under the SCC option plan under which it was granted and the related stock option agreement, except that each option will be exercisable for the number of shares of RLR Common Stock as would have been received pursuant to the Merger for the shares of SCC Common Stock subject to the option had the option been exercisable and exercised immediately prior to the Effective Time, and the exercise price per share of such option will be equal to the option price per share under the option in effect immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest full cent. Within 90 days of the Effective Time, RLR has agreed to file and use all reasonable efforts in obtaining effectiveness of a registration statement with respect to the shares issuable upon exercise of these assumed options. For a description of the terms of the stock option plans of SCC and certain of the SCC options outstanding thereunder, see note 7 to the consolidated financial statements of SCC included in the SCC 10-K and Item 11 of the SCC 10-K (which incorporates by reference certain portions of SCC's definitive Proxy Statement for SCC's 1997 Annual Meeting of Shareholders), each of which is incorporated herein by reference.

  As of February 28, 1997, the aggregate number of shares of SCC Common Stock subject to outstanding SCC options was 444,924, at exercise prices that ranged from $19.25 to $36.50 per share, and of which SCC options to purchase 299,083 shares were vested.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of each of RLR and SCC to consummate the Merger are subject to (a) approval of the stockholders of SCC with respect to the Merger Agreement and the Merger, (b) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act waiting period terminated on April 7, 1997), (c) the absence of any judicial, governmental, regulatory or administrative order preventing or making illegal the consummation of the Merger, (d) the effectiveness of the Registration Statement (of which this Proxy Statement/Prospectus constitutes a part) and all requisite post-effective amendments thereto and the absence of any stop-orders suspending the effectiveness thereof or proceedings initiated or, to the knowledge of the parties, threatened by the SEC for such purpose, (e) the listing (subject to official notice of issuance) on the NYSE of the shares of RLR Common Stock issuable upon consummation of the Merger, (f) the receipt of all consents, authorizations, orders and approvals of any governmental authority or other regulatory body (without material conditions) that are required in connection with the consummation of the Merger and related transactions, the failure of which to obtain would prevent the consummation of the Merger or would reasonably be expected to result in a material adverse change in the financial condition, results of operations or businesses of either SCC on a consolidated basis or RLR on a consolidated basis, and (g) the receipt of all authorizations, consents, waivers and approvals from parties to contracts or other agreements to which either SCC or RLR is a party that are necessary in connection with the consummation of the Merger and related transactions.

  Additional conditions to RLR's obligation to consummate the Merger include
(a) the accuracy, as of the date of the Merger Agreement and the closing date of the Merger, of the representations and warranties of SCC (except for inaccuracies that individually or in the aggregate do not constitute a material adverse change in the financial condition, results of operations or businesses of SCC on a consolidated basis) and the compliance with and performance of, in all material respects, all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by SCC prior to the consummation of the Merger, (b) the non-occurrence of any material adverse change in the financial condition, results of operations or businesses of SCC on a consolidated basis since the date of the Merger Agreement (except the effect of any changes in general economic or market conditions, including interest rates, changes in insurance laws or regulations or events and developments adversely affecting the life insurance industry generally), (c) the absence of any dissenters' rights with respect to the Merger by the holders of SCC Common Stock, (d) the receipt of a written update from DLJ confirming its opinion that the Exchange Ratio is fair to RLR from a financial point of view, (e) the receipt of an opinion of Murtha, Cullina, Richter and Pinney, counsel to SCC, (f) the receipt of a tax opinion of Faegre & Benson LLP, counsel to RLR, in form and substance reasonably satisfactory to the RLR Board, and (g) the receipt of a letter from Ernst & Young LLP, with respect to certain financial information regarding SCC included or incorporated by reference in this Proxy Statement/Prospectus.

  Additional conditions to SCC's obligations to consummate the Merger include
(a) the accuracy, as of the date of the Merger Agreement and the closing date of the Merger, of the representations and warranties of RLR (except for inaccuracies that individually or in the aggregate do not constitute a material adverse change in the financial condition, results of operations or businesses of RLR on a consolidated basis) and the compliance with and performance of, in all material respects, all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by RLR prior to the consummation of the Merger, (b) the non-occurrence of any material adverse change in the financial condition, results of operations or businesses of RLR on a consolidated basis since the date of the Merger Agreement (except the effect of any changes in general economic or market conditions, including interest rates, changes in insurance laws or regulations or events and developments adversely affecting the life insurance industry generally), (c) the receipt of a written update from Merrill Lynch confirming its opinion that the consideration taken as a whole to be received by the stockholders of SCC is fair to the stockholders of SCC from a financial point of view, (d) the receipt of an opinion of Richard R. Crowl, Senior Vice President, General Counsel and Secretary of RLR and of Faegre & Benson LLP, counsel to RLR, (e) the receipt of a tax opinion of Murtha, Cullina, Richter and Pinney, counsel to SCC, in form and substance reasonably satisfactory to the SCC Board, and (g) the receipt of a letter from Deloitte & Touche LLP, with respect to certain financial information regarding RLR included or incorporated by reference in this Proxy Statement/Prospectus.

  Under the terms of the Merger Agreement, RLR has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the closing date of the Merger and SCC has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the closing date of the Merger. Any of the conditions to the obligation of RLR or SCC to consummate the Merger may be waived or modified by the party that is, or whose stockholders are, entitled to the benefits thereof. See "The Merger-- Amendment, Terms and Waiver." Neither RLR nor SCC has any present intention to waive or modify any condition that it deems material.

  Reference is made to Article VI of the Merger Agreement for a complete statement of the conditions precedent to the obligations of the respective parties to consummate the Merger.

REPRESENTATIONS, WARRANTIES AND COVENANTS

  In the Merger Agreement, RLR and SCC have made various representations, warranties, covenants and agreements, relating to, among other things, their respective businesses and financial condition, the accuracy of their various filings with the SEC, the satisfaction of certain legal requirements for the Merger and the absence of certain material litigation. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

AMENDMENT, TERMINATION AND WAIVER

  The terms of the Merger Agreement may be amended or supplemented at any time by written agreement of the RLR Board and the SCC Board, provided that after the Merger Agreement has been approved and adopted by the stockholders of SCC, the Merger Agreement may be amended only as may be permitted by Delaware Law. Any provision of the Merger Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof.

  Notwithstanding prior approval of the Merger Agreement and the Merger by the stockholders of SCC, the Merger Agreement may be terminated and the Merger and other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time (a) by the mutual written consent of the Boards of Directors of RLR and SCC, (b) by either RLR or SCC, if the Merger shall not have been consummated on or before September 30, 1997, (c) by either RLR or SCC, if the Merger Agreement and the Merger shall have been submitted to a vote of the stockholders of SCC at the Special Meeting, or any adjournments thereof, and shall not have been approved by the requisite votes,
(d) by either RLR or SCC, if a condition to the terminating party's obligation to consummate the Merger cannot be met on the closing date of the Merger and is not waived or cured within the prescribed time period, (e) by either RLR or SCC, if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, the consummation of the Merger Agreement or the transactions contemplated in connection therewith, shall have been entered, (f) by either RLR or SCC, if the recommendation of the SCC Board with respect to the Merger is modified or withdrawn in any way detrimental to RLR, (g) by SCC, if the Exchange Price is less than $49.00 and the RLR Board shall not have designated an Exchange Ratio providing for the receipt of a fraction of a share of RLR with a value (based on the Exchange Price) of $43.74 per share of SCC Common Stock, (h) by RLR, if the Exchange Price is greater than $64.30 and the SCC Board shall not have designated an Exchange Ratio agreeing to the receipt of a fraction of a share of RLR with a value (based on the Exchange Price) of $49.83 per share of SCC Common Stock,
(i) by either RLR or SCC, if the rights issued pursuant to the RLR Rights Plan or the SCC Rights Plan are triggered and not redeemed, or (j) by either RLR or SCC, if SCC shall have entered into a definitive agreement with a party other than RLR with respect to a publicly announced offer or intent to make an offer to acquire all or substantially all of SCC or its subsidiaries.

  As noted above, in the event that the Exchange Price is less than $49.00 and RLR shall have failed to designate the Exchange Ratio described on the cover page of this Proxy Statement/Prospectus (i.e., the quotient (rounded to the fourth decimal place) obtained by dividing $43.74 by the Exchange Price), the SCC Board will have the right to terminate the Merger Agreement and abandon the Merger. Any such decision by the SCC Board will be based on a thorough review and consideration of all of the relevant facts and circumstances existing at the time after consultation with SCC's advisors. If the Exchange Price falls below $49.00 and the imputed value of the merger consideration is less than $43.74, SCC will request Merrill Lynch to reaffirm its opinion that the consideration to be received in the Merger is fair, from a financial point of view, to the SCC stockholders. If Merrill Lynch, in light of the circumstances existing at the time, is unable to reaffirm such opinion, the SCC Board will not proceed with the Merger. In the event that Merrill Lynch reaffirms that as of the date of such opinion the consideration to be received in the Merger is fair, from a financial point of view, to the SCC stockholders, the SCC Board intends to resolicit the vote of the SCC stockholders. The SCC Board has been advised by Merrill Lynch that the fairness opinion rendered by such firm will not be applicable to the Merger if the Exchange Price is less than $49.00 and RLR shall have failed to designate the higher Exchange Ratio. In such event, the SCC Board, at a minimum, will not proceed with the Merger unless Merrill Lynch reaffirms its fairness opinion and advises the SCC Board in writing that the then-current financial terms of the Merger are fair to the SCC stockholders from a financial point of view. Even then, the SCC Board will resolicit the vote of the SCC stockholders. As a result, the value of the consideration to be received by the SCC stockholders in the Merger will not fall below $43.74 without the SCC stockholders first having had the opportunity to reconsider the financial terms of the Merger and to cast another vote on the proposed transaction. In the event that the Exchange Price is less than $49.00 and RLR designates the higher Exchange Ratio, the SCC Board will not have the right to terminate the Merger Agreement and the Merger will be consummated at the higher Exchange Ratio (i.e., the quotient (rounded to the fourth decimal place) obtained by dividing $43.74 by the Exchange Price).

EXPENSES AND TERMINATION PAYMENTS

  All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

  Provided there has been no material breach by RLR of the representations, warranties, covenants and agreements of RLR under the Merger Agreement, SCC has agreed to pay RLR $8 million if the Merger Agreement is terminated either as a result of (a) the modification or withdrawal, in any way detrimental to RLR, of the recommendation of the SCC Board with respect to the Merger, or (b) the execution by SCC of a definitive agreement with a party other than RLR with respect to a publicly announced offer or intent to make an offer to acquire all or substantially all of SCC or its subsidiaries.

  If there has been no material breach by RLR of its representations, warranties, covenants and agreements under the Merger Agreement and RLR elects to terminate the Merger Agreement on the basis that the Merger has not been approved by the SCC stockholders at the Special Meeting or any adjournment thereof, SCC has agreed to pay RLR $2.5 million to reimburse RLR's expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. In addition to the foregoing payment, if an Acquisition Proposal is outstanding on the date of such termination, or at any time within 90 days following such termination, and the Acquisition Proposal, as it may be modified, or a substitute or alternative Acquisition Proposal is consummated within 12 months of the termination of the Merger Agreement, SCC has agreed to pay RLR an additional amount of $5.5 million. As used in the Merger Agreement, an "Acquisition Proposal" is a publicly announced offer or a publicly announced intent to make an offer from a party other than RLR, to acquire SCC or SCL in a merger, consolidation, share exchange or other business combination or joint venture, to acquire all or substantially all of the assets of SCC or SCL or a substantial part of the assets of SCC and its subsidiaries, or to acquire at least 50% of the outstanding SCC Common Stock or at least 50% of the equity interest in SCL and LSL.

STOCK EXCHANGE LISTING

  RLR Common Stock is listed on the NYSE, and it is a condition to consummation of the Merger that the additional shares of RLR Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

CERTAIN LEGAL MATTERS

  Certain acquisition transactions such as the Merger are reviewed by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements of the HSR Act have been satisfied. Information was filed with the Antitrust Division and the FTC under the HSR Act by RLR and SCC on March 20, 1997, and the waiting period under the HSR Act terminated on April 7, 1997.

  SCC is subject to insurance holding company laws of the states in which its insurance subsidiaries are domiciled. Under those laws, no person or group may acquire "control" of SCC or its insurance subsidiaries without first obtaining the approval of the insurance commissioner in each such state pursuant to procedures which may require notice to interested parties or a public hearing. SCC's insurance subsidiaries are domiciled in Connecticut and New York. A change-of-control filing was filed with the Connecticut Department, which issued an order on May 20, 1997, approving the change in control of SCC. In addition, a change-of-control application also has been filed with the New York Department, at whose request additional materials were recently supplied. Actions or filings related to the Merger will also be submitted to the States of Minnesota, Virginia and Michigan, but are not a condition precedent to the consummation of the Merger.

  Consummation of the Merger is conditioned upon, among other things, the absence of any judicial, governmental, regulatory or administrative order preventing or making illegal the consummation of the Merger. In addition, consummation of the Merger is conditioned upon receipt of all consents, authorizations, orders and approvals of any governmental authority or other regulatory body (without material conditions) that are required in connection with the consummation of the Merger and related transactions, the failure of which to obtain would prevent the consummation of the Merger or would reasonably be expected to result in a material adverse change in the financial condition, results of operations or businesses of either SCC on a consolidated basis or RLR on a consolidated basis. The parties believe that the required regulatory approvals are likely to be secured without the imposition of any conditions that would result in such a material adverse change. See "The Merger--Conditions to Consummation of the Merger."

CONDUCT OF BUSINESS PRIOR TO THE MERGER

  The Merger Agreement provides that, prior to the Effective Time, SCC will conduct its business only in the ordinary course of business and consistent with prior practice, and generally provides for certain restrictions with respect to SCC on, among other things, the issuance or other disposition, encumbrance or repurchase of capital stock of SCC or its subsidiaries, certain sales of assets of SCC or its subsidiaries, the declaration or payment of dividends except for regular quarterly cash dividends of not more than $.14 per share on SCC Common Stock, the amendment of the corporate charters or bylaws of SCC or subsidiaries of SCC, the acquisition of any business, the incurrence of certain indebtedness, the making of certain capital expenditures in excess of specific dollar amounts, the granting of certain employee benefits or the adoption or amendment of employee benefit plans, the hiring of certain executive and management employees or certain actions relating to the entering into, amendment in any material respect of, or termination or waiver of any material right under, certain contracts or arrangements material to SCC.

  Pursuant to the Merger Agreement, prior to the Effective Time, SCC will amend the Rights Agreement, dated as of February 16, 1995, as amended, between SCC and First National Bank of Boston, to provide for expiration of the rights issued under such plan prior to the Effective Time.

  The Merger Agreement further provides that, prior to the Effective Time, RLR will conduct its business only in, and will not take any material action except in, the ordinary course of business and consistent with past practices, and generally provides for certain restrictions with respect to RLR on, among other things, the issuance or other disposition, encumbrance or repurchase of capital stock, certain sales of assets of RLR or its subsidiaries, certain acquisitions of corporations, partnerships or other business organizations, the incurrence of indebtedness and the issuance of debt securities (except under existing facilities or in an additional aggregate amount of $150 million), the amendment of the RLR Certificate or By-Laws, the declaration or payment of dividends (except for regular quarterly cash dividends of not more than $.33 per share on RLR Common Stock) and the liquidation, merger or consolidation of RLR or any of its subsidiaries or the acquisition of certain corporations.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

  Under the Merger Agreement, SCC has agreed that it will not, directly or indirectly, through any director, officer, employee, agent, representative or otherwise, solicit, initiate or intentionally encourage submission of any inquiries, proposals or offers from any person or entity (other than RLR) relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets of or any substantial equity interest in SCC or its subsidiaries or any business combination with SCC or its subsidiaries or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, SCC or its subsidiaries or afford access to the properties, books or records of SCC for the purposes of, or cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect an Acquisition Transaction. SCC may furnish information relating to SCC or its subsidiaries or afford access to the properties, books or records of SCC to a third party interested in an Acquisition Transaction if (i) the SCC Board is advised by its financial advisor that such potential acquirer has the financial wherewithal to consummate an Acquisition Transaction in which the consideration to be offered would be superior to the consideration offered in the Merger, (ii) the SCC Board determines in good faith that the potential acquirer is likely to submit a bona fide offer of superior consideration if provided with such information and access, (iii) upon advice of counsel knowledgeable in corporate fiduciary matters, the SCC Board determines in good faith that the failure to provide such information and access could reasonably be expected to constitute a breach of its fiduciary duty to the stockholders of SCC under Delaware Law, and (iv) the potential acquirer has negotiated with, signed and delivered to SCC a confidentiality agreement. Following receipt of such a bona fide offer, provided the SCC Board has determined in good faith that such offer is for consideration superior to the consideration offered in the Merger and, after consultation with outside counsel who is knowledgeable in corporate fiduciary matters, and has determined in good faith that the failure to negotiate with such potential acquiror would likely constitute a breach of its fiduciary duty to the SCC stockholders under applicable law, SCC may engage in discussions or negotiations with such third party relating to an Acquisition Transaction. SCC has agreed to promptly notify RLR if any such inquiry, proposal, offer or interest with respect to an Acquisition Transaction is made.

INDEMNIFICATION AND INSURANCE

  RLR has agreed that from and after the Effective Time it will assume and honor the indemnification obligations of SCC set forth in the SCC Certificate, as in effect on February 23, 1997, as to any matter arising out of any action or omission of any person described in such indemnification provisions prior to the Effective Time (including without limitation any claim based upon or arising out of the Merger, this Proxy Statement/Prospectus or any of the transactions contemplated by the Merger Agreement) and such persons shall be entitled to the full benefits of such provisions as if the provisions continued in full force and effect after the Effective Time as an obligation of RLR. In addition, RLR has agreed to provide directors' and officers' liability insurance coverage for the benefit of SCC's present or former directors and officers on substantially the same terms as that provided RLR's directors and officers for a period of six years after the Effective Time. See "The Merger--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the SCC Board with respect to the Merger, SCC stockholders should be aware that certain directors and officers of SCC have interests in the Merger different from the interests of other SCC stockholders.

  Mr. Ronald D. Jarvis, Chairman, President and Chief Executive Officer of SCC; Mr. William P. Norris, Jr., Senior Vice President, Sales and Marketing of SCC; Mr. Barry J. St. Pierre, Senior Vice President, Operations of SCC; and Mr. Robert J. Voight, Executive Vice President of SCC, are each a party to an employment agreement with SCC. Pursuant to the terms of each agreement, if such executive officer is terminated for any reason other than "for cause," or resigns for "good reason" (i) within two years of a change in control of SCC, SCC has agreed to pay such officer an amount equal to two (three, in the case of Mr. Jarvis) years' base salary plus average bonus, or (ii) more than two years after a change in control of SCC, SCC has agreed to pay such officer one year's base salary plus average bonus. Each of these employment agreements is for a rolling three-year term. "Good reason" includes the assignment to such executive officer of duties or responsibilities which are materially inconsistent with such officer's current duties or responsibilities, a change in such officer's current reporting responsibilities, titles or offices, or the relocation of such officer outside the Hartford, Connecticut metropolitan area. In the case of Mr. Jarvis, a voluntary termination within one year of a change of control will be considered a resignation for "good reason." Based upon the base compensation specified in each agreement, if termination other than for cause or resignation for "good reason" were to occur on the date following the consummation of the Merger, the maximum aggregate amount of severance cash compensation payable under such agreements to Messrs. Jarvis, Norris, St. Pierre and Voight would be approximately $3 million. In addition, the agreements provide for other benefits, such as outplacement services and credit for additional years of service under SCC's pension plans.

  As of the Effective Time, RLR will assume all of the obligations of SCC under each employment agreement discussed above.

  The SCC Certificate provides for indemnification and advancement of expenses to directors and officers, employees and agents of SCC. In addition, in the case of present and former officers and directors who are parties to the indemnification agreements disclosed to RLR, SCC has agreed to indemnify each such director or officer from and against all losses, costs, damages and expenses incurred in connection with his or her service to SCC and its subsidiaries, and to provide for advancement of expenses. Pursuant to the terms of the Merger Agreement, RLR has agreed to assume SCC's obligations pursuant to the terms of the SCC Certificate. RLR has also agreed to maintain directors' and officers' liability insurance coverage for the current and former directors and officers of SCC for a period of six years after the Effective Time. See "The Merger--Indemnification and Insurance."

  The SCC Board was informed of the interests described herein prior to approving the Merger Agreement and the Merger.

  In addition to the foregoing benefits, each director or officer of SCC who is a participant in SCC's employee benefit plans and stock option plan will be entitled to the benefits described under the caption "The Merger--Employee Benefit Plans and Stock Options."

  RLR anticipates that Mr. Jarvis, currently Chairman, President and Chief Executive Officer of SCC, will continue to serve as the President and Chief Executive Officer of SCL and in addition, Mr. Jarvis will also serve as a member of the RLR Management Committee. See "The Merger--Business and Management After the Merger."

  Except for the arrangements specifically set forth in this Proxy Statement/Prospectus and the Merger Agreement, RLR has made no commitments with respect to the retention of RLR or SCC employees or entities after the Merger.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax considerations relevant to the Merger. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to RLR, SCC or SCC's stockholders as described herein.

  SCC stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular SCC stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the

Code, who are foreign person, who do not hold their SCC Common Stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently, with the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transactions in which shares of SCC Common Stock are acquired or shares of RLR Common Stock are disposed of, or the tax consequences of the assumption by RLR of the SCC Options. Accordingly, SCC STOCKHOLDERS AND OPTION HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  Faegre & Benson LLP, counsel to RLR, and Murtha, Cullina, Richter and Pinney, counsel to SCC, have each delivered opinions to the effect that the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A), and that accordingly:

    (i) No gain or loss will be recognized by RLR upon the receipt of the assets of SCC solely in exchange for RLR Common Stock.

    (ii) No gain or loss will be recognized by SCC upon the transfer of its assets to RLR pursuant to the Merger.

    (iii) The basis of the assets of SCC, in the hands of RLR, will be the same as the basis of such assets in hands of SCC immediately prior to the Merger.

    (iv) No gain or loss will be recognized by the stockholders of SCC upon the receipt of RLR Common Stock solely in exchange for their shares of SCC Common Stock.

    (v) The payment of cash to a holder of SCC Common Stock in lieu of a fractional share of RLR Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the Merger and then was redeemed by RLR. This cash payment will be treated as having been received as a distribution in full payment for the stock redeemed. Gain or loss will be realized and recognized by the SCC stockholder receiving cash in lieu of a fractional share of RLR Common Stock equal to the difference between the cash received and the basis of the fractional share interest.

    (vi) Gain or loss recognized by a holder of SCC Common Stock upon receipt of cash in exchange for the holder's fractional share interest will be capital gain or loss, provided the shares of SCC Common Stock were held as capital assets on the date of the Merger. If the shares of SCC Common Stock have been held for longer than one year, the gain or loss will be long-term capital gain or loss.

    (vii) The basis of the SCC stockholders in the shares of RLR Common Stock to be received in the Merger will be the same as their basis in the shares of SCC Common Stock surrendered in exchange therefore, decreased by the amount of cash received and loss recognized in the Merger and increased by the amount of gain recognized in the Merger.

    (viii) The holding period of the shares of RLR Common Stock to be received in the Merger by the stockholders of SCC will include the period during which the shares of SCC Common Stock surrendered in exchange therefore were held, provided that the shares of SCC Common Stock were held as capital assets on the date of the Merger.

  The foregoing opinions are filed as Exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

  The parties are not requesting and will not request a ruling from the Internal Revenue Service in connection with the Merger. The Merger Agreement provides that the obligations of SCC and RLR to proceed with and consummate the Merger are subject to the receipt of written opinions from their respective counsel Faegre & Benson LLP, counsel to RLR, and Murtha, Cullina, Richter and Pinney, counsel to SCC, confirming that the Merger will constitute a reorganization under Code Section 368(a)(1)(A). SCC stockholders should be aware that these tax opinions will not bind the IRS and the IRS therefore will not be precluded from asserting a contrary position. These tax opinions will be made subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by SCC and RLR, including representations in certain certificates to be delivered to counsel by the respective managements of SCC and RLR.

  A successful IRS challenge to the status of the Merger as a reorganization under Code Section 368(a)(1)(A) would result in SCC stockholders recognizing taxable gain or loss with respect to each share of SCC Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the RLR Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the RLR Common Stock so received will equal its fair market value and the stockholder's holding period for such stock would begin the day after the Merger.

BUSINESS AND MANAGEMENT AFTER THE MERGER

  RLR intends to operate SCL in a manner substantially consistent with its current operations. RLR will carefully review the operations of SCL in an attempt to identify opportunities for expense reduction through the use of shared resources with RLR. RLR intends to make RLR variable insurance products available for sale by SCL's and LSL's existing agents and make SCL's joint universal life policies available for sale by RLR's existing agents. Following the Merger, RLR intends to merge LSL with its wholly-owned indirect subsidiary ReliaStar Bankers Security Life Insurance Company. This merger will be subject to the approval of the New York Department. See "Recommendations of the Board of Directors and Reasons for the Merger."

  The current directors and executive officers of RLR will continue in their present capacities after consummation of the Merger. It is anticipated that after the consummation of the Merger, Mr. Jarvis, currently Chairman, President and Chief Executive Officer of SCC, will continue to serve as the President and Chief Executive Officer of SCL, and in addition, Mr. Jarvis will also serve as a member of RLR's Management Committee.

DEBT ASSUMPTION

  The Merger Agreement provides that RLR will assume the SCC Debentures.

RESALE OF SHARES BY SCC AFFILIATES

  The shares of RLR Common Stock to be received in the Merger will be freely transferable, except for shares of RLR Common Stock received by persons who are deemed to be "affiliates," as defined in the rules under the Securities Act, of SCC immediately prior to the Effective Time (or of RLR after the Effective Time). Shares of RLR Common Stock received in the Merger by persons who are affiliates of SCC immediately prior to the Effective Time but who do not become affiliates of RLR at the time of the Merger may be sold only in accordance with the provisions of Rule 144 under the Securities Act (which imposes certain limitations on the volume and manner of sales by such affiliates), pursuant to an effective registration statement under the Securities Act, or in transactions exempt from registration thereunder.

                             NO DISSENTERS' RIGHTS

  Under Delaware Law, no holder of SCC Common Stock will be entitled to demand appraisal of, or to receive payment for, such holder's shares.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following pro forma combined condensed financial statements reflect the Merger of SCC with and into RLR. The Merger will be accounted for as a "purchase" of SCC by RLR under generally accepted accounting principles. The pro forma combined condensed financial statements are unaudited and combine the operations of RLR and SCC for the three months ended March 31, 1997 and for the year ended December 31, 1996. The pro forma balance sheet assumes the Merger occurred at March 31, 1997. The pro forma statements of income assume the Merger occurred on January 1, 1996. The pro forma financial statements have not been compiled, reviewed or audited by independent accountants.

  The historical financial information of RLR as of and for the three months ended March 31, 1997 and for the year ended December 31, 1996 has been derived from the RLR financial statements which are incorporated herein by reference. The historical financial information of SCC as of and for the three months ended March 31, 1997 and for the year ended December 31, 1996 has been derived from the SCC financial statements which are incorporated herein by reference. The pro forma financial statements should be read in conjunction with the accompanying notes and with the historical financial statements of RLR and SCC incorporated herein by reference.

  The unaudited pro forma combined condensed financial statements have been included as required by the SEC and are provided for comparative purposes only. As further discussed in the accompanying notes, the pro forma financial statements do not purport to be indicative of the financial position or operating results that would have been achieved had the Merger been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results.

        PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF MARCH 31, 1997

                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                 PRO FORMA
                               HISTORICAL       ADJUSTMENTS
                           -------------------   INCREASE     NOTE
                              RLR       SCC      (DECREASE) REFERENCE PRO FORMA
                           ---------  --------  ----------- --------- ---------
ASSETS
Investments..............  $11,920.6  $1,793.3    $  3.7         (a)  $13,717.6
Deferred Policy
 Acquisition
 Costs/Present Value of
 Future Profits..........    1,299.0     414.2     (65.3)        (b)    1,647.9
Other Assets.............    1,143.8     125.0     (20.4)        (b)    1,335.3
                                                   101.5         (c)
                                                    (7.8)        (d)


                                                    (6.8)        (e)
Participation Fund
 Account Assets..........      315.9       0.0       0.0                  315.9
Assets Held in Separate
 Accounts................    2,254.6       0.0       0.0                2,254.6
                           ---------  --------    ------              ---------
  TOTAL ASSETS...........  $16,933.9  $2,332.5    $  4.9              $19,271.3
                           =========  ========    ======              =========
LIABILITIES
Future Policy and
 Contract Benefits.......  $11,902.2  $1,811.9    $(52.3)        (b)  $13,661.8
Notes and Mortgages
 Payable.................      449.1      75.0       0.0                  524.1
Other Liabilities........      512.3      95.4       4.9         (f)      603.9
                                                     0.0         (g)
                                                    (8.7)        (h)
Participation Fund
 Account Liabilities.....      315.9       0.0       0.0                  315.9
Liabilities Related to
 Separate Accounts.......    2,249.1       0.0       0.0                2,249.1
                           ---------  --------    ------              ---------
  TOTAL LIABILITIES......   15,428.6   1,982.3     (56.1)              17,354.8
                           ---------  --------    ------              ---------
Trust-Originated
 Preferred Securities....      121.0       0.0       0.0                  121.0
SHAREHOLDERS' EQUITY
Common Stock.............      578.9       0.1      (0.1)        (i)      990.1
                                                   411.2     (j),(q)
Additional Paid-In
 Capital.................        0.0      83.1     (83.1)        (i)        0.0
Net Unrealized Investment
 Gains (Losses)..........       60.1      (2.1)      2.1         (i)       60.1
Retained Earnings........      834.5     269.1    (269.1)        (i)      834.5
Other, Net...............      (89.2)      0.0       0.0                  (89.2)
                           ---------  --------    ------              ---------
  TOTAL SHAREHOLDERS'
   EQUITY................    1,384.3     350.2      61.0                1,795.5
                           ---------  --------    ------              ---------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY..  $16,933.9  $2,332.5    $  4.9              $19,271.3
                           =========  ========    ======              =========

   See notes to unaudited pro forma combined condensed financial statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                 PRO FORMA
                                    HISTORICAL  ADJUSTMENTS
                                   ------------  INCREASE     NOTE
                                    RLR    SCC   (DECREASE) REFERENCE PRO FORMA
                                   ------ ----- ----------- --------- ---------
REVENUES
Premiums.......................... $204.7 $13.0    $ 0.0               $217.7
Net Investment Income.............  234.7  33.9      0.0       (k)      268.6
Realized Investment Gains.........    2.2   0.2      0.0                  2.4
Other Income......................  121.6  34.8      0.0       (l)      156.4
                                   ------ -----    -----               ------
  TOTAL...........................  563.2  81.9      0.0                645.1
                                   ------ -----    -----               ------
BENEFITS AND EXPENSES
Benefits to Policyholders.........  317.5  44.7      0.0                362.2
Sales and Operating Expenses......  121.4  11.6      0.0       (m)      133.6
                                                     0.6       (n)
Amortization of Deferred Policy
 Acquisition Costs/Present Value
 of Future Profits................   28.4  10.9     (4.7)      (o)       34.6
Interest Expense..................    7.4   1.4      0.0                  8.8
Dividends and Experience Refunds
 to Policyholders.................    7.1   0.1      0.0                  7.2
                                   ------ -----    -----               ------
  TOTAL...........................  481.8  68.7     (4.1)               546.4
                                   ------ -----    -----               ------
Income Before Income Taxes........   81.4  13.2      4.1                 98.7
Income Tax Expense................   28.4   4.6      1.6       (p)       34.6
Dividends on Preferred Securities
 of Subsidiary, Net of Tax........    1.7   0.0      0.0                  1.7
                                   ------ -----    -----               ------
Net Income........................ $ 51.3 $ 8.6    $ 2.5       (q)     $ 62.4
                                   ====== =====    =====               ======
PER COMMON SHARE
Net Income:
  Primary......................... $ 1.26 $0.99      N/A               $ 1.31
  Fully Diluted................... $ 1.26 $0.99      N/A       (q)     $ 1.31
WEIGHTED AVERAGE SHARES
Common and Common Equivalent
 Shares (Primary).................   40.7   8.6     (1.7)                47.6
Common Shares Assuming Maximum
 Dilution (Fully Diluted).........   40.7   8.7     (1.8)                47.6


   See notes to unaudited pro forma combined condensed financial statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  PRO FORMA
                                   HISTORICAL    ADJUSTMENTS
                                 ---------------  INCREASE     NOTE
                                   RLR     SCC    (DECREASE) REFERENCE PRO FORMA
                                 -------- ------ ----------- --------- ---------
REVENUES
Premiums.......................  $  836.9 $ 58.3    $0.0               $  895.2
Net Investment Income..........     940.7  135.3    (0.1)       (k)     1,075.9
Realized Investment Gains......      11.2    7.3     0.0                   18.5
Other Income...................     401.8  137.4     0.0        (l)       539.2
                                 -------- ------    ----               --------
  TOTAL........................   2,190.6  338.3    (0.1)               2,528.8
                                 -------- ------    ----               --------
BENEFITS AND EXPENSES
Benefits to Policyholders......   1,287.7  192.9     0.0                1,480.6
Sales and Operating Expenses...     437.4   49.9     0.0        (m)       489.8
                                                     2.5        (n)
Amortization of Deferred Policy
 Acquisition Costs/Present
 Value of Future Profits.......     113.0   36.2    (5.3)       (o)       143.9
Interest Expense...............      28.7    5.4     0.0                   34.1
Dividends and Experience
 Refunds to Policyholders......      19.7    0.4     0.0                   20.1
                                 -------- ------    ----               --------
  TOTAL........................   1,886.5  284.8    (2.8)               2,168.5
                                 -------- ------    ----               --------
Income Before Income Taxes.....     304.1   53.5     2.7                  360.3
Income Tax Expense.............     106.1   18.2     1.8        (p)       126.1
Dividends on Preferred
 Securities of Subsidiary, Net
 of Tax........................       5.0    0.0     0.0                    5.0
                                 -------- ------    ----               --------
Net Income.....................  $  193.0 $ 35.3    $0.9        (q)    $  229.2
                                 ======== ======    ====               ========
PER COMMON SHARE
Net Income:
  Primary......................  $   5.03 $ 4.10     N/A               $   5.07
  Fully Diluted................  $   4.73 $ 4.07     N/A        (q)    $   4.81
WEIGHTED AVERAGE SHARES
Common and Common Equivalent
 Shares (Primary)..............      37.3    8.6    (1.7)                  44.2
Common Shares Assuming Maximum
 Dilution (Fully Diluted)......      40.1    8.7    (1.8)                  47.0


   See notes to unaudited pro forma combined condensed financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

  The pro forma combined condensed financial statements reflect the Merger of SCC with and into RLR. The pro forma combined condensed financial statements have been prepared under the purchase method of accounting. The pro forma combined condensed balance sheet assumes the Merger occurred on March 31, 1997, and the pro forma combined condensed statements of income assume the Merger occurred on January 1, 1996. The pro forma combined condensed financial statements have not been compiled, reviewed or audited by independent accountants.

  The historical financial information has been derived from the financial statements incorporated herein by reference. The pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of RLR and SCC incorporated by reference in this Proxy Statement/Prospectus.

  The pro forma combined condensed financial statements do not purport to be indicative of the financial position or operating results which would have been achieved had the Merger been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results.

  The pro forma financial statements assume all shares of SCC Common Stock, as described, are converted, pursuant to the Merger, into shares of RLR Common Stock at an exchange ratio of .7932 and at an assumed RLR Common Stock market price of $59.25 per share, the closing sale price per share of RLR Common Stock on February 21, 1997, the last trading day prior to the public announcement of the Merger. It is further assumed that cash to be paid for fractional shares will not be significant.

  RLR management's preliminary allocation of the purchase price was based upon the estimated fair value of the assets acquired and liabilities assumed. The actual allocation will be based on further studies and valuations as of the Effective Time and will be primarily affected by the impact of market interest rates as of the Effective Time upon the valuation of assets and liabilities of SCC, the effect of the RLR Common Stock price as of the Effective Time upon the determination of the purchase price and the accrual at the Effective Time of estimated costs to eliminate duplicative facilities and equipment and to record the estimated liability for severance and other employee termination costs. The actual adjustments (other than those related to the accruals of certain costs at the Effective Time described above) are not, at the present time, expected to be significantly different, however, there can be no assurance that significant differences will not arise.

  The pro forma combined condensed financial statements do not include all adjustments to conform the accounting policies of SCC to those followed by RLR. The nature and extent of such adjustments, if any, will be based upon further study and analysis and would not be expected to be significant to the pro forma financial results.

  The following describes the pro forma adjustments reflected in the accompanying unaudited pro forma combined condensed financial statements:

    (a) To value SCC's commercial mortgage loans at estimated fair value.

    (b) To eliminate SCC's deferred policy acquisition costs, goodwill, acquired insurance in-force and unearned revenue balances and to record the present value of future profits of the in-force business acquired. Present value of future profits reflects the estimated fair value of the business in-force and represents the portion of the cost to acquire SCC that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the assumed date of acquisition. Such value is the present value of the actuarially determined projected cash flows from the acquired policies.

  The 15% discount rate used to determine such value is the rate of return required by RLR to invest in the business being acquired. In determining the rate of return used to value the policies purchased, the following factors are considered:

  . The magnitude of the risk associated with each of the actuarial assumptions used in determining expected future cash flows.

  . Cost of capital available to fund the acquisition.

  . The perceived likelihood of changes in insurance regulations and tax laws.

  . Complexity of the acquired company.

  The value allocated to present value of future profits is based on a preliminary determination of such value; accordingly, this allocation may be adjusted upon final determination of such value. On a pro forma basis, assuming an acquisition date of March 31, 1997, expected gross amortization using current assumptions and accretion of interest based on an interest rate equal to the liability or contract rate (such rates ranging from 5.25% to 7.0% ) on the cost of policies purchased for each of the years in the five year period ended March 31, 2002, is as follows (dollars in millions):

        YEAR
        ENDED                  BEGINNING    GROSS     ACCRETION OF     NET      ENDING
      MARCH 31,                 BALANCE  AMORTIZATION   INTEREST   AMORTIZATION BALANCE
      ---------                --------- ------------ ------------ ------------ -------
      1998....................  $348.9      $50.8        $19.9        $30.9     $318.0
      1999....................   318.0       43.2         18.3         24.9      293.1
      2000....................   293.1       37.9         16.8         21.1      272.0
      2001....................   272.0       32.5         15.8         16.7      255.3
      2002....................   255.3       29.7         14.7         15.0      240.3

    (c) To record the excess of the cost to acquire SCC over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed.

    (d) To record the direct out-of-pocket costs of acquisition.

    (e) To remove SCC's capitalized software costs to conform to RLR's accounting policies.

    (f) To record lease related fair value adjustments, net.

    (g) At the Effective Time, the estimated liability for severance and other employee costs for certain executive officers and employees of SCC and the estimated costs to eliminate duplicative facilities and equipment and merge such operations will be accrued. These estimated costs have not been accrued on the pro forma balance sheet. The present estimate of these costs to be accrued at the Effective Time is approximately $8.0 million. The estimated $8.0 million liability will be accrued on the initial post-acquisition balance sheet of SCC and will increase annual goodwill amortization by approximately $130,000.

    (h) To adjust the deferred tax liability of SCC to the tax effected difference between the estimated fair value of the net assets acquired and the estimated tax basis of the net assets acquired.

    (i) To eliminate SCC equity.

    (j) To record the fair value of the pro forma 6.94 million shares of RLR Common Stock to be issued to acquire SCC, using an RLR share price of $59.25.

    (k) To record the amortization of the pro forma fair value adjustment to the cost basis of SCC investments. The pro forma adjustments to investments and investment income are based upon interest rates at March 31, 1997 and are not likely to be reflective of future results as the actual fair value adjustment and related future income statement effects will be dependent upon the interest rate environment at the time the Merger is completed. The fair value adjustment to the cost basis of investments has been amortized over the estimated average remaining investment life.

    (l) It is expected that cross-selling of life insurance products between RLR and SCC will produce incremental profits to the combined company. For purposes of the pro forma combined condensed statements of income, these incremental profits have not been included because they are not assured.

    (m) It is expected that certain costs and expenses of the combined companies will be less than those reflected in the accompanying pro forma combined condensed statements of income due to consolidation of operations. The estimated expense reductions are primarily related to the elimination of duplicative facilities, equipment and other personnel and functions. For purposes of the pro forma combined condensed statements of income, these expense reductions have not been included because they are not assured until RLR management takes affirmative actions to implement the cost reductions which cannot take place until the Merger is effective. Until such time, they are not permitted to be reflected in the pro forma financial information according to accounting rules. The pro forma pre-tax annualized expense reductions are currently estimated to total approximately $7.0 million. In addition to the $7.0 million, the combined company expects to realize cost savings from the potential merger of the New York operations of RLR and SCC.

    (n) To record the amortization of goodwill over the estimated periods to be benefited (40 years).

    (o) To record the adjustment to historical amortization of deferred policy acquisition costs to reflect the new amortization of the present value of future profits intangible asset established on the pro forma combined condensed balance sheet as of March 31, 1997.

    (p) To record income tax expense (benefit) of the pro forma adjustments (excluding goodwill amortization) at the applicable statutory federal effective rate of 35%.

    (q) Pro Forma Net Income and Fully Diluted Net Income per share for the year ended December 31, 1996, and the pro forma increase to shareholders' equity using the pro forma RLR share price of $59.25 and the floor and ceiling share price of $49.00 and $64.30 are shown in the following table:

                                                    PRO FORMA
                                     ----------------------------------------------
      RLR COMMON
        STOCK                         INCREASE TO                     FULLY DILUTED
        PRICE         EXCHANGE       SHAREHOLDERS'        NET          NET INCOME
       ASSUMED         RATIO            EQUITY           INCOME         PER SHARE
      ----------      --------       -------------       ------       -------------
        $59.25         .7932            $411.2           $229.2           $4.81
        $49.00         .8927            $382.1           $229.9           $4.73
        $64.30         .7749            $436.5           $228.6           $4.81

                      CERTAIN FORWARD-LOOKING INFORMATION

  This Proxy Statement/Prospectus contains certain forward-looking information including information provided in "Unaudited Pro Forma Combined Selected Financial Data," "Comparative Unaudited Per Share Data" and "Unaudited Pro Forma Combined Condensed Financial Statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about their companies without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. RLR and SCC identify the following important factors which could cause RLR's and SCC's actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted by RLR or SCC in forward-looking information. All of such factors are difficult to predict and many are beyond the control of RLR and SCC. Accordingly, while RLR and SCC believe that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that such assumptions will approximate actual experience. These important factors include: (i) general economic conditions, changes in interest rates and the performance of stock markets, each of which may impact the profitability of the combined company, the market value of the combined company's investment portfolio, the credit quality of the combined company's loan portfolio and the demand for life insurance products; (ii) regulatory developments affecting financial institutions, generally, and life insurance companies, specifically; (iii) changes in federal and state income tax laws and regulations which affect the relative tax advantage of life insurance products; (iv) industry consolidation and increased competition; (v) the combined company's ability to control costs and realize estimated cost savings; (vi) the integration of RLR and SCC's products, sales and operations in a timely and cost effective manner; (vii) the timing, cost and successful completion of RLR's announced stock repurchase program. Shareholder are also directed to consider other risks and uncertainties discussed in documents filed by RLR and SCC with the Commission. RLR and SCC each disclaim any obligation to update forward-looking information.

                                BUSINESS OF RLR

  RLR is a holding company whose subsidiaries specialize in life insurance and related financial services businesses. Through ReliaStar Life Insurance Company, Minneapolis, Minnesota, and other subsidiaries, RLR issues and distributes individual life insurance and annuities; group life and health insurance; life and health reinsurance; and markets and manages mutual funds. RLR operates in four business segments: Individual Insurance, Employee Benefits, Life and Health Reinsurance and Pension.

  RLR's strategy is to compete by focusing on the needs of its customers and providing innovative products in a service-oriented, cost-efficient manner. It is RLR's goal to form lifetime partnerships with its customers, delivering integrated financial solutions.

  Other life insurance subsidiaries, each of which is owned directly or indirectly by ReliaStar Life, are Northern Life Insurance Company, Seattle, Washington; ReliaStar United Services Life Insurance Company, Arlington, Virginia; and ReliaStar Bankers Security Life Insurance Company, Woodbury, New York. ReliaStar Life, United Services and Bankers Security were formerly known as Northwestern National Life Insurance Company, United Services Life Insurance Company and Bankers Security Life Insurance Society, respectively. Additional subsidiaries include Washington Square Advisors, Inc., Minneapolis, Minnesota; Washington Square Securities, Inc., Minneapolis, Minnesota; ReliaStar Mortgage Corporation, West Des Moines, Iowa; NWNL Northstar, Inc., Greenwich, Connecticut; PrimeVest Financial Services, Inc., St. Cloud, Minnesota; and Successful Money Management Seminars, Inc., Portland, Oregon.

                                BUSINESS OF SCC

  SCC is an insurance holding company that provides, through its subsidiaries, a diverse portfolio of individual life insurance and annuity products to customers throughout the fifty states, the District of Columbia and Guam. SCC markets its products principally to professionals, high net worth and upper middle class individuals and small, closely-held businesses through independent general agents.

  SCC utilizes the independent agency system for the distribution of its products. The Company's core group of approximately 360 independent general agencies, together with other distribution channels, access approximately 50,000 licensed insurance agents throughout the United States. Distribution through the independent agency system provides the Company with a variable distribution cost structure. This is especially important during times of fluctuating sales activity since most of the distribution costs incurred are directly related to the quantity of business written.

  At December 31, 1996, SCC had approximately $2.3 billion of total assets, approximately $33.6 billion of life insurance in force net of reinsurance and a ratio of statutory capital and surplus plus asset valuation reserve to statutory assets of 10.6%. SCC's investment portfolio at December 31, 1996 had a market value of $1.8 billion. SCC has maintained high quality standards in its investment portfolio with 86.8% of its portfolio at December 31, 1996 invested in fixed maturity securities, of which 93.8% were comprised of investment grade securities. At December 31, 1996, the estimated market value of SCC's fixed maturity securities available-for-sale was $1.6 billion, or $31.4 million more than amortized cost, and 7% of SCC's portfolio was invested in mortgage loans, which are diverse in type and geographic location.

  SCC is currently rated "A (Excellent)" by A.M. Best Company, which rates insurance companies based on qualitative and quantitative factors of concern to policyholders. A.M. Best Company assigns ratings which currently range from "A++ (Superior)" to "C- (Fair)." In addition, SCC's claims-paying ability is rated A+ by Standard & Poor's Corporation.

  Lincoln National Life Insurance Company, a wholly-owned subsidiary of Lincoln National Corporation, organized SCC under the laws of the State of Delaware on October 13, 1993 to facilitate the sale of the SCC Insurance Subsidiaries in an underwritten public offering. The offering was completed on January 26, 1994, and SCC has been operating as an independent public company since that time. See "Background of the Merger."

                       DESCRIPTION OF RLR CAPITAL STOCK

  Set forth below is a summary of certain provisions of the RLR Certificate, the RLR By-Laws and a Rights Agreement between RLR and Norwest Bank Minnesota, National Association, as amended. Copies of these documents are included as exhibits to the Registration Statement of which this Proxy
Statement/Prospectus is a part.

GENERAL

  The authorized capital stock of RLR consists of 100,000,000 shares of RLR Common Stock and 7,000,000 shares of preferred stock, without par value.

  All issued and outstanding shares of RLR Common Stock are, and the shares of RLR Common Stock to be issued in the Merger will be, fully paid and non-assessable. Holders of shares of RLR Common Stock and holders of shares of RLR Preferred Stock do not have any preemptive rights to subscribe for or purchase any securities of RLR except, with respect to shares of RLR Preferred Stock, such preemptive rights as may be provided in the resolution or resolutions of the RLR Board or a committee designated by the RLR Board providing for the issuance thereof. Holders of shares of RLR Common Stock have the rights described below under "Share Rights Plan."

PREFERRED

  The RLR Certificate authorizes the RLR Board to issue, without action or approval of the RLR stockholders, one or more series of RLR Preferred Stock with such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance thereof. There are currently reserved for issuance up to 2,500,000 shares of Series A Junior Participating Preferred Stock of RLR issuable under the RLR Rights Agreement referred to below under "Share Rights Plan."

DIVIDENDS

  Under Delaware Law, subject to restrictions contained in the RLR Certificate discussed in the following paragraph, dividends may be declared or paid out of surplus of RLR or, if there is no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

  The RLR Certificate provides that so long as there are outstanding any shares of RLR Preferred Stock entitled to cumulative dividends, no dividends (other than dividends payable in shares of RLR Common Stock) may be paid or declared, nor may any distribution be made, on shares of RLR Common Stock, nor may any shares of RLR Common Stock be purchased, redeemed or otherwise acquired for value by RLR (other than in exchange for, or through application of the proceeds of the sale of, shares of RLR Common Stock) if RLR is in default with respect to any dividend payable on, or obligation to redeem or to maintain a purchase, retirement or sinking fund with respect to, shares of RLR Preferred Stock.

  RLR is primarily a holding company owning, directly or indirectly, the capital stock of ReliaStar Life and its other insurance company subsidiaries and other subsidiaries. There are legal limitations on the extent to which ReliaStar Life and RLR's other insurance company subsidiaries may pay dividends or lend or otherwise supply funds to RLR or ReliaStar Life.

  The payment of future dividends by RLR will be largely dependent upon the ability of ReliaStar Life to pay dividends to RLR. Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payments shall be in an amount deemed prudent by ReliaStar Life's board of directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce, must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting principles (unassigned funds) less 25% of the amount of such earned surplus which is attributable to unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year.

  The payment of future dividends by RLR may be affected by the foregoing limitations, further restrictions and limitations in the event of statutory or regulatory changes and by such other factors as the RLR Board may deem relevant.

VOTING RIGHTS

  The RLR Certificate provides that, except as otherwise provided by law or the RLR Certificate, holders of shares of RLR Common Stock are entitled to one vote per share. Holders of shares of RLR Common Stock do not have any cumulative voting rights.

  Except as otherwise provided by law or by the resolution or resolutions providing for the issuance thereof, holders of shares of RLR Preferred Stock have no voting rights.

  The RLR Certificate requires the affirmative vote of 75% of RLR's outstanding capital stock entitled to vote, voting as a single class, (i) to approve certain "Business Combinations" involving an "Interested Shareholder" unless the transaction is approved by a majority of the "Continuing Directors," as such terms are defined in the RLR Certificate, (ii) to remove directors, (iii) to effect certain amendments to the RLR Certificate, and (iv) in order for the stockholders of RLR to amend the RLR By-Laws.

SHARE RIGHTS PLAN

  Pursuant to the RLR Rights Agreement, each share of RLR Common Stock issued by RLR has attached one preferred share purchase right. Each RLR Right entitles the registered holder to purchase from RLR one-tenth of a share of Junior Participating Preferred Stock at an exercise price of $200, subject to adjustment.

  Until the Distribution Date, the RLR Rights will be evidenced by certificates representing shares of RLR Common Stock and will be transferred only with the shares of RLR Common Stock. The RLR Rights will separate from the shares of RLR Common Stock and a Distribution Date for the RLR Rights will occur upon the earlier of (i) the close of business on the 15th day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of RLR Common Stock, or (ii) the close of business on the 15th day following the commencement or announcement of a tender or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming the beneficial owner of 20% or more of the outstanding shares of RLR Common Stock.

  The RLR Rights are not exercisable until the Distribution Date. The RLR Rights will expire on September 8, 2004, unless extended or earlier redeemed by RLR.

  In the event that (i) RLR is the surviving corporation in a merger, consolidation or statutory share exchange with an Acquiring Person and outstanding shares of RLR are not changed or exchanged, (ii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the RLR Rights Agreement, (iii) an Acquiring Person increases by more than 1% its proportion of beneficial ownership of the outstanding shares of any class of equity securities or securities exercisable for or convertible into equity securities of RLR or any of its subsidiaries pursuant to a recapitalization, reclassification or similar transaction, or (iv) a person (other than RLR and certain of its affiliates) becomes a beneficial owner of 20% or more of the outstanding shares of RLR Common Stock, each holder of an RLR Right (other than RLR Rights beneficially owned by an Acquiring Person or, in certain circumstances, transferees) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the RLR Right, that number of shares of RLR Common Stock having a market value of two times the exercise price of the RLR Right, subject to certain adjustments.

  In the event that RLR is acquired in a merger or other business combination transaction or 50% or more of the assets or earning power of RLR and its subsidiaries (taken as a whole) are sold after a public announcement that a person has become an Acquiring Person, each holder of an RLR Right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the RLR Right, that number of common shares of the Acquiring Person (or in certain cases, one of its affiliates) having a market value of two times the exercise price of the RLR Right.

  In certain instances, RLR may exchange RLR Rights for shares of RLR Common Stock or reduce the 20% stock ownership threshold to not less than 10%.

  The RLR Rights are redeemable at a price of one cent per RLR Right at any time prior to the 30th day after a public announcement that a person has become an Acquiring Person, provided, however, that redemption may occur after any person has become an Acquiring Person only if there has not been a change in control of the RLR Board. The redemption period may be extended if no such change in control has occurred or if no person has become an Acquiring Person.

LIQUIDATION

  Subject to preferential payments due or other rights with respect to any shares of RLR Preferred Stock that may then be issued and outstanding, in the event of any liquidation of RLR, the holders of RLR Common Stock are entitled to share, in proportion to the number of shares of RLR Common Stock held, in the assets remaining after discharge of all obligations and liabilities of RLR.

LIMITATIONS ON CHANGE IN CONTROL

  The RLR Certificate and the RLR By-Laws provide that the RLR Board will be divided into three classes serving staggered terms, with one class of directors to be elected for a three-year term at each annual meeting of RLR stockholders. As a result, at least two meetings of RLR stockholders will generally be required for RLR stockholders to effect a change in control of the RLR Board. The RLR Certificate and the RLR By-Laws also provide that stockholder action may be taken only at annual or special meetings of stockholders, and may not be taken by stockholder consent, and that stockholders are not permitted to call, or to require the RLR Board to call, special meetings of stockholders. The RLR Certificate provides that, when considering a merger, consolidation, sale of assets, business combination (including a Business Combination under the RLR Fair Price Provision) or other transaction (including a tender or exchange offer), the RLR Board and any committee thereof, the directors and the officers of RLR may, in considering the best interests of RLR and RLR's stockholders, consider the interests of and the effects of such transaction upon the employees, customers and suppliers of RLR and its subsidiaries and upon communities in which RLR and its subsidiaries are located or do business. The RLR By-Laws provide that advance notice of nominations for the election of directors to be made at, and business to be brought before, an annual meeting of stockholders by an RLR stockholder must be received by the Secretary of RLR not less than 60 days in advance of such meeting (except that if public disclosure of such meeting is made less than 75 days prior to the meeting, the notice need only be received within 15 days following such public disclosure). RLR has entered into agreements with certain of its executive employees for certain financial arrangements that RLR will provide upon termination of employment under certain circumstances following a change in control of RLR. In addition, certain retirement and other employee benefit arrangements provide for accelerated vesting of benefits and allocation to participants of surplus retirement plan benefits upon a change in control of RLR. The foregoing provisions and agreements, the voting provisions, including the RLR

Fair Price Provision, referred to above under "Voting Rights," the RLR Rights Agreement and the authority of the RLR Board to issue additional shares of capital stock, without action or approval of the RLR stockholders, could have the effect of discouraging, delaying or preventing a tender or exchange offer, proxy contest or other attempt to gain control of or change the management of RLR.

LIMITATION ON CERTAIN LIABILITY OF DIRECTORS AND INDEMNIFICATION

  The RLR Certificate and RLR By-Laws contain provisions limiting the liability of directors for monetary damages to RLR and its stockholders for breach of fiduciary duty of care to RLR and authorizing the indemnification of directors, officers and employees to the fullest extent permitted by Delaware Law. RLR maintains a directors' and officers' liability insurance policy.

TRANSFER AGENT

  The Transfer Agent for the RLR Common Stock is Norwest Bank Minnesota, National Association.

                     MARKET PRICE AND DIVIDEND INFORMATION
                         FOR RLR AND SCC COMMON STOCK

  RLR Common Stock and SCC Common Stock are each listed and principally traded on the NYSE under the symbols "RLR" and "SRC," respectively.

  The following table shows, for the periods indicated, the reported high and low sale prices on the NYSE Composite Tape and dividends for the RLR Common Stock and SCC Common Stock:

                                RLR COMMON STOCK          SCC COMMON STOCK
                            ------------------------- -------------------------
                             HIGH     LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS
                            ------- ------- --------- ------- ------- ---------
1995:
  First Quarter............ $35.50  $29.00   $0.225   $26.125 $22.00    $0.12
  Second Quarter...........  39.625  33.75    0.25     25.875  22.625    0.12
  Third Quarter............  41.50   36.00    0.25     28.50   24.50     0.12
  Fourth Quarter...........  44.50   39.875   0.25     27.75   23.375    0.12
1996:
  First Quarter............  51.625  41.50    0.25     27.625  24.875    0.12
  Second Quarter...........  47.00   41.375   0.28     29.625  24.875    0.12
  Third Quarter............  48.125  40.00    0.28     32.00   25.00     0.12
  Fourth Quarter...........  58.375  47.625   0.28     35.625  30.50     0.12
1997:
  First Quarter............  65.375  54.00    0.28     47.375  35.125    0.12
  Second Quarter (through
   May 20).................  64.875  57.25    0.31     48.00   44.625    0.14

  On February 24, 1997, public announcement of the Merger was made. The closing sale price per share of RLR Common Stock on the NYSE Composite Tape on February 21, 1997 (the last trading day prior to the public announcement of the Merger) was $59.25, and the closing sale price per share of SCC Common Stock on the NYSE Composite Tape on such date was $37.50. On May 20, 1997, the closing sale price per share on the NYSE Composite Tape of RLR Common Stock was $63.125 and of SCC Common Stock was $47.25. If the Exchange Price were equal to the closing sale price per share of RLR Common Stock on May 20, 1997, stockholders of SCC who are to receive shares of RLR Common Stock would be entitled to receive .7749 of a share of RLR Common Stock, having a market value of $48.92, in exchange for each share of SCC Common Stock held by them. See the discussion of the determination of the actual Exchange Price and Exchange Ratio on the cover page of this Proxy Statement/Prospectus.

               COMPARATIVE RIGHTS OF SHAREHOLDERS OF SCC AND RLR

  As a result of the Merger, stockholders of SCC will become stockholders of RLR, and their rights will be governed by the RLR Certificate, By-Laws and Rights Agreement, which differ in certain material respects from SCC's Certificate of Incorporation and Bylaws. The following is a summary of certain material differences between the rights of holders of SCC Common Stock and holders of RLR Common Stock. This summary does not purport to identify all differences that may, under given situations, be material to SCC stockholders. Reference is made to SCC's Certificate of Incorporation and Bylaws, the RLR Certificate, By-Laws and Rights Agreement, and Delaware Law.

GENERAL

  SCC and RLR are both incorporated under Delaware Law. Holders of SCC Common Stock, whose rights as stockholders are currently governed by the SCC Certificate and the SCC Bylaws, will, at the Effective Time of the Merger, become holders of RLR Common Stock and their rights as such will be governed by the RLR Certificate and the RLR By-Laws. In addition, SCC stockholders have Rights under the SCC Rights Plan which will be terminated prior to the Effective Time, when, as holders of RLR Common Stock, they will become holders of RLR Rights pursuant to the RLR Rights Agreement. Certain differences between the rights of holders of SCC Common Stock and RLR Common Stock are summarized below.

  Certain provisions contained in Delaware Law, the RLR Certificate, the RLR By-Laws and the RLR Rights Agreement discourage transactions involving an actual or threatened change in control of RLR. To the extent any of these provisions has such an effect, stockholders might thereby be deprived of an opportunity to sell their shares at a premium above the market price. These provisions could thus be considered to be anti-takeover measures. See the discussion below and "Description of RLR Capital Stock--Share Rights Plan" and "--Limitations on Change in Control" for a description of existing provisions in the RLR Certificate, the RLR By-Laws and the RLR Rights Agreement that may be viewed as having anti-takeover effects. The RLR Rights Agreement was not adopted in response to any efforts, of which RLR management was or is aware, to accumulate RLR Common Stock or to obtain control of RLR, and RLR management has no knowledge of any present effort to accumulate RLR Common Stock or to obtain control of RLR.

RLR PREFERRED STOCK

  At the Effective Time, the holders of SCC Common Stock will become holders of RLR Common Stock. Each share of RLR Common Stock received by the present holders of SCC Common Stock in the Merger will have attached one Right to purchase from RLR one-tenth of a share of Junior Participating Preferred Stock at an exercise price of $200, subject to adjustment, as described above under "Description of RLR Capital Stock--Share Rights Plan."

VOTING RIGHTS

  The RLR Certificate generally provides that, except as otherwise provided therein or by law, holders of the shares of RLR Common Stock are entitled to one vote per share. Holders of shares of RLR Common Stock do not have any cumulative voting rights. Except as otherwise provided by law and in the resolution or resolutions providing for the issuance thereof, holders of shares of RLR Preferred Stock have no voting rights. For a description of the voting rights of RLR Preferred Stock, see "Description of RLR Capital Stock-- Voting Rights."

  The SCC Certificate provides that, except as otherwise provided by law, holders of shares of SCC Common Stock are entitled to one vote per share. Holders of shares of SCC Common Stock do not have any cumulative voting rights.

  The RLR Certificate requires the affirmative vote of 75% of the outstanding capital stock entitled to vote, voting as a single class: (i) to approve certain business combinations, (ii) to remove directors, (iii) to amend certain provisions of the RLR Certificate, and (iv) in order for the stockholders to amend the RLR By-Laws. The SCC Certificate requires the affirmative vote of two-thirds of the outstanding capital stock entitled to vote to amend certain provisions of the SCC Certificate and Bylaws.

AMENDMENT OF THE RLR CERTIFICATE

  As stated above, the RLR Certificate requires the approval of 75% of the shares of RLR capital stock entitled to vote in order to amend certain provisions of the RLR Certificate, as compared with the more-than-two-thirds vote required to amend certain provisions of the SCC Articles. The provisions of the RLR Certificate that may be amended only by a 75% vote are: Article Fourth (setting forth, among other things, the authorized capital stock of RLR and authorizing the RLR Board, without a vote of stockholders, to issue RLR Common Stock and RLR Preferred Stock and to fix the terms of series of the RLR Preferred Stock); the following sections of Article Sixth: Section 2 (providing for classification of the RLR Board), Section 4 (governing removal of the directors by stockholders), Section 7 (limiting personal monetary liability of directors for breach of the fiduciary duty of care), Section 8 (authorizing the RLR Board to adopt or amend the RLR By-Laws and requiring a vote of 75% of the outstanding shares of voting stock in order for stockholders to amend the RLR By-Laws), Section 9 (providing that the RLR Board may consider the interests of and effects on employees, customers and suppliers and communities in which RLR and its subsidiaries are located or do business when considering a merger, sale of assets, business combination or other transaction), Section 10 (authorizing the RLR Board to determine certain matters with respect to stockholder inspections of books and records), Section 11 (providing that the directors are empowered to exercise all powers and to do all acts that may be done by RLR) and Section 12 (preventing stockholders from taking action by written consent and providing that the procedures for calling, and persons entitled to call, a special meeting of stockholders shall be specified by the RLR By-Laws); Article Seventh (the RLR Fair Price Provisions (see "Transactions with Interested Shareholders" below); and Article Tenth (requiring a 75% vote to amend the foregoing provisions of the RLR Certificate).

  The requirement of an increased stockholder vote to amend certain provisions of the RLR Certificate and the RLR By-Laws is designed to prevent a stockholder who controls a majority of the voting power of RLR from avoiding the requirements of those provisions by simply amending or replacing them and to make it more difficult for the stockholder to circumvent certain of the other provisions contained in the RLR Certificate, such as the classification of the RLR Board, by adopting by-laws restricting the power of the RLR Board or the ability of RLR to operate its business in the interests of all of its stockholders. These provisions, however, will also make it more difficult for stockholders to amend the RLR Certificate and the RLR By-Laws even if a majority of the stockholders deem such amendment to be in their best interests.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

  The RLR Fair Price Provision requires the approval of Business Combinations (as defined) involving Interested Shareholders (as defined) by a vote of the holders of at least 75% of RLR's outstanding capital stock entitled to vote, unless either the transaction is approved by a majority of the Continuing Directors (as defined) or the transaction meets certain fair price and procedural requirements. The purpose of this provision is to prevent an Interested Shareholder from taking advantage of its position as a substantial, if not controlling, stockholder and from engaging in "self-dealing" transactions with the corporation which may not be fair to other stockholders and to give greater assurance to the holders of the RLR capital stock that they will receive fair and equitable treatment in the event of a Business Combination involving the Interested Shareholder. This is accomplished by requiring Business Combinations to meet certain fair price and procedural requirements or to be approved either by a majority of the Continuing Directors or 75% of the outstanding shares entitled to vote on the matter, voting as a single class. For similar reasons however, this provision makes more difficult and discourages a merger or takeover of RLR or the acquisition of control of RLR and thus the removal of incumbent management. In addition, to the extent that these provisions discourage a takeover that would result in a change of RLR management, those changes may be less likely to occur. The SCC Certificate contains no such provision.

CONSIDERATION OF OTHER CONSTITUENCIES

  The RLR Certificate provides that, when considering a merger, consolidation, sale of assets, business combination (including a Business Combination involving an Interested Shareholder as described above) or other transaction (including a tender or exchange offer), the RLR Board and any committee thereof, the directors and the officers of RLR may, in considering the best interests of RLR and its stockholders, consider the interests of and the effects of such transaction upon the employees, customers and suppliers of RLR and its subsidiaries and upon communities in which RLR and its subsidiaries are located or do business.

  This provision in the RLR Certificate will not make a Business Combination or other transaction regarded by the RLR Board as being in the interests of RLR and its stockholders more difficult to accomplish, but it would permit the RLR Board to determine that a Business Combination or other transaction is not in the best interests of RLR or its stockholders (and thus oppose it) on the basis of various factors deemed relevant. In some cases, such opposition by the RLR Board might have the effect of maintaining the position of incumbent management.

  Neither the SCC Certificate nor the SCC Bylaws contain a similar provision regarding the consideration of other constituencies by the SCC Board in making a decision whether to proceed with a business combination or other transaction.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

  The RLR Certificate provides that no director shall be liable to RLR or its stockholders for monetary damages for breach of fiduciary duty by the director as a director, except that such provision shall not eliminate or limit the liability of the director to the extent provided by applicable law (i) for any breach of the duty of loyalty of the director to RLR or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful action under
Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  In general, under Delaware Law the indemnification provided for therein is not deemed to be exclusive of any nonstatutory indemnification rights provided to directors, officers and employees under any by-law, agreement or vote of stockholders or disinterested directors. The RLR By-Laws and the SCC Certificate provide for the indemnification of directors, officers, agents and employees, to the fullest extent permitted by Delaware Law against liability arising by reason of the fact that such individual was a director, officer, agent or employee of RLR or SCC, as the case may be.

                                 LEGAL MATTERS

  The validity of the shares of RLR Common Stock to be issued in the Merger will be passed upon for RLR by Faegre & Benson LLP, Minneapolis, Minnesota. Certain tax consequences of the Merger will be passed upon for RLR by Faegre & Benson LLP and for SCC by Murtha, Cullina, Richter and Pinney, Hartford, Connecticut.

                                    EXPERTS

  The consolidated financial statements of RLR and related financial statement schedules as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated in this Proxy Statement/Prospectus by reference from the RLR Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of SCC as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, and the related financial statements schedule appearing in

SCC's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  If the stockholders of SCC do not approve and adopt the Merger Agreement and the Merger or if the Merger is not consummated, SCC anticipates holding its next annual meeting of stockholders on May 14, 1998. Stockholder proposals intended to be presented at that meeting must be submitted by December 2, 1997 for consideration by SCC for possible inclusion in the proxy materials for that meeting.

                            INDEPENDENT ACCOUNTANTS

  Representatives of Ernst & Young LLP are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                                                       EXHIBIT A
                                                                  CONFORMED COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           RELIASTAR FINANCIAL CORP.

                                      AND

                        SECURITY-CONNECTICUT CORPORATION

                         DATED AS OF FEBRUARY 23, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                          (NOT PART OF THE AGREEMENT)

                                                                           PAGE
                                                                           ----
INTRODUCTION AND RECITALS.................................................  A-5
I. CONTEMPLATED BUSINESS COMBINATION......................................  A-5
  1.1 The Merger..........................................................  A-5
  1.2 Effect of the Merger................................................  A-5
  1.3 Consummation of the Merger..........................................  A-6
  1.4 Closing.............................................................  A-6
  1.5 Certificate of Incorporation and By-Laws............................  A-6
  1.6 Conversion of Securities............................................  A-6
  1.7 Letters of Transmittal..............................................  A-8
  1.8 Lost, Stolen or Destroyed Certificate...............................  A-8
  1.9 Further Action......................................................  A-8
II. REPRESENTATIONS AND WARRANTIES........................................  A-8
  2.1 Representations and Warranties of RELIASTAR.........................  A-8
    (a) Organization and Compliance with Law..............................  A-8
    (b) Capitalization....................................................  A-9
    (c) Authorization and Validity of Agreements.......................... A-10
    (d) No Notices or Approvals Required and No Conflicts................. A-10
    (e) RELIASTAR Reports and Financial Statements........................ A-11
    (f) Conduct of Business in the Ordinary Course and Absence of Certain
     Changes and Events................................................... A-12
    (g) Certain Fees...................................................... A-13
    (h) Litigation........................................................ A-13
    (i) Employee Benefit Plans............................................ A-13
    (j) Taxes............................................................. A-14
    (k) Intellectual Property............................................. A-15
    (l) Environmental Matters............................................. A-15
    (m) Opinion of Financial Advisor...................................... A-16
    (n) Investigation by RELIASTAR........................................ A-16
  2.2 Representations and Warranties of SECURITY.......................... A-16
    (a) Organization and Compliance with Law.............................. A-16
    (b) Capitalization.................................................... A-17
    (c) Authorization and Validity of Agreements.......................... A-18
    (d) No Notices or Approvals Required and No Conflicts................. A-18
    (e) SECURITY Reports and Financial Statements......................... A-19
    (f) Conduct of Business in the Ordinary Course and Absence of Certain
     Changes and Events................................................... A-20
    (g) Certain Fees...................................................... A-21
    (h) Litigation........................................................ A-21
    (i) Employee Benefit Plans............................................ A-21
    (j) Taxes............................................................. A-22
    (k) Intellectual Property............................................. A-23
    (l) No Secured Debt................................................... A-23
    (m) Environmental Matters............................................. A-23
    (n) Opinion of Financial Advisor...................................... A-24
    (o) Investigation by SECURITY......................................... A-24
III. COVENANTS OF SECURITY................................................ A-24
  3.1 Conduct of Business by SECURITY and SECURITY Subsidiaries Pending
   the Merger............................................................. A-24
  3.2 Proxy Statement..................................................... A-26
  3.3 Meeting of Stockholders of SECURITY................................. A-26
  3.4 No Solicitation of Acquisition Transactions......................... A-26

                                                                           PAGE
                                                                           ----
  3.5 Access to Information; Confidentiality.............................. A-27
  3.6 Dissenters' Rights.................................................. A-28
  3.7 Tax Certificate..................................................... A-28
  3.8 Amendment to Rights Plan............................................ A-28
IV. COVENANTS OF RELIASTAR................................................ A-28
  4.1 Conduct of Business by RELIASTAR and RELIASTAR Subsidiaries Pending
   the Merger............................................................. A-28
  4.2 Proxy Statement..................................................... A-30
  4.3 Registration Statement.............................................. A-30
  4.4 Access to Information; Confidentiality.............................. A-30
  4.5 Reservation of RELIASTAR Capital Stock.............................. A-30
  4.6 Tax Certificate..................................................... A-31
  4.7 Employee Benefits................................................... A-31
  4.8 Indemnification..................................................... A-31
  4.9 SECURITY Options.................................................... A-32
  4.10 Tax Matter......................................................... A-32
V. MUTUAL COVENANTS....................................................... A-32
  5.1 Expenses............................................................ A-32
  5.2 Reimbursement of Expenses; SECURITY Fee............................. A-32
  5.3 Additional Agreements............................................... A-33
  5.4 Notification of Certain Matters..................................... A-33
  5.5 Agreement to Defend................................................. A-33
  5.6 Compliance with HSR Act............................................. A-33
  5.7 Securities Laws..................................................... A-33
VI. CONDITIONS............................................................ A-34
  6.1 Conditions to Obligations of Each Party to Effect the Merger........ A-34
  6.2 Additional Conditions to Obligations of RELIASTAR................... A-34
  6.3 Additional Conditions to Obligations of SECURITY.................... A-35
VII. MISCELLANEOUS........................................................ A-36
  7.1 Termination......................................................... A-36
  7.2 Effect of Termination............................................... A-37
  7.3 Waiver and Amendment................................................ A-37
  7.4 Nonsurvival of Representations and Warranties....................... A-37
  7.5 Public Statements................................................... A-37
  7.6 Knowledge........................................................... A-37
  7.7 Assignment.......................................................... A-37
  7.8 Notices............................................................. A-37
  7.9 Governing Law....................................................... A-38
  7.10 Severability....................................................... A-38
  7.11 Counterparts....................................................... A-38
  7.12 Headings........................................................... A-38
  7.13 Entire Agreement................................................... A-38
  7.14 Limited Liability.................................................. A-38
  7.15 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL...................... A-39

EXHIBIT 2.1(A)RELIASTAR SUBSIDIARIES
EXHIBIT 2.2(A)SECURITY SUBSIDIARIES
EXHIBIT 3.7   SUBSTANCE OF SECURITY TAX CERTIFICATE
EXHIBIT 4.6   SUBSTANCE OF RELIASTAR TAX CERTIFICATE
EXHIBIT 4.7(B)RELIASTAR PLANS
EXHIBIT 6.2(E)SUBSTANCE OF OPINION OF COUNSEL TO SECURITY
EXHIBIT 6.3(D)
              SUBSTANCE OF OPINION OF COUNSEL TO RELIASTAR

                             INDEX OF DEFINED TERMS
                          (NOT PART OF THE AGREEMENT)

                                                                      SECTION
                                                                    ------------
Acquisition Proposal...............................................       5.2(b)
Acquisition Transaction............................................          3.4
Agreement.......................................................... Introduction
Approval Date......................................................          1.4
By-Laws............................................................          1.5
Certificate........................................................          1.5
Closing............................................................          1.4
Closing Date.......................................................          1.4
Code...............................................................      Recital
Common Stock of the Surviving Corporation..........................       1.6(A)
Constituent Corporations...........................................          1.2
Delaware Law.......................................................          1.1
Effective Time.....................................................          1.3
Environmental Law..................................................    2.1(1)(i)
ERISA..............................................................    2.1(i)(i)
Exchange Agent.....................................................       1.6(b)
Exchange Price.....................................................    1.6(b)(i)
Exchange Ratio.....................................................       1.6(b)
Hazardous Substances...............................................    2.1(1)(i)
HSR Act............................................................  2.1(d)(iii)
IRS................................................................  2.1(i)(iii)
Indemnitees........................................................       4.9(a)
LSL................................................................       2.2(a)
Material Adverse Effect on RELIASTAR...............................       2.1(a)
Material Adverse Effect on SECURITY................................       2.2(a)
Material Breach....................................................       5.2(a)
Merger.............................................................     Recitals
1933 ACT...........................................................    2.1(e)(i)
1934 ACT...........................................................    2.1(e)(i)
NLIC...............................................................       2.1(a)
PBGC...............................................................   2.1(i)(ii)
Potential Acquirer.................................................          3.4
Potential Acquirer Confidentiality Agreement.......................          3.4
Proxy Statement....................................................          3.2
Registration Statement.............................................          4.3
RELIASTAR.......................................................... Introduction
RELIASTAR Board....................................................     Recitals
RELIASTAR Common Stock.............................................     Recitals
RELIASTAR Disclosure Letter........................................          2.1
RELIASTAR Drip.....................................................   2.1(b)(ii)
RELIASTAR Employee Plans...........................................    2.1(i)(i)
RELIASTAR Insurance Filings........................................    2.1(e)(v)
RELIASTAR Insurance Subsidiaries...................................       2.1(a)
RELIASTAR Insurance Subsidiary Shares..............................  2.1(b)(iii)
RELIASTAR Junior Preferred Stock...................................    2.1(b)(i)
RELIASTAR Pension Plans............................................    2.1(i)(i)
RELIASTAR Plans....................................................       4.7(b)
RELIASTAR Proxy Statement..........................................   2.1(b)(ii)

                                                                      SECTION
                                                                    ------------
RELIASTAR Rights...................................................    2.1(b)(i)
RELIASTAR Rights Agreement.........................................    2.1(b)(i)
RELIASTAR SEC Reports..............................................    2.1(e)(i)
RELIASTAR Subsidiaries.............................................       2.1(a)
RELIASTAR Subsidiary Shares........................................  2.1(b)(iii)
RELIASTAR 10-K.....................................................   2.1(b)(ii)
RELIASTAR 10-Qs....................................................  2.1(e)(iii)
RBSL...............................................................       2.1(a)
RLIC...............................................................       2.1(a)
RUSLIC.............................................................       2.1(a)
SEC................................................................    2.1(e)(i)
Section 2.1(J) Investor............................................   2.1(j)(iv)
Section 2.2(J) Investor............................................   2.2(j)(iv)
SECURITY........................................................... Introduction
SECURITY Board.....................................................     Recitals
SECURITY Common Stock..............................................     Recitals
SECURITY Disclosure Letter.........................................          2.2
SECURITY Employee Plans............................................    2.2(i)(i)
SECURITY Incentive Shares..........................................   2.2(b)(ii)
SECURITY Insurance Filings.........................................   2.2(e)(vi)
SECURITY Insurance Subsidiaries....................................       2.2(a)
SECURITY Long-Term Incentive Plan..................................   2.2(b)(ii)
SECURITY Option Plan...............................................   2.2(b)(ii)
SECURITY Options...................................................   2.2(b)(ii)
SECURITY Pension Plans.............................................    2.2(i)(i)
SECURITY Plans.....................................................       4.7(a)
SECURITY Rights....................................................    2.2(b)(i)
SECURITY Rights Agreement..........................................    2.2(b)(i)
SECURITY SEC Reports...............................................    2.2(e)(i)
SECURITY Subsidiaries..............................................       2.2(a)
SECURITY Subsidiary Shares.........................................  2.2(b)(iii)
SECURITY 10-K......................................................   2.2(e)(iv)
SECURITY 10-Qs.....................................................   2.2(e)(iv)
SCL................................................................       2.2(a)
Surviving Corporation..............................................          1.1
Tax or Taxes.......................................................    2.1(j)(i)
Tax Returns........................................................    2.1(j)(i)

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 23, 1997, by and between ReliaStar Financial Corp., a Delaware corporation ("RELIASTAR"), and Security-Connecticut Corporation, a Delaware corporation ("SECURITY").

                                   RECITALS

  WHEREAS, the Board of Directors of RELIASTAR (the "RELIASTAR Board") and the Board of Directors of SECURITY (the "SECURITY Board") respectively believe it is in the long-term strategic interests of RELIASTAR and its stockholders and of SECURITY and its stockholders that RELIASTAR and SECURITY effect the transactions contemplated hereby;

  WHEREAS, RELIASTAR and SECURITY desire to adopt a plan of reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), providing for the merger of SECURITY with and into RELIASTAR (the "Merger") pursuant to which all of the issued and outstanding shares of Common Stock, $.01 par value per share, of SECURITY ("SECURITY Common Stock") will be converted into and exchanged for shares of Common Stock, without par value, of RELIASTAR ("RELIASTAR Common Stock"), all pursuant to the plan of reorganization set forth herein;

  WHEREAS, the RELIASTAR Board and the SECURITY Board have each approved this Agreement, the Merger and the other transactions contemplated hereby;

  WHEREAS, RELIASTAR and SECURITY desire to effect the Merger and the other transactions contemplated hereby; and

  WHEREAS, the parties hereto desire to set forth certain representations, warranties, covenants and agreements made by each to the other as an inducement to the consummation of the Merger and the other transactions contemplated hereby;

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

I. CONTEMPLATED BUSINESS COMBINATION

  In accordance with the terms and subject to the conditions of this Agreement, RELIASTAR and SECURITY shall effect the Merger as follows:

    1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Law"), SECURITY shall be merged with and into RELIASTAR, the separate existence of SECURITY shall cease, and RELIASTAR shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time and shall be governed by the laws of the State of Delaware. RELIASTAR is herein sometimes referred to as the "Surviving Corporation".

    1.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of RELIASTAR and SECURITY (collectively, the "Constituent Corporations") and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property of each of the Constituent Corporations, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; all assets, property, rights, privileges, powers and franchises and all and every other interest of each of the Constituent Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate vested by deed or otherwise under the laws of the United States, the State of Delaware or other jurisdiction in each of the Constituent Corporations shall be vested in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the extent as if such debts, liabilities, obligations and duties had been incurred or contracted by it; all in accordance with Section 259(a) of the Delaware Law.

    1.3 Consummation of the Merger. As soon as is practicable on the Closing Date (as defined in Section 1.4) after all conditions to the consummation of the Merger set forth herein have been satisfied or duly waived, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, a Certificate of Merger in such form as is required by, and executed, acknowledged and certified in accordance with, the relevant provisions of the Delaware Law (the time of such filing is herein referred to as the "Effective Time").

    1.4 Closing. The closing of the Merger (the "Closing") shall take place:

      (a) at the offices of Faegre & Benson LLP, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. Minneapolis time on the fifth business day following (i) the date of the last to occur of compliance with the conditions to the Closing set forth in Section 6.1(a), (b), (d), (e) and (f), (ii) if any order referred to in Section 6.1(c) shall be in effect on the date described in the foregoing Clause (i), the date such order ceases to be in effect, or (iii) if any condition set forth in Section 6.2 or Section
    6.3 is not satisfied or waived on the date described in the foregoing Clause (i) or (ii), the date on which any cure period provided by
    Section 7.1(d) or 7.1(e) expires or such earlier date on which the cure is effected (the date determined in accordance with foregoing Clauses
    (i), (ii) and (iii) hereinafter called the "Approval Date"); or

      (b) at such other time and place or on such other date as RELIASTAR and SECURITY shall mutually agree (such fifth business day following the Approval Date or such other mutually agreed to date is herein referred to as the "Closing Date").

    1.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of RELIASTAR (the "Certificate") and the By-Laws of RELIASTAR (the "By-Laws"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and By-Laws until amended as provided therein and in accordance with the Delaware Law.

    1.6 Conversion of Securities. In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of RELIASTAR, SECURITY or the holder of any of the following securities:

      (a) Each share of RELIASTAR Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of RELIASTAR Common Stock (the "Common Stock of the Surviving Corporation") and shall not be converted into any other securities or cash pursuant to the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the effectiveness of the Merger.

      (b) Each share of SECURITY Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock of the Surviving Corporation as determined in accordance with this Section 1.6(b). The number of shares of Common Stock of the Surviving Corporation to be received for each share of SECURITY Common Stock (the "Exchange Ratio") shall be determined as follows:

      (i) if the average of the per share closing sale prices of RELIASTAR Common Stock on the New York Stock Exchange Composite Tape for the 20 trading days immediately prior to the Approval Date (the "Exchange Price") is equal to or greater than $52.65 and not greater than $60.65, the Exchange Ratio shall be equal to the quotient (rounded to the fourth decimal place) obtained by dividing $47.00 by the Exchange Price;

      (ii) if the Exchange Price is less than $52.65 but equal to or greater than $49.00, the Exchange Ratio shall be .8927;

      (iii) if the Exchange Price is greater than $60.65 but equal to or less than $64.30, the Exchange Ratio shall be .7749;

      (iv) if the Exchange Price is less than $49.00, the Exchange Ratio shall be as set forth in Clause (A) or (B) below:

        (A) .8927, or

        (B) if RELIASTAR shall so designate by written notice to SECURITY on the second business day following the Approval Date, the quotient (rounded to the fourth decimal point) obtained by dividing $43.74 by the Exchange Price; and

      (v) if the Exchange Price is greater than $64.30, the Exchange Ratio shall be as set forth in Clause (A) or (B) below:

        (A) .7749, or

        (B) if SECURITY shall so designate by written notice to RELIASTAR on the second business day following the Approval Date, the quotient (rounded to the fourth decimal point) obtained by dividing $49.83 by the Exchange Price.

  The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into RELIASTAR Common Stock or SECURITY Common Stock), exchange of shares, reclassification, reorganization, recapitalization or other similar change (including the exercise of any RELIASTAR Rights under the RELIASTAR Rights Agreement (as such terms are defined in Section 2.1(b)(i)) or the exercise of any SECURITY Rights under the SECURITY Rights Agreement (as such terms are defined in Section 2.2(b)(i))) with respect to the RELIASTAR Common Stock or the SECURITY Common Stock occurring after the date hereof and prior to the Effective Time. After the Effective Time, each record holder of a certificate or certificates that immediately prior thereto represented outstanding shares of SECURITY Common Stock shall be entitled, upon surrender thereof to the Surviving Corporation or the exchange or transfer agent (the "Exchange Agent") for the Common Stock of the Surviving Corporation, promptly to receive in exchange therefor a certificate or certificates representing the number of whole shares of Common Stock of the Surviving Corporation into which such shares of SECURITY Common Stock shall have been converted pursuant to this Section 1.6, in such denominations and registered in such names as such holder may request, and, in addition, each such holder who would otherwise be entitled to a fraction of a share of Common Stock of the Surviving Corporation shall be entitled, upon such surrender of a certificate or certificates to the Surviving Corporation or the Exchange Agent, promptly to be paid cash for such fraction of a share in accordance with Section 1.6(e). Until so surrendered, each certificate that immediately prior to the Effective Time represented outstanding shares of SECURITY Common Stock shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Common Stock of the Surviving Corporation into which such shares of SECURITY Common Stock shall have been so converted and to be paid cash in lieu of the issuance of any fractional share of Common Stock of the Surviving Corporation in accordance with Section 1.6(e). Unless and until any such certificate that immediately prior to the Effective Time represented outstanding shares of SECURITY Common Stock shall be so surrendered, no dividends or other distributions payable to the holders of Common Stock of the Surviving Corporation, as of the Effective Time or any time thereafter, shall be paid to the holder of such certificate; provided however, that, upon surrender of such certificate that immediately prior to the Effective Time represented outstanding shares of SECURITY Common Stock, there will be promptly paid to the record holder of the certificate or certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore became payable with respect to the number of whole shares of Common Stock of the Surviving Corporation issued to such holder.

    (c) All shares of Common Stock of the Surviving Corporation into which shares of SECURITY Common Stock shall have been converted pursuant to
  Section 1.6(b) shall be issued, and cash payable for any fractional shares pursuant to Section 1.6(e) shall be paid, in full satisfaction of all rights pertaining to such converted shares.

    (d) If any certificate for shares of Common Stock of the Surviving Corporation is to be issued in a name other than that of the record holder of the certificate surrendered in exchange therefor, it will be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall have paid to the Exchange Agent or any other agent designated by RELIASTAR any transfer or other taxes required by reason of the issuance of a certificate for shares of Common Stock of the Surviving Corporation in any name other than that of the record holder of the certificate surrendered, or established to the satisfaction of the Exchange Agent or any other agent designated by RELIASTAR that such tax has been paid or is not payable.

    (e) No fraction of a share of Common Stock of the Surviving Corporation shall be issued, but in lieu thereof each record holder of shares of SECURITY Common Stock who would otherwise be entitled to a fraction of a share of Common Stock of the Surviving Corporation shall be entitled, upon surrender to the Surviving Corporation or the Exchange Agent of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of SECURITY Common Stock, promptly to be paid in cash an amount equal to the value of such fraction of a share based upon the Exchange Price and the Exchange Ratio. No interest shall be paid on any such amount.

    (f) All shares of SECURITY Common Stock held by a record holder shall be aggregated for the purposes of computations of the number of shares of Common Stock of the Surviving Corporation issuable and cash to be paid in lieu of fractional shares hereunder.

  1.7 Letters of Transmittal. Promptly after the Effective Time, the Surviving Corporation shall, or shall cause the Exchange Agent to, mail, to each record holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of SECURITY Common Stock, a letter of transmittal and reasonable instructions for such holder's use in effecting the surrender of such certificate or certificates in exchange for a certificate or certificates representing shares of Common Stock of the Surviving Corporation.

  1.8 Lost, Stolen or Destroyed Certificate. In the event that any certificate evidencing shares of SECURITY Common Stock shall be alleged to have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such alleged lost, stolen or destroyed certificate, upon the making of an affidavit of such allegation by the record holder thereof, a certificate for such shares of Common Stock of the Surviving Corporation and such record holder shall be entitled to any cash payments required pursuant to Section 1.6; provided however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require such holder of such alleged lost, stolen or destroyed certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

  1.9 Further Action. Each of RELIASTAR and SECURITY shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the directors and officers of each of the Constituent Corporations are fully authorized and empowered in the name and on behalf of their respective corporation or otherwise to take, and shall take, all such further action.

II. REPRESENTATIONS AND WARRANTIES

  2.1 Representations and Warranties of RELIASTAR. RELIASTAR hereby represents and warrants to SECURITY that, except as disclosed in a disclosure letter delivered by RELIASTAR to SECURITY prior to the date hereof (the "RELIASTAR Disclosure Letter"):

    (a) Organization and Compliance with Law. Each of RELIASTAR and its direct and indirect subsidiaries (all such direct and indirect subsidiaries, including without limitation ReliaStar Life Insurance

  Company, a Minnesota corporation ("RLIC") and a wholly owned subsidiary of RELIASTAR, Northern Life Insurance Company, a Washington corporation ("NLIC") and a wholly-owned subsidiary of RLIC, ReliaStar United Services Life Insurance Company, a Virginia corporation ("RUSLIC") and a wholly-owned subsidiary of RLIC, and ReliaStar Bankers Security Life Insurance Company, a New York corporation ("RBSL") and a wholly owned subsidiary of RUSLIC, are herein sometimes collectively referred to as the "RELIASTAR Subsidiaries" and RLIC, NLIC, RUSLIC and RBSL are herein sometimes referred to as the "RELIASTAR Insurance Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority and all requisite governmental and other authorizations to own, lease and operate its assets and properties and to carry on its business as now being conducted, except such governmental and other authorizations (if any) where the failure to have such authorizations does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of RELIASTAR and the RELIASTAR Subsidiaries, taken as a whole (a "Material Adverse Effect on RELIASTAR"). RELIASTAR is incorporated in the State of Delaware. Exhibit 2.1(a) hereto sets forth the name and jurisdiction of incorporation of each of the RELIASTAR Subsidiaries. Each of RELIASTAR and the RELIASTAR Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on RELIASTAR. Each of RELIASTAR and the RELIASTAR Insurance Subsidiaries possesses all material permits, licenses, authorizations, certificates, franchises, orders, consents or other indicia of authority required by any governmental, administrative or regulatory authority or agency and is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations, except where the failure to possess such permits, licenses and other authorizations does not and would not, either individually or in the aggregate, have a Material Adverse Effect on RELIASTAR. RELIASTAR has heretofore delivered to SECURITY true and complete copies of the Certificate and the By-Laws and of the charter and bylaws of each of the RELIASTAR Insurance Subsidiaries, in each case as in existence on the date hereof.

  (b) Capitalization.

      (i) The authorized capital stock of RELIASTAR consists of 100,000,000 shares of RELIASTAR Common Stock and 7,000,000 shares of preferred stock, without par value. As of December 31, 1996, there were issued and outstanding 40,016,685 shares of RELIASTAR Common Stock. As of such date, there were also reserved for issuance up to 2,500,000 shares of RELIASTAR's Series A Junior Participating Preferred Stock ("RELIASTAR Junior Preferred Stock") issuable under a Rights Agreement, dated as of October 7, 1988, as amended, between RELIASTAR and Norwest Bank Minnesota, National Association, as Rights Agent (the "RELIASTAR Rights Agreement"), pursuant to which each outstanding share of RELIASTAR Common Stock has attached to it certain rights ("RELIASTAR Rights") including rights under certain circumstances to purchase one-tenth of a share of RELIASTAR Junior Preferred Stock at $200, at the date hereof, subject to adjustment. Except for shares of RELIASTAR Common Stock issued in connection with the exercise of options to purchase ReliaStar Common Stock, since December 31, 1996 no shares of RELIASTAR capital stock have been issued. All outstanding shares of RELIASTAR capital stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. All shares of Common Stock of the Surviving Corporation issued in accordance with this Agreement, when issued, will be validly issued, fully paid and nonassessable, will have RELIASTAR Rights attached thereto in accordance with the RELIASTAR Rights Agreement and will not have any preemptive rights. Neither RELIASTAR nor any of the RELIASTAR Insurance Subsidiaries is a party to, nor is RELIASTAR aware of, any voting agreement, voting trust or similar agreement, arrangement or understanding relating to any class of capital stock of, or any agreement, arrangement or understanding providing for registration rights with respect to any class of capital stock or other securities of, RELIASTAR or any of the RELIASTAR Insurance Subsidiaries, other than voting arrangements relating to the RELIASTAR Common Stock held by RELIASTAR's Employee Stock Ownership Plan and except for any such voting agreements, voting trusts or similar agreements as may be disclosed in any filings under Section 13(d) or 13(g) of the 1934 Act.

      (ii) Other than the RELIASTAR Dividend Reinvestment and Optional Cash Payment Plan (the "RELIASTAR DRIP"), the RELIASTAR Rights Agreement and options outstanding under the RELIASTAR employee benefit and option plans as described in RELIASTAR's Annual Report on Form 10-K for the year ended December 31, 1995 (the "RELIASTAR 10-K") or RELIASTAR's proxy statement dated March 26, 1996 (the "RELIASTAR Proxy Statement"), there are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of RELIASTAR, or contracts, agreements, arrangements or understandings to which RELIASTAR is a party, or by which it is or may be bound, to issue additional shares of any class of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of any class of capital stock of RELIASTAR.

      (iii) The shares of capital stock or other equity securities of each of the RELIASTAR Subsidiaries are collectively referred to herein as the "RELIASTAR Subsidiary Shares". The shares of capital stock or other equity securities of each of the RELIASTAR Insurance Subsidiaries are collectively referred to herein as the "RELIASTAR Insurance Subsidiary Shares." All outstanding RELIASTAR Subsidiary Shares are validly issued, fully paid and nonassessable and, except as set forth in
    Exhibit 2.1(a) hereto, owned beneficially and of record directly or indirectly by RELIASTAR, free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as aforesaid, there are not now, and at the Effective Time will not be, any (A) outstanding RELIASTAR Insurance Subsidiary Shares that are owned of record or beneficially by any person or entity other than RELIASTAR or one of the RELIASTAR Subsidiaries, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of any of the RELIASTAR Insurance Subsidiaries, or contracts, agreements, arrangements or understandings to which RELIASTAR or any of the RELIASTAR Insurance Subsidiaries is a party, or by which any thereof is or may be bound, to issue additional shares of any class of capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of any class of capital stock of any of the RELIASTAR Subsidiaries.

    (c) Authorization and Validity of Agreements. RELIASTAR has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder, including without limitation the preparation, filing and distribution of the Registration Statement (as defined in Section 4.3), and the execution and delivery by RELIASTAR of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by RELIASTAR and is the valid and binding obligation of RELIASTAR, enforceable against RELIASTAR in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

    (d) No Notices or Approvals Required and No Conflicts. None of the execution and delivery of this Agreement by RELIASTAR, the performance by RELIASTAR of its obligations hereunder or the consummation by RELIASTAR of the transactions contemplated hereby will:

      (i) conflict with the Certificate or the By-Laws or with the charter or bylaws of any of the RELIASTAR Subsidiaries;

      (ii) assuming satisfaction of the requirements set forth in Clause
    (iii) (A), (B), (C) and (D) below, violate any provision of law applicable to RELIASTAR or any of the RELIASTAR Subsidiaries, except for any such violations of law as do not and would not, either individually or in the aggregate, have a Material Adverse Effect on RELIASTAR;

      (iii) require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to RELIASTAR or any of the RELIASTAR Subsidiaries, except for (A) requirements of Federal and state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the filing of this Agreement or a Certificate of Merger in accordance with the Delaware Law, (D) approvals of or notices to regulatory authorities pursuant to the insurance laws of the State of Connecticut, the State of New York and any other jurisdiction in which RELIASTAR or any of the RELIASTAR Insurance Subsidiaries is licensed or authorized to do business, and (E) such consents, approvals or filings the failure of which to obtain or make would not, either individually or in the aggregate, have a Material Adverse Effect on RELIASTAR; or

      (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of RELIASTAR or any of the RELIASTAR Insurance Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license (other than franchises, permits, authorizations, or licenses which may require action under Section 2.1(d)(iii) above), contract, instrument or other agreement or commitment, order, judgment or decree to which RELIASTAR or any of the RELIASTAR Insurance Subsidiaries is a party or by which RELIASTAR or any of the RELIASTAR Insurance Subsidiaries or any of the assets or properties thereof is bound or encumbered, except for such consents, approvals or notices the failure of which to obtain or make would not, either individually or in the aggregate, have a Material Adverse Effect on RELIASTAR.

    (e) RELIASTAR Reports and Financial Statements.

      (i) Since December 31, 1993, each of RELIASTAR and the RELIASTAR Subsidiaries has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"). All reports, registration statements and other filings (including all exhibits, notes and schedules thereto and documents incorporated by reference therein) filed by RELIASTAR and any of the RELIASTAR Insurance Subsidiaries with the SEC on or after January 1, 1994, together with any amendments thereto, including, when filed, the Registration Statement, together with any amendments thereto, insofar as the Registration Statement contains data and information with respect to RELIASTAR or any of the RELIASTAR Insurance Subsidiaries, are herein sometimes collectively referred to as the "RELIASTAR SEC Reports". RELIASTAR has heretofore delivered to SECURITY true and complete copies of all of the RELIASTAR SEC Reports that have been filed with the SEC prior to the date hereof. As of (A) with respect to all of the RELIASTAR SEC Reports other than registration statements filed under the 1933 Act, the respective dates of their filing with the SEC and (B) with respect to all registration statements filed under the 1933 Act, their respective effective dates, the RELIASTAR SEC Reports complied or will comply, as the case may be, in all material respects with the rules and regulations of the SEC and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

      (ii) All material contracts and agreements of RELIASTAR and the RELIASTAR Subsidiaries have been disclosed in the RELIASTAR SEC Reports filed with the SEC or in the RELIASTAR Disclosure Letter, except for those contracts and agreements not required to be filed pursuant to the rules and regulations of the SEC and those contracts and agreements that have already been fully performed and as to which there are no material contingent liabilities on the part of RELIASTAR or any of the RELIASTAR Subsidiaries.

      (iii) The consolidated financial statements (including any related notes or schedules) included in the RELIASTAR 10-K and RELIASTAR's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996 (the "RELIASTAR 10-Qs"), as filed with the SEC, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of RELIASTAR and its consolidated subsidiaries as of December 31, 1994 and 1995 and March 31, June 30 and September 30, 1995 and 1996 and the consolidated results of their operations and cash flows for each of the three years in the three-year period ended December 31, 1995 and each of the three months ended March 31, 1995 and 1996, each of the six months ended June 30, 1995 and 1996, and each of the nine months ended September 30, 1995 and 1996 subject, in the case of the unaudited interim financial statements contained in the RELIASTAR 10-Qs, to normal year-end adjustments on a basis comparable with prior periods. The accountants who certified any financial statements and supporting schedules included or incorporated by reference in the RELIASTAR SEC Reports are independent public accountants with respect to RELIASTAR as required by the rules and regulations of the SEC.

      (iv) The statutory financial statements of each of RELIASTAR's Insurance Subsidiaries for the year ended December 31, 1995 and for the quarters ended March 31, June 30 and September 30, 1996 have been prepared in accordance with all material accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, with respect to each such insurance subsidiary, the appropriate insurance department of the state of domicile of such insurance subsidiary, and such accounting practices have been applied on a consistent basis throughout the period involved, except as disclosed therein. RELIASTAR has heretofore delivered to SECURITY true and complete copies of all such statements.

      (v) Since December 31, 1993, each of RELIASTAR and the RELIASTAR Subsidiaries has filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with state and other insurance and securities regulatory authorities (the "RELIASTAR Insurance Filings"), except for any such reports and other filings, including any amendments thereto, the failure of which to file would not have a Material Adverse Effect on RELIASTAR, and all of the RELIASTAR Insurance Filings filed prior to the date hereof have complied in all material respects, and all such filings made hereafter prior to the Effective Time will comply in all material respects, with applicable laws, rules and regulations, and there are no material open or unresolved issues of which RELIASTAR has knowledge raised by any insurance or securities regulatory authority with respect to any of such filings.

    (f) Conduct of Business in the Ordinary Course and Absence of Certain Changes and Events.

      (i) Except as contemplated by this Agreement or as disclosed in the RELIASTAR SEC Reports filed with the SEC prior to the date hereof, and except for changes resulting from (A) changes in general economic or market conditions, including changes in interest rates, (B) changes in insurance laws or regulations, and (C) matters affecting the life insurance industry generally, since September 30, 1996 RELIASTAR and the RELIASTAR Subsidiaries have taken no action of the type referred to in paragraphs (a) though (c) of Section 4.1 and there has not been any material adverse change in the financial condition, results of operations or businesses of RELIASTAR and the RELIASTAR Subsidiaries, taken as a whole, and there has not been any condition, event or development that is reasonably expected by RELIASTAR to result in a material adverse change in the financial condition, results of operations or businesses of RELIASTAR and the RELIASTAR Subsidiaries, taken as a whole, and that would be required to be disclosed in the RELIASTAR SEC Reports under the rules and regulations of the SEC or that would be required to be disclosed in RELIASTAR's consolidated financial statements or the notes thereto under generally accepted accounting principles. RELIASTAR and the RELIASTAR Subsidiaries are not parties to any collective bargaining agreements and believe that their relations with their employees are generally satisfactory. Since September 30, 1996, no significant labor dispute with any employees of RELIASTAR or any of the RELIASTAR Subsidiaries or union organizing effort has existed or, to the knowledge of RELIASTAR, is imminent or threatened.

      (ii) Neither RELIASTAR nor any of the RELIASTAR Subsidiaries is in violation of its charter or bylaws or in default in the performance of, and no event has occurred that, with notice or lapse of time or both, would constitute a default in the performance of, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which RELIASTAR or any of the RELIASTAR Subsidiaries is a party or by which RELIASTAR or any of the RELIASTAR Subsidiaries or any of the assets or properties thereof is bound or encumbered, except for such defaults which would not have a Material Adverse Effect on RELIASTAR.

    (g) Certain Fees. With the exception of the engagement by RELIASTAR of Donaldson, Lufkin & Jenrette Securities Corporation, Milliman and Robertson, and Deloitte & Touche LLP, none of RELIASTAR or any of the RELIASTAR Subsidiaries or any of their respective directors, officers, employees, agents or representatives, on behalf of RELIASTAR or any of the RELIASTAR Subsidiaries or their respective boards of directors, or any committee thereof, has employed any financial advisor, actuary, broker or finder or incurred any liability for any financial advisory, actuarial, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

    (h) Litigation. Except as disclosed in the RELIASTAR SEC Reports filed with the SEC prior to the date hereof, there are no claims (other than policy claims that are not in litigation), actions, suits, investigations or proceedings pending or, to the knowledge of RELIASTAR, threatened against or affecting RELIASTAR or any of the RELIASTAR Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located.

    (i) Employee Benefit Plans.

      (i) There are no "employee pension benefit plans", as defined in
    Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by RELIASTAR or any of the RELIASTAR Subsidiaries for the benefit of their employees (collectively, "RELIASTAR Pension Plans"), except for the RELIASTAR Pension Plans disclosed in the RELIASTAR Proxy Statement or in the RELIASTAR Disclosure Letter. Each "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by RELIASTAR, any of the RELIASTAR Subsidiaries or any of their predecessors (collectively, "RELIASTAR Employee Plans") has been maintained and administered in accordance with its terms and complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws (except that certain RELIASTAR Pension Plans may not yet have been amended to comply with the Small Business Job Protection Act of 1996 and subsequent laws and regulations). None of RELIASTAR or any of the RELIASTAR Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any of the RELIASTAR Employee Plans, engaged in any "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, or any conduct that is reasonably expected by RELIASTAR to result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or Section 502(i) of ERISA or any liability under Section 409 of ERISA for breach of fiduciary duty, that, individually or in the aggregate, are reasonably expected by RELIASTAR to result in a Material Adverse Effect on RELIASTAR.

      (ii) Each of RELIASTAR and the RELIASTAR Subsidiaries has fulfilled its obligations to the extent applicable under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each of the RELIASTAR Pension Plans; none of the RELIASTAR Pension Plans has incurred an "accumulated funding deficiency", as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived; and no material civil or criminal action or claim (other than uncontested claims for benefits) is pending or, to the knowledge of RELIASTAR, threatened with respect to any of the RELIASTAR Employee Plans. Neither RELIASTAR nor any of the RELIASTAR Subsidiaries has, or within the past five years has had, any obligation to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA, and neither RELIASTAR nor any of the RELIASTAR Subsidiaries has incurred, and no event has occurred that might reasonably be expected to result in, any material liability under Title IV of ERISA (excluding liability for required premium payments to the Pension Benefit Guaranty Corporation ("PBGC")) in connection with any such multiemployer plan or any of the RELIASTAR Pension Plans that is subject to Title IV of ERISA. RELIASTAR and the RELIASTAR Subsidiaries have paid all premiums, if any, that have become due to the PBGC with respect to any of the RELIASTAR Pension Plans.

      (iii) The assets of each of the RELIASTAR Pension Plans that are subject to Title IV of ERISA exceed the present value of vested and nonvested benefits accrued under such plan, determined as of the date of the most recent actuarial report for such plan on a termination basis using the actuarial assumptions established by the PBGC as in effect on such date. The Internal Revenue Service (the "IRS") has issued a letter for each of the RELIASTAR Pension Plans determining that such plan is qualified under Section 401(a) of the Code and there has been no occurrence since the date of any such determination letter that has adversely affected such qualification.

    (j) Taxes.

      (i) All returns and reports, including without limitation information and withholding returns and reports (collectively, "Tax Returns") of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof ("Tax" or "Taxes") heretofore required to be filed by RELIASTAR or any of the RELIASTAR Subsidiaries have been duly filed on a timely basis, except to the extent that any such failure to file would not, either individually or in the aggregate, have a Material Adverse Effect on RELIASTAR. All such Tax Returns so filed were complete and accurate in all material respects. Each of RELIASTAR and the RELIASTAR Subsidiaries has paid or has made adequate provision for the payment of all Taxes, including any Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as a result of any obligation to indemnify another person, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, either individually or in the aggregate, have a Material Adverse Effect on RELIASTAR.

      (ii) As of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against RELIASTAR or any of the RELIASTAR Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of RELIASTAR, proposed with respect to any Tax Return of or with respect to RELIASTAR or any of the RELIASTAR Subsidiaries and there are no liens for Taxes upon the assets or properties of RELIASTAR or any of the RELIASTAR Subsidiaries, except liens for Taxes not yet delinquent and, in each case, except for any audits, proceedings, claims, assessments, deficiencies, adjustments or liens as would not have a Material Adverse Effect on RELIASTAR.

      (iii) There are not in force any waivers or agreements by or with respect to RELIASTAR or any of the RELIASTAR Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither RELIASTAR nor any of the RELIASTAR Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing Material Adverse Effect on RELIASTAR after the Closing Date. Neither RELIASTAR nor any of the RELIASTAR Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by RELIASTAR or any of the RELIASTAR Subsidiaries, and to the best knowledge of RELIASTAR the IRS has not proposed any such adjustment or change in accounting method. For purposes of this Section 2.1(j), the term "RELIASTAR Subsidiaries" shall include former subsidiaries of RELIASTAR for the periods during which any such subsidiaries were owned directly or indirectly by RELIASTAR.

      (iv) To the best knowledge of RELIASTAR, no person (a "Section 2.1(j) Investor"), by reason of ownership of a partnership interest in any partnership in which RELIASTAR or any of the RELIASTAR Subsidiaries owned or owns directly or indirectly a partnership interest and with respect to which partnership interests were issued pursuant to an exemption from the 1933 Act, has asserted any claim against RELIASTAR or any of the RELIASTAR Subsidiaries with respect to Taxes, which claim is derived from such Section 2.1(j) Investor's interest in such partnership, nor has any governmental authority asserted or proposed any adjustment that could give rise to such a claim. To the best knowledge of RELIASTAR, no such claim has been threatened.

      (v) Each of RELIASTAR and the RELIASTAR Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except for any Taxes the failure of which to withhold or pay would not, either individually or in the aggregate, have a Material Adverse Effect on RELIASTAR.

      (vi) Neither RELIASTAR nor any of the RELIASTAR Subsidiaries has filed a consent under Section 341(f) of the Code. RELIASTAR and the RELIASTAR Subsidiaries are parties to Tax allocation and Tax sharing arrangements among them, all of which arrangements have heretofore been disclosed to SECURITY by RELIASTAR.

      (vii) No property of RELIASTAR or any of the RELIASTAR Subsidiaries is property that RELIASTAR or any of the RELIASTAR Subsidiaries is required to treat as owned by another person pursuant to the safe harbor leasing provisions (now repealed) of the Code.

    (k) Intellectual Property. As of the date of this Agreement and to the best knowledge of RELIASTAR, RELIASTAR and the RELIASTAR Subsidiaries own or are otherwise duly authorized or entitled to utilize all trademarks, service marks, trade names, trade secrets, licenses, designs, copyrights, formulas, processes, patents, or applications therefor, and other intellectual property rights as are presently used in, or necessary for, the conduct of the businesses of RELIASTAR and the RELIASTAR Subsidiaries as presently conducted, except where the failure to have such ownership or authorization or entitlement does not and would not, individually or in the aggregate, have a Material Adverse Effect on RELIASTAR. Since December 31, 1993, to the best knowledge of RELIASTAR there has not been any violation or infringement by RELIASTAR or any of the RELIASTAR Subsidiaries of any intellectual property right of any other person, or any claim of such infringement, that has not been resolved and is continuing, and neither RELIASTAR nor any of the RELIASTAR Subsidiaries has given to or made with any other person any forbearance to sue or settlement for infringement of any intellectual property right.

    (l) Environmental Matters.

      (i) For purposes of this Agreement,

        (A) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) 1201 et seq., the Clean Water Act, 33 U.S.C. (S) 1321 et seq., the Clean Air Act, 42 U.S.C. (S) 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of the environment;

        (B) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; and

        (C) A "RELIASTAR Environmental Claim" shall mean any written communication by a person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by RELIASTAR or any RELIASTAR Subsidiary or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      (ii) Except for matters that are not reasonably likely to have a Material Adverse Effect on RELIASTAR:

        (A) RELIASTAR and each RELIASTAR Subsidiary comply with all Environmental Laws applicable to the ownership of their respective assets and the conduct of their respective businesses;

        (B) RELIASTAR and each RELIASTAR Subsidiary possess all licenses and permits required by all Environmental Laws applicable to the ownership of their respective assets and the conduct of their respective businesses, and RELIASTAR and each RELIASTAR Subsidiary comply in all material respects with the terms and conditions of such licenses and permits;

        (C) There is no RELIASTAR Environmental Claim pending or, to the knowledge of RELIASTAR, threatened against RELIASTAR or any RELIASTAR Subsidiary or against any person or entity whose liability for such RELIASTAR Environmental Claim RELIASTAR or any RELIASTAR Subsidiary have or may have retained or assumed either contractually or by operation of law; and

        (D) The property currently owned or operated by RELIASTAR or any of the RELIASTAR Subsidiaries is not subject to, and RELIASTAR has no knowledge of, any restriction on the ownership, occupancy, use or transferability of such property in connection with any Environmental Law or resulting from any release, threatened release or disposal of any Hazardous Substance.

    (m) Opinion of Financial Advisor. The RELIASTAR Board has received from Donaldson, Lufkin & Jenrette Securities Corporation a written opinion, dated on or prior to the date of this Agreement, to the effect that the Exchange Ratio is fair to RELIASTAR from a financial point of view.

    (n) Investigation by RELIASTAR. RELIASTAR has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of SECURITY and the SECURITY Subsidiaries. In entering into this Agreement, RELIASTAR has relied solely upon its own investigation and analysis and the representations and warranties of SECURITY contained herein, and RELIASTAR:

      (i) acknowledges that none of SECURITY, the SECURITY Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to RELIASTAR or their agents or representatives prior to the execution of this Agreement; and

      (ii) agrees, to the fullest extent permitted by law, that none of SECURITY, the SECURITY Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to RELIASTAR on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to RELIASTAR prior to the execution of this Agreement.

  except that the foregoing shall not apply (A) to the extent SECURITY makes the specific representations and warranties set forth in Section 2.2 of this Agreement and in the SECURITY Disclosure Letter, or (B) to the extent SECURITY, the SECURITY Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives commits fraud with respect to the information that it provides or makes available to RELIASTAR.

  2.2 Representations and Warranties of SECURITY. SECURITY hereby represents and warrants to RELIASTAR that, except as disclosed in a disclosure letter delivered by SECURITY to RELIASTAR prior to the date hereof (the "SECURITY Disclosure Letter"):

    (a) Organization and Compliance with Law. Each of SECURITY and its direct and indirect subsidiaries (all such direct and indirect subsidiaries, including without limitation Security-Connecticut Life Insurance Company, a Connecticut corporation ("SCL") and a wholly owned subsidiary of SECURITY, Arrowhead, Ltd., a Bermuda insurance corporation ("AHL") and a wholly owned subsidiary of SECURITY, and Lincoln Security Life Insurance Company, a New York corporation ("LSL") and a wholly owned subsidiary of SCL, are herein sometimes collectively referred to as the "SECURITY Subsidiaries", and SCL and LSL are sometimes herein referred to as the "SECURITY Insurance Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority and all requisite governmental and other authorizations to own, lease and operate its assets and properties and to carry on its business as now being conducted, except such governmental and other authorizations (if any) where the failure to have such authorizations does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of SECURITY and the SECURITY Subsidiaries, taken as a whole (a "Material Adverse Effect on SECURITY"). SECURITY is incorporated in the State of Delaware. Exhibit 2.2(a) hereto sets forth the name and jurisdiction of incorporation of each of the SECURITY Subsidiaries. Neither SECURITY nor any of the SECURITY Subsidiaries is a general partner in any partnership. Except as set forth in Exhibit 2.2(a) hereto, neither SECURITY nor any of the SECURITY Subsidiaries is a party to any joint venture in which SECURITY and the SECURITY Subsidiaries have made, or have an obligation to make, capital contributions in excess of $1 million. Each of SECURITY and the SECURITY Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on SECURITY. Each of SECURITY and the SECURITY Insurance Subsidiaries possesses all material permits, licenses, authorizations, certificates, franchises, orders, consents or other indicia of authority required by any governmental, administrative or regulatory authority or agency and is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations, except where the failure to possess such permits, licenses and other authorizations does not and would not, either individually or in the aggregate, have a Material Adverse Effect on SECURITY. SECURITY has heretofore delivered to RELIASTAR true and complete copies of its articles of incorporation and bylaws and of the charter and bylaws of each of the SECURITY Insurance Subsidiaries, in each case as in existence on the date hereof. Notwithstanding anything to the contrary contained herein, all representations of SECURITY in this
  Section 2.2(a) relating to AHL (other than the representation and warranty regarding the ownership of AHL), shall be limited to the best knowledge of SECURITY.

    (b) Capitalization.

      (i) The authorized capital stock of SECURITY consists of 50,000,000 shares of SECURITY Common Stock and 10,000,000 shares of preferred stock, par value $.01. As of the date hereof there were issued and outstanding 8,572,115 shares of SECURITY Common Stock. As of such date, there were also reserved for issuance up to 500,000 shares of SECURITY Preferred Stock issuable under a Rights Agreement, dated as of February 16, 1995, between SECURITY and The First National Bank of Boston, as Rights Agent (the "SECURITY Rights Agreement"), pursuant to which each outstanding share of SECURITY Common Stock has attached to it certain rights (the "SECURITY Rights"), including rights under certain circumstances to purchase shares of SECURITY Preferred Stock at $85.00, subject to adjustment. All outstanding shares of SECURITY Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. Neither SECURITY nor any of the SECURITY Subsidiaries is a party to, nor is SECURITY aware of, any voting agreement, voting trust or similar agreement, arrangement or understanding relating to any class of capital stock of, or any agreement, arrangement or understanding providing for registration rights with respect to any class of capital stock or other securities of, SECURITY or any of the SECURITY Subsidiaries, except for any such voting agreements, voting trusts or similar agreements as may be disclosed in any filing under Section 13(d) or 13(g) of the 1934 Act.

      (ii) As of the date hereof, there are outstanding options (the "SECURITY Options") to purchase under SECURITY's 1993 Stock Incentive Plan (the "SECURITY Option Plan") an aggregate of not more than 444,924 shares of SECURITY Common Stock at a weighted average exercise price per share of $25.55 (ranging from $19.25 to $36.50 per share). As of the date hereof, SECURITY is obligated to issue an aggregate of not more than 5,058 shares of SECURITY Common Stock without additional consideration under the SECURITY Long-Term Incentive Plan (the "SECURITY Long-Term Incentive Plan"), subject to certain conditions therein contained (any shares of SECURITY Common Stock issuable on or after the date hereof and to and including the Effective Time under the SECURITY Long-Term Incentive Plan are herein called the "SECURITY Incentive Shares"). Other than as set forth in this Section 2.2(b) and other than the SECURITY Rights Agreement, the SECURITY Options and option agreements relating thereto, the SECURITY Incentive Shares, and the SECURITY Long-Term Incentive Plan, and any shares of SECURITY Common Stock issued pursuant to any of the foregoing, there are not now, and at the Effective Time there will not be, any (A) outstanding shares of capital stock or other equity securities of SECURITY, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of SECURITY, or contracts, agreements, arrangements or understandings to which SECURITY is a party, or by which it is or may be bound, to issue additional shares of any class of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of any class of capital stock of SECURITY. SECURITY has heretofore delivered to RELIASTAR true and complete copies of the SECURITY Option Plan as in existence on the date hereof.

      (iii) The shares of capital stock or other equity securities of each of the SECURITY Subsidiaries are collectively referred to herein as the "SECURITY Subsidiary Shares". All outstanding SECURITY Subsidiary Shares are validly issued, fully paid and nonassessable and owned beneficially and of record directly or indirectly by SECURITY, free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as aforesaid, there are not now, and at the Effective Time there will not be, any (A) outstanding SECURITY Subsidiary Shares that are owned of record or beneficially by any person or entity other than SECURITY or one of the SECURITY Subsidiaries, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of any of the SECURITY Subsidiaries, or contracts, agreements, arrangements or understandings to which SECURITY or any of the SECURITY Subsidiaries is a party, or by which any thereof is or may be bound, to issue additional shares of any class of capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any of the SECURITY Subsidiaries.

    (c) Authorization and Validity of Agreements. Subject only, with respect to the Merger, to approval of this Agreement by the stockholders of SECURITY as provided for in Section 3.3, SECURITY has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery by SECURITY of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action. Without limiting the generality of the foregoing, the SECURITY Board or a duly authorized committee thereof has taken all necessary action, if any, on the part of SECURITY (i) to provide for all SECURITY Options unexercised as of the Effective Time to be exercisable in accordance with Section 4.9, and (ii) to provide for RELIASTAR Common Stock to be issued in lieu of any SECURITY Incentive Shares required to be issued at or after the Effective Time. On or prior to the date hereof, the SECURITY Board has determined to recommend approval of the Merger to the stockholders of SECURITY, and such determination is in effect as of the date hereof. As of the date of this Agreement, neither SECURITY nor any director, officer or representative thereof is soliciting, initiating or engaged in any substantive discussions or other negotiations with or providing any information to any third party concerning any possible Acquisition Transaction (as defined in Section 3.4). This Agreement has been duly executed and delivered by SECURITY and is the valid and binding obligation of SECURITY, enforceable against SECURITY in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

    (d) No Notices or Approvals Required and No Conflicts. None of the execution and delivery of this Agreement by SECURITY, the performance by SECURITY of its obligations hereunder or the consummation by SECURITY of the transactions contemplated hereby will:

      (i) conflict with the articles of incorporation or bylaws of SECURITY or with the charter or bylaws of any of the SECURITY Subsidiaries;

      (ii) assuming satisfaction of the requirements set forth in Clause
    (iii) (A), (B), (C) and (D) below, violate any provision of law applicable to SECURITY or any of the SECURITY Subsidiaries, except for any such violations of law as do not and would not, either individually or in the aggregate, have a Material Adverse Effect on SECURITY;

      (iii) require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to SECURITY or any of the SECURITY Subsidiaries, except for (A) requirements of Federal and state securities laws, (B) requirements arising out of the HSR Act, (C) the filing of this Agreement or a Certificate of Merger in accordance with the Delaware Law, (D) approvals of or notices to regulatory authorities pursuant to the insurance laws of the State of Connecticut, the State of New York and any other jurisdiction in which SECURITY or any of the SECURITY Insurance Subsidiaries is licensed or authorized to do business, and (E) such consents, approvals or filings the failure of which to obtain or make would not, either individually or in the aggregate, have a Material Adverse Effect on SECURITY; or

      (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of SECURITY or any of the SECURITY Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license (other than franchises, permits, authorizations, or licenses which may require action under Section 2.2(d)(iii) above), contract, instrument or other agreement or commitment, order, judgment or decree to which SECURITY or any of the SECURITY Subsidiaries is a party or by which SECURITY or any of the SECURITY Subsidiaries or any of the assets or properties thereof is bound or encumbered, except for such consents, approvals or notices the failure of which to obtain or make would not, either individually or in the aggregate, have a Material Adverse Effect on SECURITY.

    (e) SECURITY Reports and Financial Statements.

      (i) Since December 31, 1993, each of SECURITY and the SECURITY Subsidiaries has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the 1933 Act and the 1934 Act. All reports, registration statements and other filings (including all exhibits, notes and schedules thereto and documents incorporated by reference therein) filed by SECURITY and any of the SECURITY Subsidiaries with the SEC on or after January 1, 1994, together with any amendments thereto, including, when filed, the Proxy Statement, together with any amendments thereto, insofar as the Proxy Statement contains data and information with respect to SECURITY or any of the SECURITY Subsidiaries, are herein sometimes collectively referred to as the "SECURITY SEC Reports". SECURITY has heretofore delivered to RELIASTAR true and complete copies of all of the SECURITY SEC Reports that have been filed with the SEC prior to the date hereof. As of (A) with respect to all of the SECURITY SEC Reports other than registration statements filed under the 1933 Act, the respective dates of their filing with the SEC and (B) with respect to all registration statements filed under the 1933 Act, their respective effective dates, the SECURITY SEC Reports complied or will comply, as the case may be, in all material respects with the rules and regulations of the SEC and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

      (ii) All material contracts and agreements of SECURITY and the SECURITY Subsidiaries have been disclosed in the SECURITY SEC Reports filed with the SEC or in the SECURITY Disclosure Letter, except for those contracts and agreements not required to be filed pursuant to the rules and regulations of the SEC and those contracts and agreements that have already been fully performed and as to which there are no material contingent liabilities on the part of SECURITY or any of the SECURITY Subsidiaries.

      (iii) Except as disclosed in the SECURITY SEC Reports or the SECURITY Disclosure Letter, none of SECURITY, SCL, LSL or any of the other SECURITY Subsidiaries is a party to any contract or agreement (or group of related contracts or agreements) that during the calendar year 1996 contributed more than $5 million of new life paid annualized premiums, and none is a party to any contract or agreement entered into other than in the ordinary course of business in which the liability of SECURITY and the SECURITY Subsidiaries for future payments exceeds $5 million in the aggregate.

      (iv) The consolidated financial statements (including any related notes or schedules) included in SECURITY's Annual Report on Form 10-K for the year ended December 31, 1995 (the "SECURITY 10-K") and SECURITY's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996 (the "SECURITY 10-Qs"), as filed with the SEC, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and fairly present in all material respect the consolidated financial position of SECURITY and its consolidated subsidiaries as of December 31, 1994 and 1995 and March 31, June 30 and September 30, 1995 and 1996 and the consolidated results of their operations and cash flows for each of the three years in the three-year period ended December 31, 1995 and each of the three months ended March 31, 1995 and 1996, each of the six months ended June 30, 1995 and 1996, and each of the nine months ended September 30, 1995 and 1996, subject, in the case of the unaudited interim financial statements contained in the SECURITY 10-Qs, to normal year-end adjustments on a basis comparable with prior periods. The accountants who certified any financial statements and supporting schedules included or incorporated by reference in the SECURITY SEC Reports are independent public accountants with respect to SECURITY as required by the rules and regulations of the SEC.

      (v) The statutory financial statements of each of SECURITY's Insurance Subsidiaries for the year ended December 31, 1995 and for the quarters ended March 31, June 30, and September 30 1996 have been prepared in accordance with all material accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, with respect to each such insurance subsidiary, the appropriate insurance department of the state of domicile of such insurance subsidiary, and such accounting practices have been applied on a consistent basis throughout the period involved, except as disclosed therein. SECURITY has heretofore delivered to RELIASTAR true and complete copies of all such statements.

      (vi) Since December 31, 1993, each of SECURITY and the SECURITY Subsidiaries has filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with state and other insurance and securities regulatory authorities (the "SECURITY Insurance Filings"), except for any such reports and other filings, including any amendments thereto, the failure of which to file would not have a Material Adverse Effect on SECURITY, all of the SECURITY Insurance Filings filed prior to the date hereof have complied in all material respects, and all such filings made hereafter prior to the Effective Time will comply in all material respects, with applicable laws, rules and regulations, and there are no material open or unresolved issues of which SECURITY has knowledge raised by any insurance or securities regulatory authority with respect to any of such filings.

  (f) Conduct of Business in the Ordinary Course and Absence of Certain Changes and Events.

      (i) Except as contemplated by this Agreement or as disclosed in the SECURITY SEC Reports filed with the SEC prior to the date hereof and except for changes resulting from (A) changes in general economic or market conditions, including changes in interest rates, (B) changes in insurance laws or regulations, and (C) matters affecting the life insurance industry generally, since September 30, 1996 SECURITY and the SECURITY Subsidiaries have taken no action of the type referred to in paragraphs (a) through (g) of Section 3.1 and there has not been any material adverse change in the financial condition, results of operations or businesses of SECURITY and the SECURITY Subsidiaries, taken as a whole, and there has not been any condition, event or development that is reasonably expected by

    SECURITY to result in a material adverse change in the financial condition, results of operations or businesses of SECURITY and the SECURITY Subsidiaries, taken as a whole, and that would be required to be disclosed in the SECURITY SEC Reports under the rules and regulations of the SEC or that would be required to be disclosed in SECURITY's consolidated financial statements or the notes thereto under generally accepted accounting principles. SECURITY and the SECURITY Subsidiaries are not parties to any collective bargaining agreement and believe that their relations with their employees are generally satisfactory. Since September 30, 1996, no significant labor dispute with any employees of SECURITY or any of the SECURITY Subsidiaries or union organizing effort has existed or, to the knowledge of SECURITY, is imminent or threatened.

      (ii) Neither SECURITY nor any of the SECURITY Subsidiaries is in violation of its charter or bylaws or in default in the performance of, and no event has occurred that, with notice or lapse of time or both, would constitute a default in the performance of, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which SECURITY or any of the SECURITY Subsidiaries is a party or by which SECURITY or any of the SECURITY Subsidiaries or any of the assets or properties thereof is bound or encumbered, except for defaults which would not have a Material Adverse Effect on SECURITY.

    (g) Certain Fees. With the exception of the engagement by SECURITY of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Milliman and Robertson and Ernst & Young LLP, none of SECURITY or any of the SECURITY Subsidiaries, or any of their respective directors, officers, employees, agents or representatives, on behalf of SECURITY or any of the SECURITY Subsidiaries or their respective boards of directors, or any committee thereof, has employed any financial advisor, actuary, broker or finder or incurred any liability for any financial advisory, actuarial, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

    (h) Litigation. Except as disclosed in the SECURITY SEC Reports filed with the SEC prior to the date hereof, there are no claims (other than policy claims that are not in litigation), actions, suits, investigations or proceedings pending or, to the knowledge of SECURITY, threatened against or affecting SECURITY or any of the SECURITY Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located.

    (i) Employee Benefit Plans.

      (i) There are no "employee pension benefit plans", as defined in
    Section 3(2) of ERISA, maintained by SECURITY or any of the SECURITY Subsidiaries for the benefit of their employees (collectively, "SECURITY Pension Plans") except for the SECURITY Pension Plans disclosed in the SECURITY Proxy Statement dated April 2, 1996 or in the SECURITY Disclosure Letter. Each "employee benefit plan", as defined in
    Section 3(3) of ERISA, maintained by SECURITY, any of the SECURITY Subsidiaries or any of their predecessors (collectively, "SECURITY Employee Plans") has been maintained and administered in accordance with its terms and complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws (except that certain SECURITY Pension Plans may not yet have been amended to comply with the Small Business Job Protection Act of 1996 and subsequent laws and regulations). None of SECURITY or any of the SECURITY Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any of the SECURITY Employee Plans, engaged in any "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, or any conduct that is reasonably expected by SECURITY to result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or Section 502(i) of ERISA or any liability under Section 409 of ERISA for breach of fiduciary duty that, individually or in the aggregate, are reasonably expected by SECURITY to result in a Material Adverse Effect on SECURITY.

      (ii) Each of SECURITY and the SECURITY Subsidiaries has fulfilled its obligations to the extent applicable under the minimum funding requirements of Section 302 of ERISA and Section 412 of the

    Code with respect to each of the SECURITY Pension Plans; none of the SECURITY Pension Plans has incurred an "accumulated funding deficiency", as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived; and no material civil or criminal action or claim (other than uncontested claims for benefits) is pending or, to the knowledge of SECURITY, threatened with respect to any of the SECURITY Employee Plans. Neither SECURITY nor any of the SECURITY Subsidiaries has, or within the past five years has had, any obligation to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA, and neither SECURITY nor any of the SECURITY Subsidiaries has incurred, and no event has occurred that might reasonably be expected to result in, any material liability under Title IV of ERISA (excluding liability for required premium payments to the PBGC) in connection with any such multiemployer plan or any of the SECURITY Pension Plans that is subject to Title IV of ERISA. SECURITY and the SECURITY Subsidiaries have paid all premiums, if any, that have become due to the PBGC with respect to any of the SECURITY Pension Plans.

      (iii) The assets of each of the SECURITY Pension Plans that are subject to Title IV of ERISA exceed the present value of vested and nonvested benefits accrued under such plan, determined as of the date of the most recent actuarial report for such plan on a termination basis using the actuarial assumptions established by the PBGC as in effect on such date. The IRS has issued a letter for each of the SECURITY Pension Plans determining that such plan is qualified under
    Section 401(a) of the Code and there has been no occurrence since the date of any such determination letter that has adversely affected such qualification.

    (j) Taxes.

      (i) All Tax Returns of or relating to any Taxes heretofore required to be filed by SECURITY or any of the SECURITY Subsidiaries have been duly filed on a timely basis, except to the extent that any failure to so file would not, either individually or in the aggregate, have a Material Adverse Effect on SECURITY. All such Tax Returns so filed were complete and accurate in all material respects. Each of SECURITY and the SECURITY Subsidiaries has paid or made adequate provision for the payment of all Taxes, including any Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as a result of any obligation to indemnify another person, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, either individually or in the aggregate, have a Material Adverse Effect on SECURITY.

      (ii) As of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against SECURITY or any of the SECURITY Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of SECURITY, proposed with respect to any Tax Return of or with respect to SECURITY or any of the SECURITY Subsidiaries and there are no liens for Taxes upon the assets or properties of SECURITY or any of the SECURITY Subsidiaries, except liens for Taxes not yet delinquent and, in each case, except for any audits, proceedings, claims, assessments, deficiencies, adjustments or liens as would not have a Material Adverse Effect on SECURITY.

      (iii) There are not in force any waivers or agreements by or with respect to SECURITY or any of the SECURITY Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither SECURITY nor any of the SECURITY Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing Material Adverse Effect on SECURITY after the Closing Date. Except as disclosed in the SECURITY Disclosure Letter, neither SECURITY nor any of the SECURITY Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by SECURITY or any of the SECURITY Subsidiaries, and to the best knowledge of SECURITY the IRS has not proposed any such adjustment or change in accounting method. For purposes of this Section 2.2(j), the term "SECURITY Subsidiaries" shall include former subsidiaries of SECURITY for the periods during which any such subsidiaries were owned directly or indirectly by SECURITY.

      (iv) To the best knowledge of SECURITY, no person (a "Section 2.2(j) Investor"), by reason of ownership of a partnership interest in any partnership in which SECURITY or any of the SECURITY Subsidiaries owned or owns directly or indirectly a partnership interest and with respect to which partnership interests were issued pursuant to an exemption from the 1933 Act, has asserted any claim against SECURITY or any of the SECURITY Subsidiaries with respect to Taxes, which claim is derived from such Section 2.2(j) Investor's interest in such partnership, nor has any governmental authority asserted or proposed any adjustment that could give rise to such a claim. To the best knowledge of SECURITY, no such claim has been threatened.

      (v) Each of SECURITY and the SECURITY Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except for any Taxes the failure of which to withhold or pay would not, either individually or in the aggregate, have a Material Adverse Effect on SECURITY.

      (vi) Neither SECURITY nor any of the SECURITY Subsidiaries has filed a consent under Section 341(f) of the Code. SECURITY and the SECURITY Subsidiaries are parties to Tax allocation and Tax sharing arrangements among them, all of which arrangements have heretofore been disclosed to RELIASTAR by SECURITY.

      (vii) No property of SECURITY or any of the SECURITY Subsidiaries is property that SECURITY or any of the SECURITY Subsidiaries is required, or that RELIASTAR or any of the RELIASTAR Subsidiaries will be required, to treat as owned by another person pursuant to the safe harbor leasing provisions (now repealed) of the Code.

    (k) Intellectual Property. As of the date of this Agreement and to the best knowledge of SECURITY, SECURITY and the SECURITY Subsidiaries own or are otherwise duly authorized or entitled to utilize all trademarks, service marks, trade names, licenses, designs, copyrights, formulas, processes, patents, or applications therefor, and other intellectual property rights as are presently used in, or necessary for, the conduct of the businesses of SECURITY and the SECURITY Subsidiaries as presently conducted, except where the failure to have such ownership or authorization or entitlement does not and would not, individually or in the aggregate, have a Material Adverse Effect on SECURITY. Since December 31, 1993, to the best knowledge of SECURITY there has not been any violation or infringement by SECURITY or any of the SECURITY Subsidiaries of any intellectual property right of any other person, or any claim of such infringement, that has not been resolved and is continuing, and neither SECURITY nor any of the SECURITY Subsidiaries has given to or made with any other person any forbearance to sue or settlement for infringement of any intellectual property right.

    (l) No Secured Debt. There is not now, and there will not be immediately prior to the Effective Time, any secured debt (including capitalized leases) of SECURITY or any of the SECURITY Subsidiaries except for capitalized leases of less than $1 million in the aggregate as to SECURITY and the SECURITY Subsidiaries, the existence of which does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which SECURITY or any of the SECURITY Subsidiaries is a party or by which SECURITY or any of the SECURITY Subsidiaries or any of the assets or properties thereof is bound or encumbered.

    (m) Environmental Matters.

      (i) For purposes of this Agreement, a "SECURITY Environmental Claim" shall mean any written communication by a person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by SECURITY or any SECURITY Subsidiary or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      (ii) Except for matters that are not reasonably likely to have a Material Adverse Effect on SECURITY:

        (A) SECURITY and each SECURITY Subsidiary comply with all Environmental Laws applicable to the ownership of their respective assets and the conduct of their respective businesses;

        (B) SECURITY and each SECURITY Subsidiary possess all licenses and permits required by all Environmental Laws applicable to the ownership of their respective assets and the conduct of their respective businesses, and SECURITY and each SECURITY Subsidiary comply in all material respects with the terms and conditions of such licenses and permits;

        (C) There is no SECURITY Environmental Claim pending or, to the knowledge of SECURITY, threatened against SECURITY or any SECURITY Subsidiary or against any person or entity whose liability for such SECURITY Environmental Claim SECURITY or any SECURITY Subsidiary have or may have retained or assumed either contractually or by operation of law; and

        (D) The property currently owned or operated by SECURITY or any of the SECURITY Subsidiaries is not subject to, and SECURITY has no knowledge of, any restriction on the ownership, occupancy, use or transferability of such property in connection with any Environmental Law or resulting from any release, threatened release or disposal of any Hazardous Substance.

    (n) Opinion of Financial Advisor. The SECURITY Board has received from Merrill Lynch, Pierce, Fenner & Smith Incorporated a written opinion, dated on or prior to the date of this Agreement, to the effect that the consideration taken as a whole to be received by the stockholders of SECURITY in the Merger is fair to the stockholders of SECURITY from a financial point of view.

    (o) Investigation by SECURITY. SECURITY has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of RELIASTAR and the RELIASTAR Subsidiaries. In entering into this Agreement, SECURITY has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and
  SECURITY:

      (i) acknowledges that none of RELIASTAR, the RELIASTAR Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to SECURITY or their agents or representatives prior to the execution of this Agreement; and

      (ii) agrees, to the fullest extent permitted by law, and none of RELIASTAR, the RELIASTAR Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to SECURITY on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to SECURITY prior to the execution of this Agreement.

  except that the foregoing shall not apply (A) to the extent RELIASTAR makes the specific representations and warranties set forth in Section 2.1 of this Agreement and in the RELIASTAR Disclosure Letter, or (B) to the extent RELIASTAR, the RELIASTAR Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives commits fraud with respect to the information that it provides or makes available to SECURITY.

III. COVENANTS OF SECURITY

  3.1 Conduct of Business by SECURITY and SECURITY Subsidiaries Pending the Merger. SECURITY covenants and agrees with RELIASTAR that, with respect to SECURITY and the SECURITY Subsidiaries, prior to the Effective Time, unless RELIASTAR shall otherwise agree or as is otherwise contemplated by this
Agreement:

    (a) The businesses of SECURITY and the SECURITY Subsidiaries will be conducted only in, and SECURITY and the SECURITY Subsidiaries will not take any material action except in the ordinary course of business and consistent with prior practices.

    (b) Each of SECURITY and the SECURITY Subsidiaries will not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any shares of capital stock of SECURITY or any of the SECURITY Subsidiaries, except the issuance of shares of SECURITY capital stock pursuant to the SECURITY Rights Agreement or upon exercise of SECURITY Options outstanding as of the date hereof and referred to in Section 2.2(b)(ii), (B) any investment assets of SECURITY or any of the SECURITY Subsidiaries other than in the ordinary course of business consistent with prior practices or in transactions not in excess of $5 million in the aggregate, or (C) any other assets or properties of SECURITY or any of the SECURITY Subsidiaries other than in the ordinary course of business and consistent with prior practices or in transactions not in excess of $3 million in the aggregate; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding, except for (A) cash dividends from one of the SECURITY Subsidiaries paid to SECURITY or another of the SECURITY Subsidiaries and (B) regular quarterly cash dividends of not more than $.14 per share per quarter on SECURITY Common Stock; (iv) redeem, purchase or acquire or offer to acquire any of their capital stock, except pursuant to the exercise of, or the tax withholding provisions under, any outstanding awards granted under the SECURITY Option Plan; or (v) agree or commit to do any of the foregoing.

    (c) Each of SECURITY and the SECURITY Subsidiaries will not directly or indirectly do any of the following: (i) grant, issue, sell, pledge or dispose of any options, warrants or rights of any kind to acquire any shares of any class of capital stock of SECURITY or any of the SECURITY Subsidiaries or any securities that are convertible or exchangeable therefor; (ii) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities, except for intercompany indebtedness; (iv) cancel any material debts or obligations owing to it, except in connection with the settlement of policy claims; (v) liquidate or merge into or consolidate with any other corporation; or (vi) agree or commit to do any of the foregoing.

    (d) Each of SECURITY and the SECURITY Subsidiaries will not enter into, amend in any material respect, terminate or waive any material right under any contract or agreement referred to in Clause (iii) of Section 2.2(e) or that would have been disclosed pursuant to such clause if such contract or agreement had been in effect as of the date hereof; provided however, that this Section 3.1(d) shall not prohibit SECURITY or any of the SECURITY Subsidiaries from taking any of the following actions in the ordinary course of business and consistent with prior practices: accepting or reinsuring insurance or annuity risks, or entering into, modifying or terminating agency contracts; provided however, that SECURITY will consult with RELIASTAR prior to terminating any agency contract referred to in Clause (iii) of Section 2.2(e) or that would have been disclosed pursuant to such clause if such contract had been in effect as of the date hereof.

    (e) Other than the engagement of lawyers, accountants and other professional advisors in the ordinary course of business or in connection with the transactions contemplated by this Agreement, each of SECURITY and the SECURITY Subsidiaries will not enter into or amend any employment, consulting, separation or termination agreement, arrangement or understanding nor take any action with respect to the grant of any separation or termination pay or with respect to any increase of benefits payable under its separation or termination pay policies or agreements or arrangements in effect as of the date hereof.

    (f) Each of SECURITY and the SECURITY Subsidiaries will not (i) hire any new executive employee, (ii) hire any new management employee with annual compensation greater than $100,000, (iii) except for replacements in the ordinary course of business consistent with prior practices, hire any other new employee, (iv) except in the ordinary course of business consistent with prior practices, increase the compensation of any employee, or (v) adopt or amend (except to comply with applicable law) any bonus, profit sharing, compensation, stock option, pension, retirement, separation, deferred compensation or other employee benefit plan, agreement or trust fund for the benefit or welfare of, any employee or former employee.

    (g) Each of SECURITY and the SECURITY Subsidiaries will not make any capital expenditure or commitment for which it is not contractually bound at the date hereof except necessary replacements in the ordinary course of business consistent with past practices. All capital expenditures and commitments in excess of $50,000 for which SECURITY and the SECURITY Subsidiaries are contractually bound at the date hereof are disclosed in the SECURITY Disclosure Letter.

    (h) Subject to the provisions hereof, SECURITY will use all reasonable efforts (i) to preserve intact the business organization of SECURITY, SCL, LSL and each of the other SECURITY Subsidiaries, including without limitation their current product distribution systems, to maintain in effect any licenses, franchises, authorizations or similar rights material to the businesses of SECURITY and the SECURITY Subsidiaries, to keep available the services of their respective current officers and key employees and to preserve the goodwill of those having relationships with SECURITY or any of the SECURITY Subsidiaries, and (ii) to cooperate with RELIASTAR in jointly communicating with SECURITY's employees and with members of SECURITY's product distribution system, including independent contractors, regarding the Merger and continuing operations after consummation of the Merger.

  3.2 Proxy Statement. As promptly as practicable after the date hereof, SECURITY will cooperate with RELIASTAR in drafting and will file with the SEC under the 1934 Act, and will use all reasonable efforts to have cleared by the SEC, a proxy statement (the "Proxy Statement") with respect to the meeting of stockholders of SECURITY referred to in Section 3.3, and SECURITY will cooperate with RELIASTAR in drafting the Registration Statement (of which the Proxy Statement is a part). The Proxy Statement (as it relates to SECURITY) will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC, and the Registration Statement (with respect to information concerning SECURITY or the SECURITY Subsidiaries furnished by or on behalf of SECURITY to RELIASTAR specifically for use therein) and the Proxy Statement (except with respect to data and information concerning RELIASTAR and the RELIASTAR Subsidiaries furnished by or on behalf of RELIASTAR to SECURITY specifically for use therein) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Subject to the provisions of Section 3.4, the Proxy Statement will contain the recommendation of the SECURITY Board that the stockholders of SECURITY vote to approve and adopt the Merger and this Agreement. SECURITY will promptly notify RELIASTAR in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Proxy Statement (or the Registration Statement) in order to render the statements made therein not misleading or to comply with applicable law. SECURITY will promptly furnish to RELIASTAR a true and complete copy of each written communication of SECURITY with the SEC with respect to the Proxy Statement and will promptly advise RELIASTAR of the substance of each such oral communication.

  3.3 Meeting of Stockholders of SECURITY. Subject to the provisions of
Section 3.4, as soon as practicable after the date hereof, SECURITY and the SECURITY Board will (i) take all action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon approval and adoption of the Merger and this Agreement, (ii) recommend that the stockholders of SECURITY vote to approve and adopt the Merger and this Agreement, (iii) mail the Proxy Statement to its stockholders, (iv) use commercially reasonable efforts to solicit from its stockholders proxies in favor of such approval and adoption and (v) take all other commercially reasonable action necessary or helpful to secure a vote of its stockholders in favor of such approval and adoption.

  3.4 No Solicitation of Acquisition Transactions. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless RELIASTAR shall otherwise agree in writing, SECURITY shall not, and shall not permit any of the SECURITY Subsidiaries to, initiate, solicit, negotiate, encourage, or provide confidential information or access to the properties, books or records of SECURITY or any of the SECURITY

Subsidiaries to facilitate, and SECURITY shall, and shall cause each of the SECURITY Subsidiaries to, cause each officer, director or employee of, and each financial advisor, attorney, accountant or other agent retained by, SECURITY or any of the SECURITY Subsidiaries, not to initiate, solicit, negotiate, encourage, or provide confidential information or access to the properties, books or records of SECURITY or any of the SECURITY Subsidiaries to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of SECURITY and the SECURITY Subsidiaries, taken as a whole, or any capital stock of SECURITY or any of the SECURITY Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof (such transactions, exclusive of an acquisition of assets that does not constitute substantially all of the assets of SECURITY and the SECURITY Subsidiaries taken as a whole, being referred to herein as "Acquisition Transactions"); provided, however, that:

    (i) SECURITY and the SECURITY Subsidiaries may furnish information concerning their business, properties or assets and access to the properties, books and records of SECURITY and the SECURITY Subsidiaries to a corporation, partnership, person or other entity or group (a "Potential Acquirer") if (A) the SECURITY Board is advised by its financial advisor that such Potential Acquirer has the financial wherewithal to consummate an Acquisition Transaction whose offer of consideration is superior to the consideration offered in the Merger, (B) the SECURITY Board determines in good faith that such Potential Acquirer is likely to submit a bona fide offer to consummate an Acquisition Transaction whose offer of consideration is superior to the consideration offered in the Merger if provided with such confidential information and access, (C) upon advice of Murtha, Cullina, Richter and Pinney or other outside counsel knowledgeable in corporate fiduciary matters, the SECURITY Board determines in good faith that the failure to provide such confidential information and access could reasonably be expected to constitute a breach of its fiduciary duty to the SECURITY stockholders under applicable law, and (D) the Potential Acquirer has negotiated with, signed and delivered to SECURITY a confidentiality agreement in customary form (the "Potential Acquirer Confidentiality Agreement"); and

    (ii) following receipt of a bona fide offer from a Potential Acquirer who meets the requirements of Clause (i)(A) above and has executed a Potential Acquirer Confidentiality Agreement, and whose offer the SECURITY Board determines in good faith provides consideration superior to the consideration offered in the Merger, SECURITY may, with respect to such Potential Acquirer, negotiate and take any of the actions otherwise prohibited by this Section 3.4 if, upon advice of Murtha, Cullina, Richter and Pinney or other outside counsel knowledgeable in corporate fiduciary matters, the SECURITY Board determines in good faith that the failure to negotiate with such Potential Acquirer would likely constitute a breach of its fiduciary duty to the SECURITY stockholders under applicable law.

In the event SECURITY shall determine to provide any information or access as described above, or shall receive any offer of the type referred to in this
Section 3.4, it shall concurrently give notice to RELIASTAR as to the fact that information or access is to be provided and the nature of the information and access to be provided or that an offer has been received and shall furnish to RELIASTAR the identity of the recipient of such information or access or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof. SECURITY may enter into a definitive agreement for an Acquisition Transaction with a Potential Acquirer with which it is permitted to negotiate pursuant to this Section 3.4 and consummate the transactions contemplated thereby, provided that at least three days prior to execution thereof SECURITY shall have furnished RELIASTAR with a description of all of the material terms thereof. Upon compliance with the foregoing, SECURITY shall be entitled to not recommend, or to modify or withdraw its recommendation concerning, the Merger, and SECURITY shall be entitled to enter into an agreement with the Potential Acquirer concerning an Acquisition Transaction and consummate the transactions contemplated thereby; provided however, that in any such event SECURITY shall immediately terminate this Agreement and make payment in full to RELIASTAR of the fee set forth in
Section 5.2.

  3.5 Access to Information; Confidentiality. From the date hereof to the Effective Time, (i) each of SECURITY and the SECURITY Subsidiaries will, and their respective directors, officers, employees, agents and representatives will, afford the officers, employees, agents and representatives of RELIASTAR reasonable access at all reasonable times to the officers, employees, representatives, properties, books and records of SECURITY and the SECURITY Subsidiaries, and to the books and records of any predecessors thereof in the possession of SECURITY or any of the SECURITY Subsidiaries, and will furnish to RELIASTAR all financial, operating and other data and information as RELIASTAR, through its officers, employees or representatives, may reasonably request, and (ii) SECURITY will cooperate with RELIASTAR personnel to facilitate the transition from preclosing operations to postclosing operations; provided that, notwithstanding the foregoing, no person shall have access to information or documents subject to the attorney/client privilege between SECURITY and its counsel to the extent that providing such access would, in the opinion of counsel to SECURITY, constitute a waiver of such privilege. SECURITY agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it pursuant to Section 4.4 or otherwise in connection with the transactions contemplated hereby, except (a) as required by law, (b) for disclosure to directors, officers, employees, agents and representatives as necessary to the Merger or as necessary to the operation of its and RELIASTAR's businesses, and (c) for information that becomes publicly available other than through SECURITY or any of the SECURITY Subsidiaries or their respective directors, officers, employees, agents or representatives. In the event that this Agreement is terminated, upon receipt of a written request from RELIASTAR, SECURITY will return to RELIASTAR all documents and other material (and all copies thereof) obtained from RELIASTAR or any of the RELIASTAR Subsidiaries in connection with the transactions contemplated hereby and will destroy all documents and other material prepared by SECURITY or any of the SECURITY Subsidiaries, or their respective directors, officers, employees, agents and representatives, that reflect any such non-public information received by any of them in connection with the transactions contemplated hereby.

  3.6 Dissenters' Rights. SECURITY will not take any action that would affect its stockholders' appraisal rights with respect to the Merger or the other transactions contemplated hereby under the Delaware Law.

  3.7 Tax Certificate. Immediately prior to the Effective Time, SECURITY will deliver a certificate to RELIASTAR and its tax counsel making the representations and warranties substantially in the form attached hereto as
Exhibit 3.7.

  3.8 Amendment to Rights Plan. Prior to the execution and delivery of this Agreement, the Board of Directors of SECURITY authorized an amendment to the SECURITY Rights Agreement to provide that (i) RELIASTAR will not become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the SECURITY Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all outstanding SECURITY Rights issued and outstanding under the SECURITY Rights Agreement will expire immediately prior to the Effective Time. As soon as reasonably practicable after the date hereof, SECURITY shall cause said amendment to be documented and to be executed and delivered as of the date hereof. Anything in this Agreement to the contrary notwithstanding, SECURITY shall have the right at any time after the date of this Agreement and prior to the Effective Time to further amend, or take any other action with respect to, the SECURITY Rights Agreement as deemed necessary by SECURITY; provided that any such further action or amendment shall not contravene the amendment contemplated by this
Section 3.8.

IV. COVENANTS OF RELIASTAR

  4.1 Conduct of Business by RELIASTAR and RELIASTAR Subsidiaries Pending the Merger. RELIASTAR covenants and agrees with SECURITY that, with respect to RELIASTAR and the RELIASTAR Subsidiaries, prior to the Effective Time, unless SECURITY shall otherwise agree or as is otherwise contemplated by this
Agreement:

    (a) The businesses of RELIASTAR and the RELIASTAR Subsidiaries will be conducted only in, and RELIASTAR and the RELIASTAR Subsidiaries will not take any material action except in the ordinary course of business and consistent with prior practices.

    (b) Each of RELIASTAR and the RELIASTAR Subsidiaries will not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any shares of capital stock of RELIASTAR or any of the RELIASTAR Subsidiaries, except the issuance of RELIASTAR capital stock pursuant to the RELIASTAR DRIP, pursuant to the RELIASTAR Rights Agreement or upon the exercise of options referred to in Section 2.1(b)(ii), and further except for the issuance of RELIASTAR capital stock with a market value not in excess of $50 million, (B) any investment assets of RELIASTAR or any of the RELIASTAR Subsidiaries other than in the ordinary course of business and consistent with prior practices or in transactions not in excess of $50 million in the aggregate, or (C) any other assets or properties of RELIASTAR or any of the RELIASTAR Subsidiaries other than in the ordinary course of business consistent with prior practices or in transactions not in excess of $30 million in the aggregate; (ii) amend or propose to amend its charter or bylaws (provided that this Clause (ii) shall not prohibit any increase in the authorized capital stock of RELIASTAR or any change in the par value of RELIASTAR capital stock); (iii) combine or reclassify any outstanding capital stock (provided that this Clause (iii) shall not prohibit a stock split), or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding, except for (A) cash dividends from one of the RELIASTAR Subsidiaries to RELIASTAR or another of the RELIASTAR Subsidiaries, (B) regular cash dividends on RELIASTAR's preferred stock and
  (C) regular quarterly cash dividends on RELIASTAR Common Stock of not more than $.33 per share per quarter on RELIASTAR Common Stock; (iv) except as described in the RELIASTAR Disclosure Letter, redeem, purchase or acquire or offer to acquire any of their capital stock; or (v) agree or commit to do any of the foregoing.

    (c) Each of RELIASTAR and the RELIASTAR Subsidiaries will not directly or indirectly do any of the following: (i) except pursuant to existing agreements and plans referred to in Section 2.1(b)(ii), grant, issue, sell, pledge or dispose of any options, warrants or rights of any kind to acquire shares of any class of capital stock of RELIASTAR or any of the RELIASTAR Subsidiaries or any securities that are convertible or exchangeable therefor; (ii) acquire (whether by way of merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof with gross revenues in excess of $35 million during its last fiscal year or a net asset value in excess of $50 million if, after giving effect to any such acquisition, the aggregate consideration paid by RELIASTAR and the RELIASTAR Subsidiaries for all such acquisitions between the date hereof and the Effective Time would exceed $50 million; (iii) incur any indebtedness for borrowed money or issue any debt securities, except under (A) the $200 million commercial paper program and related credit agreement among Chase Manhattan Bank (as successor to Chemical Bank), as agent, the lenders named therein, and ReliaStar Mortgage Corporation, which is guaranteed by ReliaStar Life Insurance Company, which commercial paper program may be increased by $50 million, (B) the loan agreement between First Bank National Association and ReliaStar Mortgage Corporation, which is guaranteed by ReliaStar Life Insurance Company, providing for a $75 million credit facility, (C) the loan agreement between Chase Manhattan Bank (as successor to Chemical
  Bank), as agent, the lenders named therein, and RELIASTAR, providing for a $75 million credit facility, (D) the loan agreement between Allomon Funding and RELIASTAR providing for a $25 million credit facility, (E) the overdraft line provided by Zapp Bank to PrimeVest Financial Services, Inc., which is guaranteed by RELIASTAR, in the amount of $2 million, (F) the loan agreement between Bankers Trust and PrimeVest Financial Services, Inc. providing for a $5 million credit facility, (G) the agent debt line provided to Northern Life Insurance Company by SeaFirst in the amount of $8 million, (H) intercompany loans and advances, (I) additional credit facilities and debt securities in the aggregate amount of up to $150 million, and (J) any refinancings of the foregoing; (iv) cancel any material debts or obligations owing to it, except in connection with the settlement of policy claims; (v) liquidate or merge into or consolidate with any other corporation; or (vi) agree or commit to do any of the foregoing.

    (d) Subject to the provisions hereof, RELIASTAR will use all reasonable efforts (i) to preserve intact the business organization of RELIASTAR and each of the RELIASTAR Subsidiaries, including without limitation their current product distribution systems, to maintain in effect any licenses, franchises, authorizations or similar rights material to the businesses of RELIASTAR and the RELIASTAR Subsidiaries and to preserve the goodwill of those having relationships with RELIASTAR or any of the RELIASTAR Subsidiaries and (ii) to cooperate with SECURITY in jointly communicating with SECURITY's employees and with members of SECURITY's product distribution system, including independent contractors, regarding the Merger and continuing operations after consummation of the Merger.

  4.2 Proxy Statement. As promptly as practicable after the date hereof, RELIASTAR will cooperate with SECURITY in drafting the Proxy Statement. The Proxy Statement (as it relates to RELIASTAR) will not contain (with respect to data and information concerning RELIASTAR and the RELIASTAR Subsidiaries furnished by or on behalf of RELIASTAR to SECURITY specifically for use therein) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. RELIASTAR will promptly notify SECURITY in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Proxy Statement in order to render the statements made therein not misleading or to comply with applicable law.

  4.3 Registration Statement. As promptly as practicable after the date hereof, RELIASTAR will file with the SEC a registration statement (the "Registration Statement") on an appropriate form under the 1933 Act with respect to the offering, sale and delivery of the shares of RELIASTAR Common Stock to be issued pursuant to the Merger, and RELIASTAR will use all reasonable efforts to cause such Registration Statement to become effective as promptly as practicable after filing and to cause the shares of RELIASTAR Common Stock to be issued pursuant to the Merger to be duly listed for trading on the New York Stock Exchange. RELIASTAR will also use all reasonable efforts to take action required to be taken under state securities laws in connection with the issuance of RELIASTAR Common Stock pursuant to the Merger. The Registration Statement will comply as to form in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC and (except with respect to data and information concerning SECURITY and the SECURITY Subsidiaries furnished by or on behalf of SECURITY to RELIASTAR specifically for use therein) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. RELIASTAR will advise SECURITY promptly in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Registration Statement in order to render the statements made therein not misleading or to comply with applicable law. RELIASTAR will promptly furnish to SECURITY a true and complete copy of each written communication of RELIASTAR with the SEC with respect to the Registration Statement and will promptly advise SECURITY of the substance of each such oral communication.

  4.4 Access to Information; Confidentiality. From the date hereof to the Effective Time, each of RELIASTAR and the RELIASTAR Subsidiaries will, and their respective directors, officers, employees, agents and representatives will, afford the officers, employees, agents and representatives of SECURITY reasonable access at all reasonable times to the officers, employees, representatives, properties, books and records of RELIASTAR and the RELIASTAR Subsidiaries, and the books and records of any predecessors thereof in the possession of RELIASTAR or any of the RELIASTAR Subsidiaries, and will furnish to SECURITY all financial, operating and other data and information as SECURITY, through its officers, employees or representatives, may reasonably request; provided, that, notwithstanding the foregoing, no person shall have access to information or documents subject to the attorney/client privilege between RELIASTAR and its counsel to the extent that providing such access would, in the opinion of counsel to RELIASTAR, constitute a waiver of such privilege. RELIASTAR agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it pursuant to Section 3.5 or otherwise in connection with the transactions contemplated hereby, except (a) as required by law, (b) for disclosure to directors, officers, employees, agents and representatives as necessary to the Merger or as necessary to the operation of its and SECURITY's businesses, and
(c) for information that becomes publicly available other than through RELIASTAR or any of the RELIASTAR Subsidiaries or their respective directors, officers, employees, agents or representatives. In the event that this Agreement is terminated, upon receipt of a written request from SECURITY, RELIASTAR will return to SECURITY all documents and other material (and all copies thereof) obtained from SECURITY or any of the SECURITY Subsidiaries in connection with the transactions contemplated hereby and will destroy all documents and other material prepared by RELIASTAR or any of the RELIASTAR Subsidiaries, or their respective directors, officers, employees, agents and representatives, that reflect any such non-public information received by any of them in connection with the transactions contemplated hereby.

  4.5 Reservation of RELIASTAR Capital Stock. Prior to the Effective Time, RELIASTAR shall reserve for issuance, out of its authorized but unissued capital stock, (a) such number of shares of RELIASTAR Common

Stock as may be issuable upon consummation of the Merger (taking into consideration the number of shares of SECURITY Common Stock that may be issuable pursuant to Sections 2.2(b)(ii) and 4.9) and (b) such number of shares of RELIASTAR Junior Preferred Stock as may be necessary for the Rights to attach to the shares of RELIASTAR Common Stock referred to in Clause (a) of this Section 4.5.

  4.6 Tax Certificate. Immediately prior to the Effective Time, RELIASTAR will deliver a certificate to SECURITY and its tax counsel making the representations and warranties substantially in the form attached hereto as
Exhibit 4.6.

  4.7 Employee Benefits.

    (a) Without limiting the obligations of RELIASTAR to assume any SECURITY employee benefit plan, program, policy, contract, agreement or arrangement as may arise by operation of law, at the Effective Time RELIASTAR will assume all SECURITY employee benefit plans, programs, policies, contracts, agreements and arrangements (the "SECURITY Plans") and shall succeed to all rights of SECURITY as the employer or sponsor under the SECURITY Plans to amend, modify or terminate the same in accordance with their terms and applicable law, except to the extent otherwise expressly provided in
  Exhibit 4.7(b) hereto.

    (b) Following the Effective Time, RELIASTAR agrees to furnish to employees who are employees of SECURITY or any of the SECURITY Subsidiaries the employee benefit plans, programs, policies and arrangements set forth in Exhibit 4.7(b) hereto (the "RELIASTAR Plans"), subject, except to the extent otherwise expressly provided in Exhibit 4.7(b) hereto, to its rights as the employer or sponsor under the RELIASTAR Plans to amend, modify or terminate the same in accordance with their terms and applicable law.

    (c) Nothing contained in this Section 4.7 or elsewhere in this Agreement shall confer, or be deemed to confer, upon any person who is an employee of RELIASTAR or any of the RELIASTAR Subsidiaries or of SECURITY or any of the SECURITY Subsidiaries any rights to continued employment or, except as expressly provided in Exhibit 4.7(b) hereto, to continuation of any benefit plans, programs, policies or arrangements, including the SECURITY Plans and the RELIASTAR Plans, for any particular period of time following consummation of the Merger.

  4.8 Indemnification.

    (a) RELIASTAR agrees that from and after the Effective Time it will assume and honor the indemnification obligations (including any obligations relating to the advancement of expenses) of SECURITY set forth in Article Eleventh of the Certificate of Incorporation of SECURITY as in effect on the date hereof with respect to any and all persons described in such charter provision (the "indemnitees") as to any matter arising out of any action or omission of any such indemnitee prior to the Effective Time (including without limitation indemnification for any claim that is based upon, arises out of or in any way relates to the Merger, the Registration Statement, the Proxy Statement, this Agreement or any of the transactions contemplated hereby) and that such indemnitees shall be entitled to the full benefits of, and RELIASTAR shall be bound by, such charter provision as though such charter provision continued in full force and effect after the Effective Time as an obligation of RELIASTAR with respect to such matters.

    (b) RELIASTAR agrees that for a period of six years from and after the Effective Time it will maintain and cause to remain in effect the current directors' and officers' liability insurance policies maintained by SECURITY or any SECURITY Subsidiary with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that RELIASTAR may substitute therefor new or additional policies of at least the same coverage and amounts and containing terms and conditions no less advantageous than such current directors' and officers' liability insurance policies.

    (c) In the event RELIASTAR or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of RELIASTAR assume the obligations set forth in this Section 4.8.

    (d) This Section 4.8 shall be construed as an agreement, as to which the indemnitees are intended to be third-party beneficiaries, between RELIASTAR and such indemnitees as unaffiliated third parties and is not subject to any limitations to which RELIASTAR may be subject in indemnifying its own directors or officers or other persons.

  4.9 SECURITY Options.

    (a) Upon and after the Effective Time each unexercised SECURITY Option outstanding immediately prior to the Effective Time will be assumed by RELIASTAR in a manner that will cause RELIASTAR to be a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 422(a)(2) of the Code or, to the extent that
  Section 422 of the Code does not apply to the option, would cause RELIASTAR to be such a corporation if Section 422 of the Code were applicable to the option. The SECURITY Options assumed by RELIASTAR will be exercisable upon the same terms and conditions as under the applicable SECURITY Option Plan or the governing option agreements (taking into account, without limitation, provisions under which the exercisability of options would be accelerated on account of the transactions contemplated hereby), as the case may be, except that (i) the option shall be exercisable for that number of shares of RELIASTAR Common as would have been received pursuant to Section 1.6(b) at the Effective Time of the Merger for the shares of SECURITY Common Stock subject to the option had the option been exercisable and exercised immediately prior to the Effective Time, and any fractional share of RELIASTAR Common Stock shall be settled at the time the option is exercised by a cash payment equal to the fair market value of such fractional share, and (iii) the exercise price per share of RELIASTAR Common Stock issuable upon the exercise of the option shall be an amount equal to the option price per share of the SECURITY Common Stock in effect immediately prior to the Effective Time, divided by the Exchange Ratio, rounded upward to the nearest full cent; provided that in no event shall the Merger be deemed an event that terminates the option.

    (b) No later than 90 days after the Effective Time, RELIASTAR will file and use all reasonable efforts to obtain effectiveness under the 1933 Act of one or more registration statements on Form S-8, or other applicable form, in respect of shares of RELIASTAR Common Stock into which SECURITY Options that have been converted under this Section 4.9 are exercisable. RELIASTAR further agrees to use all reasonable efforts to keep such registration statement or statements effective by means of all required supplements or amendments thereto until all shares of RELIASTAR Common Stock issuable upon exercise of such SECURITY Options have been issued upon exercise thereof or such options have terminated, as the case may be.

  4.10 Tax Matters. Following the Merger, RELIASTAR will continue the historic business of SECURITY and the SECURITY Subsidiaries or use a significant portion of the historic business assets thereof in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

V. MUTUAL COVENANTS

  5.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

  5.2 Reimbursement of Expenses; SECURITY Fee.

    (a) If (i) there has been no material breach by RELIASTAR of the representations, warranties, covenants and agreements of RELIASTAR under this Agreement (a "Material Breach") and (ii) this Agreement is terminated pursuant to Section 7.1(g) or (k), then SECURITY will promptly thereafter, but in no event later than three business days after receiving a written request by RELIASTAR therefor, pay to RELIASTAR a fee of $8 million.

    (b) If (i) there has been no Material Breach and (ii) this Agreement is terminated pursuant to Section 7.1(c), then SECURITY will promptly thereafter, but in no event later than three business days after receiving a written request by RELIASTAR therefor, pay to RELIASTAR the amount of $2.5 million to reimburse RELIASTAR for its expenses incurred in connection with this Agreement and the transactions contemplated hereby. If at the time this Agreement is terminated pursuant to Section 7.1(c), or at any time within 90 days thereafter an Acquisition Proposal (as defined below) is outstanding and the Acquisition Proposal, as it may be modified, or a substitute, alternative or other Acquisition Proposal, is consummated within 12 months after this Agreement is terminated pursuant to Section 7.1(c), then SECURITY will at the time of such consummation or promptly thereafter, but in no event later than three business days after receiving a written request from RELIASTAR therefor, pay to RELIASTAR a fee of $5.5 million. As used herein, an "Acquisition Proposal" shall mean a publicly-announced offer, or a publicly-announced intent to make an offer, from a party other than RELIASTAR or its affiliates, to acquire SECURITY or SCL in a merger, consolidation, share exchange or other business combination or joint venture, to acquire all or substantially all of the assets of SECURITY or SCL or a substantial part of the assets of SECURITY and the SECURITY Insurance Subsidiaries, taken as a whole, or to acquire at least 50% of the outstanding SECURITY Common Stock or at least 50% of the equity interests in the SECURITY Insurance Subsidiaries, or a negotiated transaction for any of the foregoing. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.1(c) at a time when either party would have the right to terminate this Agreement pursuant to Section 7.1(g) or 7.1(k), then such termination shall be deemed to be a termination under Section 7.1(g) or (k), as the case may be, no fee shall be payable pursuant to this Section 5.2(b), and the fee payable by SECURITY shall be as set forth in Section 5.2(a).

  5.3 Additional Agreements. In accordance with the terms and subject to the conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions and consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

  5.4 Notification of Certain Matters. SECURITY will give prompt notice to RELIASTAR, and RELIASTAR will give prompt notice to SECURITY, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of SECURITY or RELIASTAR, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

  5.5 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

  5.6 Compliance with HSR Act. Each of RELIASTAR and SECURITY will use all reasonable efforts to (i) file as promptly as possible and in any event within 20 days after the date of this Agreement with the Department of Justice and the Federal Trade Commission any premerger notification required of it under the HSR Act, (ii) respond promptly to any inquiries from the Department of Justice or the Federal Trade Commission in connection with the transactions contemplated hereby, and (iii) obtain the earliest possible termination or waiver of any applicable HSR Act waiting period.

  5.7 Securities Laws. RELIASTAR and SECURITY acknowledge that the transactions contemplated hereby are subject to the provisions of the 1933 Act and Rule 145 thereunder and of the 1934 Act. Each of RELIASTAR and SECURITY agrees to provide promptly to the other such data and information concerning its financial condition, assets and properties, affairs, operations and businesses as may be required or appropriate for inclusion in the Registration Statement or in the Proxy Statement and to cause its counsel, investment advisors, accountants and actuaries to cooperate with the other's counsel, investment advisors, accountants and actuaries in the preparation of the Registration Statement and the Proxy Statement. Each of RELIASTAR and SECURITY agrees to use its reasonable efforts to have the Registration Statement declared effective under the 1933 Act as soon as may be practicable. Upon the declaration of the effectiveness of the Registration Statement and subject to the provisions of this Agreement and the receipt of the letters and opinions contemplated by Sections 6.2(d), 6.2(h), 6.3(c) and 6.3(f), SECURITY will distribute the Proxy Statement to the stockholders of SECURITY not less than 25 business days prior to the meeting of stockholders of SECURITY. RELIASTAR shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of SECURITY who may be "affiliates" pursuant to Rule 145 under the 1933 Act.

VI. CONDITIONS

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger and to consummate the other transactions contemplated hereby will be subject to the fulfillment at or prior to the Closing of the following conditions:

    (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of SECURITY as required by law and by any applicable provisions of its certificate of incorporation and bylaws.

    (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, Federal or state court or governmental agency or other foreign, Federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger.

    (d) The Registration Statement shall be effective, and all post-effective amendments filed with the SEC (if any) shall have been declared effective or shall have been withdrawn, and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

    (e) The shares of RELIASTAR Common Stock into which the shares of SECURITY Common Stock are to be converted pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

    (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure of which to obtain would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on SECURITY or a Material Adverse Effect on RELIASTAR, shall have been obtained without the imposition of any conditions which would have, individually or in the aggregate, a Material Adverse Effect on SECURITY or a Material Adverse Effect on RELIASTAR.

    (g) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of SECURITY or RELIASTAR or their respective Subsidiaries is a party, or by which any is bound, which are required to be obtained in connection with the transactions contemplated by this Agreement, the failure of which to obtain would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on SECURITY or a Material Adverse Effect on RELIASTAR shall have been obtained.

  6.2 Additional Conditions to Obligations of RELIASTAR. The obligations of RELIASTAR to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of RELIASTAR, also subject to the fulfillment at or prior to the Closing of the following conditions:

    (a) The representations and warranties of SECURITY contained in Section
  2.2 shall be accurate as of the date of this Agreement and, except to the extent that such representations and warranties refer to a specific date, accurate as if made on the Closing Date, except in the case of either such date for any inaccuracy which individually or in the aggregate does not have a Material Adverse Effect on SECURITY; all of the terms, covenants and conditions of this Agreement to be complied with and performed by SECURITY at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of SECURITY shall have been delivered to RELIASTAR.

    (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or businesses of SECURITY and the SECURITY Subsidiaries, taken as a whole, shall have occurred, other than changes resulting from (i) changes in general economic or market conditions, including changes in interest rates, (ii) changes in insurance laws or regulations, or (iii) matters affecting the life insurance industry generally, and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of SECURITY shall have been delivered to RELIASTAR.

    (c) Holders of shares of SECURITY Common Stock shall not have dissenters' rights with respect to the Merger or the other transactions contemplated hereby.

    (d) On the date of the Proxy Statement, the RELIASTAR Board shall have received from Donaldson, Lufkin & Jenrette Securities Corporation a written update, dated such date, confirming the opinion referred to in Section 2.1(m).

    (e) RELIASTAR shall have received a written opinion of Murtha, Cullina, Richter and Pinney, counsel to SECURITY, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.2(e) hereto, together with an opinion of such counsel with respect to AHL as RELIASTAR may reasonably request.

    (f) The RELIASTAR Board shall have received a written opinion of counsel to RELIASTAR, in form and substance reasonably satisfactory to the RELIASTAR Board, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to the provisions of
  Section 368(a)(1)(A) of the Code.

    (g) RELIASTAR shall have received from Ernst & Young LLP a letter, dated the date of the Proxy Statement, with respect to certain financial information regarding SECURITY included in the Proxy Statement, which letter shall be in form and substance reasonably satisfactory to RELIASTAR and customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

  6.3 Additional Conditions to Obligations of SECURITY. The obligations of SECURITY to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of SECURITY, also subject to the fulfillment at or prior to the Closing of the following conditions:

    (a) The representations and warranties of RELIASTAR contained in Section
  2.1 shall be accurate as of the date of this Agreement and, except to the extent that such representations and warranties refer to a specific date, accurate as if made on the Closing Date, except in the case of either such date for any inaccuracy which individually or in the aggregate does not have a Material Adverse Effect on RELIASTAR; all of the terms, covenants and conditions of this Agreement to be complied with and performed by RELIASTAR at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of RELIASTAR shall have been delivered to SECURITY.

    (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or businesses of RELIASTAR and the RELIASTAR Subsidiaries, taken as a whole, shall have occurred, other than changes resulting from (i) changes in general economic or market conditions, including changes in interest rates, (ii) changes in insurance laws or regulations, or (iii) matters affecting the life insurance industry generally, and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of RELIASTAR shall have been delivered to SECURITY.

    (c) On the date of the Proxy Statement, the SECURITY Board shall have received from Merrill Lynch, Pierce, Fenner & Smith Incorporated a written update, dated as of such date, confirming the opinion referred to in
  Section 2.2(n).

    (d) SECURITY shall have received written opinions of Richard R. Crowl, Senior Vice President, General Counsel and Secretary of RELIASTAR and Faegre & Benson LLP, counsel to RELIASTAR, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.3(d) hereto.

    (e) The SECURITY Board shall have received a written opinion of counsel to SECURITY, in form and substance reasonably satisfactory to the SECURITY Board, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Code.

    (f) SECURITY shall have received from Deloitte & Touche LLP a letter, dated the effective date of the Registration Statement, with respect to certain financial information regarding RELIASTAR included in the Registration Statement, which letter shall be in form and substance reasonably satisfactory to SECURITY and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

VII. MISCELLANEOUS

  7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
SECURITY:

    (a) By the mutual written consent of the RELIASTAR Board and the SECURITY Board.

    (b) By the RELIASTAR Board or the SECURITY Board, if the Merger shall not have been consummated on or before September 30, 1997 (unless such failure to consummate is the result of a breach of the terms hereof in any material respect by the party asserting the termination right).

    (c) By the RELIASTAR Board or the SECURITY Board, if the Merger and this Agreement shall have been submitted to a vote of the stockholders of SECURITY and shall not have been approved by the requisite vote.

    (d) By the SECURITY Board, if a condition to SECURITY's obligations to close set forth in Article VI of this Agreement cannot be met on the Closing Date and is not waived; provided however, that with respect to the failure to satisfy a condition under Section 6.3 that is capable of being cured within 30 days, the right of the SECURITY Board to terminate this Agreement shall exist only if the failure to satisfy such condition is not cured within 30 days after written notice by SECURITY to RELIASTAR of such condition.

    (e) By the RELIASTAR Board, if a condition to RELIASTAR's obligations to close set forth in Article VI of this Agreement cannot be met on the Closing Date and is not waived; provided however, that with respect to the failure to satisfy a condition under Section 6.2 that is capable of being cured within 30 days, the right of the RELIASTAR Board to terminate this Agreement shall exist only if the failure to satisfy such condition is not cured within 30 days after written notice by RELIASTAR to SECURITY of such condition.

    (f) By the RELIASTAR Board or the SECURITY Board, if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, the consummation of the Merger or the other transactions contemplated hereby shall have been entered by a court of competent jurisdiction or other regulatory authority.

    (g) By the RELIASTAR Board or the SECURITY Board, if the SECURITY Board does not make to the stockholders of SECURITY a favorable recommendation with respect to the Merger or such recommendation is modified or withdrawn in a way detrimental to RELIASTAR (and RELIASTAR and SECURITY agree that a determination by the SECURITY Board not to call the meeting of stockholders contemplated by Section 3.3 or the cancellation or adjournment of such meeting without a vote on the Merger and this Agreement being taken (except under circumstances where SECURITY is otherwise attempting to secure a vote of its stockholders in favor of approval and adoption of the Merger and this Agreement) shall be deemed to be such a failure to make or a withdrawal of such recommendation).

    (h) By the SECURITY Board (during the period commencing on the Approval Date and ending on the fourth business day following the Approval Date), if the Exchange Price is less than $49.00 and RELIASTAR shall not have designated the Exchange Ratio set forth in Clause (B) of Section 1.6(b)(iv).

    (i) By the RELIASTAR Board (during the period commencing on the Approval Date and ending on the fourth business day following the Approval Date), if the Exchange Price is greater than $64.30 and SECURITY shall not have designated the Exchange Ratio set forth in Clause (B) of Section 1.6(b)(v).

    (j) By the RELIASTAR Board or the SECURITY Board, if the Rights are triggered and are not redeemed, so that they may be exercised and traded separately pursuant to the RELIASTAR Rights Agreement or the SECURITY Rights are triggered and are not redeemed so that they may be exercised and traded separately pursuant to the SECURITY Rights Agreement.

    (k) By the RELIASTAR Board or the SECURITY Board if SECURITY shall have entered into a definitive agreement for an Acquisition Proposal with a Potential Acquirer in accordance with Section 3.4.

  7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, RELIASTAR and SECURITY shall have no obligation or liability to each other except that (a) the provisions of the last two sentences of Sections 3.5 and 4.4 and the provisions of Sections 5.1 and 5.2 shall survive any such termination, and (b) nothing herein and no termination pursuant hereto shall relieve any party from liability for any breach of any covenant or agreement of such party contained in this Agreement.

  7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders or stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided however, that after this Agreement has been approved and adopted by the stockholders of SECURITY this Agreement may be amended only as may be permitted by applicable provisions of the Delaware Law.

  7.4 Nonsurvival of Representations and Warranties. No representation or warranty in this Agreement shall survive the consummation of the Merger.

  7.5 Public Statements. RELIASTAR and SECURITY agree to consult with each other prior to issuing any press release or otherwise making any public statement or disclosure with respect to the transactions contemplated hereby, and neither will issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by law or applicable stock exchange policy.

  7.6 Knowledge. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.

  7.7 Assignment. This Agreement will not be assignable by the parties hereto.

  7.8 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly received if so given) by delivery by cable, telegram, telex, telecopy or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

    if to RELIASTAR:

      RELIASTAR FINANCIAL CORP.
      20 Washington Avenue South
      Minneapolis, Minnesota 55401
      Attention: General Counsel

      Telephone Number: 612/372-5479
      Telecopy Number: 612/342-3160

              with a copy to:

      Faegre & Benson LLP
      2200 Norwest Center
      90 South Seventh Street
      Minneapolis, Minnesota 55402
      Attention: Thomas G. Morgan

      Telephone Number: 612/336-3171
      Telecopy Number: 612/336-3026

    and if to SECURITY:

      SECURITY-CONNECTICUT CORPORATION
      20 Security Drive
      Avon, Connecticut 06001
      Attention: President

      Telephone Number: 860/674-6214
      Telecopy Number: 860/674-6097

              with a copy to:

      Murtha, Cullina, Richter and Pinney
      CityPlace 1
      185 Asylum Street
      Hartford, Connecticut 06103
      Attention: Timothy L. Largay

      Telephone Number: 860/240-6000
      Telecopy Number: 860/240-6150

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

  7.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

  7.10 Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

  7.11 Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

  7.12 Headings. The section headings herein are for convenience only and will not affect the construction hereof.

  7.13 Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and understandings, both oral and written, between the parties relating to the subject matter hereof and thereof, and (b) except as provided in Section 4.8(e), does not confer upon any person or entity not a party hereto or thereto any rights or remedies hereunder or thereunder.

  7.14 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, affiliate or representative of SECURITY or RELIASTAR shall have any personal liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto, except to the extent that such person or entity has engaged in fraud with respect to such matters. Except as set forth in the preceding sentence, to the fullest extent legally permissible, each of SECURITY and RELIASTAR, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability that any such person otherwise might have pursuant to applicable law.

  7.15 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING BY OR AGAINST IT WITH RESPECT TO ITS RIGHTS, OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT.

  IN WITNESS WHEREOF, RELIASTAR has caused this Agreement to be signed by its Chairman or its President or a Vice President and attested by its Secretary or an Assistant Secretary, and SECURITY has caused this Agreement to be signed by its Chairman or its President or a Vice President and attested by its Secretary or an Assistant Secretary, all as of the date first above written.

                                          Reliastar Financial Corp.

                                                    /s/ John G. Turner
Attest:                                   By:__________________________________
                                          Chairman and Chief Executive Officer

       /s/ Richard R. Crowl
-------------------------------------
              Secretary

                                          Security-Connecticut Corporation

                                                    /s/ Ronald D. Jarvis
Attest:                                   By: _________________________________
                                          Chairman and Chief Executive Officer

      /s/ Patricia A. DeVita
-------------------------------------
              Secretary

                                                                      EXHIBIT B

LOGO

                                                                   May 23, 1997

Board of Directors
Security-Connecticut Corporation
20 Security Drive
Avon, Connecticut 06001

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock, par value $.01 per share (the "Shares"), of Security-Connecticut Corporation (the "Company"), of the proposed consideration, taken as a whole, to be received by such holders in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger dated February 23, 1997 (the "Agreement") between ReliaStar Financial Corp. ("ReliaStar") and the Company pursuant to which the Company will be merged with and into ReliaStar (the "Merger"). The Merger is expected to be considered by such holders at a special stockholders' meeting which will be held June 24, 1997.

  Pursuant to the Agreement, and subject to the satisfaction or waiver of each of the conditions to closing set forth therein, each Share will be converted into the right to receive a fraction of a share of ReliaStar common stock, without par value (the "ReliaStar Shares"). Such fraction expressed decimally (the "Exchange Ratio") is calculated based on the average of the per share closing sale prices of the ReliaStar Shares on the New York Stock Exchange Composite Tape for the 20 trading days prior to the fifth business day following the approval date on which each condition to closing has been either satisfied or waived, as more fully set forth in the Agreement (the "Exchange Price"). If the Exchange Price is equal to or greater than $52.65 and not greater than $60.65, the Exchange Ratio shall be determined by dividing $47.00 by the Exchange Price. If the Exchange Price is less than $52.65 but equal to or greater than $49.00, the Exchange Ratio shall be .8927. If the Exchange Price is greater than $60.65 but equal to or less than $64.30, the Exchange Ratio shall be .7749. If the Exchange Price is less than $49.00, the Exchange Ratio shall be either .8927 or, if ReliaStar so elects, determined by dividing $43.74 by the Exchange Price. If the Exchange Price is greater than $64.30, the Exchange Ratio shall be either .7749 or, if the Company so elects, determined by dividing $49.83 by the Exchange Price. In addition, if the Exchange Price is greater than $64.30 and the Company has not made such election, ReliaStar shall have the right to terminate the Agreement, and if the Exchange Price is less than $49.00 and ReliaStar has not made such election, the Company shall have the right to terminate the Agreement.

  In arriving at the opinion set forth below, we have, among other things:

    1. Reviewed certain publicly available business and financial information relating to the Company and ReliaStar which we deemed to be relevant;

    2. Reviewed certain information, including financial forecasts, relating to the business, earnings, assets, equity and prospects of the Company and ReliaStar, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and ReliaStar;

    3. Conducted discussions with members of senior management of the Company and ReliaStar concerning their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

    4. Reviewed the historical market prices and valuation multiples for the Shares and ReliaStar Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

    5. Reviewed the results of operations of the Company and ReliaStar and compared them with those of certain companies which we deemed to be relevant;

    6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

    7. Reviewed the potential pro forma impact of the Merger;

    8. Reviewed the Agreement dated February 23, 1997;

    9. Reviewed ReliaStar's Form S-4 Registration Statement dated May 21, 1997; and

    10. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or ReliaStar. In addition, we have relied on an actuarial appraisal (the "Actuarial Appraisal") of the insurance company subsidiaries of the Company. With respect to the Actuarial Appraisal of the insurance company subsidiaries of the Company which was supplied to us, we have assumed that it was reasonably prepared on a basis reflecting: (i) the best available estimates and judgments of the management of the Company as to the future operating and financial performance of the insurance subsidiaries of the Company as of January 24, 1997, and (ii) the best judgment of the consulting actuarial firm as to the proper analysis to be applied based on the assumptions provided to it by the management of the Company as to the future operating and financial performance of such insurance subsidiaries. We have also assumed that there have been no material changes to the business of the Company since such date that would materially affect such actuarial analysis. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or ReliaStar. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or ReliaStar, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or ReliaStar's management as to the expected future financial performance of the Company or ReliaStar, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

  Our opinion, as set forth herein, relates to the relative values of ReliaStar and the Company. We are not expressing any opinion as to what value the ReliaStar Shares will have when they are issued pursuant to the Merger or as to the price the ReliaStar Shares will trade at subsequent to the Merger.

  Our opinion is necessarily based on information available to us, and financial, stock market and economic and other conditions and circumstances as they exist and can be evaluated by us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to broadly solicit, nor have we broadly solicited, third-party indications of interest of the acquisition of all or any part of the Company.

  We have been retained by the Board of Directors of the Company as an independent contractor to act as financial advisor to the Company with respect to the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have within the past two years provided financial advisory, investment banking and other services to the Company and ReliaStar and have received customary fees for the rendering of such services. We have recently been engaged to act as managing underwriter for a proposed offering of preferred securities to be issued by ReliaStar, a portion of the proceeds of which may be used by ReliaStar to purchase up to $100,000,000 of ReliaStar Shares after the Merger has been consummated. We are also currently on retainer with ReliaStar to provide financial advisory services unrelated to the Merger. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Company and ReliaStar and their respective affiliates for our own account and the accounts of our customers, and we therefore may, from time to time, hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

  On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the Shares (other than ReliaStar or its affiliates) pursuant to the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                          By /s/ David C. Sherwood
                                             Managing Director
                                             Investment Banking Group

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

  Article VIII of the By-Laws of the Registrant provides for broad indemnification of directors and officers of the Registrant.

  The Registrant also maintains director and officer liability insurance policies.

  In addition, Section 7 of Article Sixth of the Registrant's Certificate of Incorporation contains broad provisions limiting the liability of directors for monetary damages for breach of fiduciary duty as a director.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  The following Exhibits are filed as part of this Registration Statement:

      EXHIBIT
      NUMBER                                EXHIBIT
      -------                               -------
       2       --Agreement and Plan of Merger, dated as of February 23, 1997, by and between ReliaStar Financial Corp. and Security-
                Connecticut Corporation (included in the Proxy
                Statement/Prospectus as Exhibit A).*
       5       --Opinion of Faegre & Benson LLP.*
       8(a)    --Opinion of Faegre & Benson LLP regarding certain tax
                matters.++
       8(b)    --Opinion of Murtha, Cullina, Richter and Pinney regarding certain tax matters.++
      23(a)    --Consent of Deloitte & Touche LLP (relating to financial
                statements of the Registrant).*
      23(b)    --Consent of Ernst & Young LLP (relating to financial statements of SCC).*
      23(c)    --Consent of Faegre & Benson LLP (included in Exhibits 5 and
                8(a)).*
      23(d)    --Consent of Murtha, Cullina, Richter and Pinney.*
      24       --Powers of Attorney of directors and officers of the
                Registrant.*
      99(a)    --Form of Proxy of SCC.*
      99(b)    --Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
                (included in the Proxy Statement/Prospectus as Exhibit B).*

--------
*previously filed
++filed herewith

  (b) FINANCIAL STATEMENT SCHEDULES

         Independent Auditors' Report*
         Schedule I--Consolidated summary of investments--other than investments in related parties*
         Schedule III--Condensed financial information of registrant*
         Schedule V--Supplementary insurance information*
         Schedule VI--Reinsurance*
         Schedule VII--Guarantees of securities of other issuers*
         Schedule VII--Valuation and qualifying accounts*
--------
*Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-10640).

  (c) REPORTS, OPINIONS OR APPRAISALS

    Information requested hereunder is furnished as Exhibit 99(b) hereto and as Exhibit B to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and
  (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON THE 22ND DAY OF MAY, 1997.

                                          Reliastar Financial Corp.

                                                   /s/ John G. Turner*
                                          By: _________________________________
                                                      John G. Turner,
                                                Chairman and Chief Executive
                                                           Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 22ND DAY OF MAY, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

          /s/ John G. Turner*               Chairman and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
              John G. Turner

          /s/ Wayne R. Huneke*              Senior Vice President, Chief Financial
___________________________________________   Officer and Treasurer (Principal
              Wayne R. Huneke                 Financial Officer)

         /s/ Chris D. Schreier*             Second Vice President and Controller
___________________________________________   (Principal Accounting Officer)
             Chris D. Schreier


CAROLYN H. BALDWIN
F. CALEB BLODGETT
DAVID C. COX
JAYE F. DYER
JOHN H. FLITTIE
LUELLA GROSS GOLDBERG
WILLIAM A. HODDER
JAMES J. HOWARD III              A majority of the Board of Directors*
RANDY C. JAMES
RICHARD L. KNOWLTON
DAVID A. KOCH
RICHARD M. KOVACEVICH
GLEN D. NELSON, M.D.
JAMES J. RENIER
JOHN G. TURNER
--------
*Richard R. Crowl, by signing his name hereto, does hereby sign this document on behalf of each of the other above-named officers or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

                                                  /s/ Richard R. Crowl
                                          By: _________________________________
                                                     Richard R. Crowl,
                                               Senior Vice President, General
                                              Counsel and Secretary, Attorney-
                                                           in-Fact

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                       EXHIBIT
  -------                      -------
   2       --Agreement and Plan of Merger, dated as of
            February 23, 1997, by and between ReliaStar
            Financial Corp. and Security-Connecticut
            Corporation (included in the Proxy
            Statement/Prospectus as Exhibit A)
   5       --Opinion of Faegre & Benson LLP..............   Filed Electronically
   8(a)    --Form of opinion of Faegre & Benson LLP
            regarding certain tax matters................   Filed Electronically
   8(b)    --Form of opinion of Murtha, Cullina, Richter
            and Pinney regarding certain tax matters.....   Filed Electronically
  23(a)    --Consent of Deloitte & Touche LLP (relating
            to financial statements of the Registrant)...   Filed Electronically
  23(b)    --Consent of Ernst & Young LLP (relating to
            financial statements of SCC).................   Filed Electronically
  23(c)    --Consent of Faegre & Benson LLP (included in
            Exhibits 5 and 8(a)).........................   Filed Electronically
  23(d)    --Consent of Murtha, Cullina, Richter and
            Pinney.......................................   Filed Electronically
  24       --Powers of Attorney of directors and officers
            of the Registrant............................   Filed Electronically
  99(a)    --Form of Proxy of SCC........................   Filed Electronically
  99(b)    --Opinion of Merrill Lynch, Pierce, Fenner &
            Smith Incorporated (included in the Proxy
            Statement/Prospectus as Exhibit B)